Exhibit 10.1

STRATEGIC COLLABORATION AGREEMENT

BY AND BETWEEN

Nektar Therapeutics

AND

Bristol-Myers Squibb Company

DATED FEBRUARY 13, 2018

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

TABLE OF CONTENTS

Article 1 DEFINITIONS	1
Article 2 OVERVIEW; JOINT EXECUTIVE COMMITTEE	29
2.1	Scope of Collaboration29
2.2	Joint Executive Committee29
2.3	Responsibilities of the JEC30
Article 3 JOINT DEVELOPMENT	30
3.1	Joint Development Plan30
3.2	Collaboration Study Management31
3.3	Joint Development Committee34
3.4	Operational Authority Generally38
3.5	Alliance Managers39
3.6	Joint Development Committee Decision-Making40
3.7	Dispute Resolution40
3.8	Final Decision-Making Authority of the Parties41
3.9	Formulation Development41
3.10	Conduct42
Article 4 DEVELOPMENT RESPONSIBILITIES	42
4.1	General Responsibilities of the Parties42
4.2	Specific Responsibilities of the Parties42
4.3	Documents and Collaboration Study Contracts50
Article 5 MANUFACTURE AND SUPPLY	51
5.1	Joint Manufacturing Committee51
5.2	Responsibilities and Authority of the Joint Manufacturing Committee51
5.3	Manufacture and Supply of Nektar Assets and Products53
5.4	Manufacture and Supply of BMS Assets56
5.5	Manufacturing Option56
5.6	Quality Agreement58
5.7	Supply Agreements58
Article 6 GLOBAL DEVELOPMENT COST SHARING	59
6.1	Manufacturing and Supply Expenses; Intellectual Property Expenses59
6.2	Monotherapy Collaboration Studies Expenses59
6.3	Combined Therapy Collaboration Studies Expenses59
6.4	Nektar Annual Development Cost Cap59
Article 7 INDEPENDENT DEVELOPMENT	60
7.1	General60
7.2	Current Nektar Studies61
7.3	Independent Studies: Rights and Limitations61
7.4	Reimbursement for Opt-Out Development Costs65

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Article 8 GLOBAL COMMERCIALIZATION	66
8.1	Joint Commercialization66
8.2	Joint Commercialization Committee66
8.3	Responsibilities of the Joint Commercialization Committee67
8.4	Joint Commercialization Committee Decision-Making68
8.5	Dispute Resolution69
8.6	Final Decision-Making Authority of the Parties69
8.7	Pricing69
8.8	Booking of Sales70
8.9	Commercialization70
8.10	Trademarks73
8.11	Sales Representatives73
8.12	BMS Combination Commercialization Option74
8.13	Returns76
8.14	Recalls, Market Withdrawals or Corrective Actions76
8.15	Medical Inquiries76
8.16	Events Affecting Integrity or Reputation76
Article 9 FINANCIAL MATTERS	77
9.1	Initial Payments77
9.2	Development Milestone77
9.3	Commercial Milestones78
9.4	Global Commercial Profit Sharing79
9.5	Calculation and Payment of Net Profit/Net Loss Share80
9.6	Joint Finance Committee81
9.7	Procedures For Development Cost Reporting and Reconciliation: Collaboration Studies and Independent Studies84
9.8	Certain Tax Matters86
9.9	Currency of Payments; Payment Method86
9.10	Interest on Late Payments86
9.11	Withholding of Taxes86
9.12	Indirect Taxes87
9.13	Financial Records87
9.14	Audit87
9.15	[***]88
Article 10 GLOBAL REGULATORY	88
10.1	Regulatory Approvals88
10.2	Regulatory Authority Inspection89
10.3	Regulatory Documentation90
10.4	Records90
10.5	Ownership of Study Data90
10.6	Use of Study Data90

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10.7	Access to Study Data92
10.8	Adverse Event Reporting92
Article 11 INTELLECTUAL PROPERTY	92
11.1	Nektar Grants92
11.2	BMS Grants94
11.3	Sublicensing94
11.4	No Implied Licenses95
11.5	Inventions95
11.6	Infringement of Patent Rights by Third Parties99
11.7	Infringement of Third Party Rights101
11.8	Samples101
Article 12 CONFIDENTIALITY	102
12.1	Nondisclosure and Nonuse of Confidential Information102
12.2	Exceptions103
12.3	Authorized Disclosure104
12.4	Disclosure to Ono105
12.5	Press Releases and Publications105
12.6	Compliance with Sunshine Laws107
12.7	Response Plan and Notification of Non-Authorized Disclosures108
12.8	Destruction of Confidential Information108
Article 13 REPRESENTATIONS, WARRANTIES AND COVENANTS	108
13.1	Authority and Binding Agreement108
13.2	No Conflicts108
13.3	Litigation109
13.4	No Adverse Proceedings109
13.5	Consents109
13.6	No Debarment109
13.7	Compliance with Applicable Law109
13.8	Compliance with Party Specific Regulations110
13.9	Compliance with Internal Compliance Codes110
13.10	Affiliates110
13.11	Ethical Business Practices110
13.12	Single Agent Compound Safety Issues111
13.13	Single Agent Compound Information111
13.14	Accounting111
13.15	Compliance with Ono-BMS Agreements111
13.16	Nektar Representations and Warranties111
13.17	BMS Representations and Warranties112
13.18	Representations and Warranties of the Parties as of the Effective Date113
13.19	DISCLAIMER OF WARRANTY113

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Article 14 INDEMNIFICATION	113
14.1	BMS Indemnification113
14.2	Nektar Indemnification114
14.3	Certain Injuries114
14.4	Indemnification Procedure114
14.5	Separate Defense of Claims114
14.6	Insurance114
14.7	LIMITATION OF LIABILITY114
Article 15 DISPUTE RESOLUTION	115
15.1	Dispute Resolution115
15.2	Commercial & Financial Disputes115
15.3	Arbitration Matters117
Article 16 TERM AND TERMINATION	117
16.1	Term117
16.2	Termination for Material Breach117
16.3	Termination for Bankruptcy118
16.4	Termination or Suspension of Collaboration Study due to Material Safety Issue or Clinical Hold118
16.5	BMS Right to Terminate without Cause119
16.6	Effect of Termination119
16.7	Survival124
Article 17 MISCELLANEOUS	125
17.1	Effective Date125
17.2	Bankruptcy126
17.3	Entire Agreement126
17.4	Governing Law126
17.5	Submission to Jurisdiction127
17.6	Injunctive Relief127
17.7	Force Majeure127
17.8	Notices128
17.9	No Waiver; Modifications129
17.10	No Strict Construction129
17.11	Independent Contractor129
17.12	Assignment129
17.13	Headings130
17.14	Counterparts130
17.15	Severability130
17.16	Performance by Affiliates130
17.17	Further Assurance131
17.18	No Benefit to Third Parties131

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STRATEGIC COLLABORATION AGREEMENT

This Strategic Collaboration Agreement (the “Agreement”) is entered into as of February 13, 2018 (the “Execution Date”), and effective as of the Effective Date, by and between Nektar Therapeutics, a Delaware corporation, headquartered at 455 Mission Bay Boulevard South, Suite 100, San Francisco, California 94158 (“Nektar”), and Bristol-Myers Squibb Company, a Delaware corporation, headquartered at 345 Park Avenue, New York, New York, 10154 (“BMS”).  Nektar and BMS may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, Nektar controls certain Patent Rights, Technology and other rights related to the Nektar Compounds (as defined below), and has expertise in research and development of large and small molecule therapeutic products;

WHEREAS, BMS is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products;

WHEREAS, pursuant to that certain Clinical Trial Collaboration Agreement, dated September 21, 2016, by and between Nektar and BMS (the “Clinical Trial Agreement”), Nektar and BMS have collaborated on one or more clinical trials of a combination therapy using Nektar’s IL2-based CD122-biased agonist, known as “NKTR-214”, and BMS’s human monoclonal antibody that binds PD-1 known as “Nivolumab;”

WHEREAS, the Parties desire to collaborate in the further Development of NKTR-214 in the Field (as defined below) to the extent set forth herein, which, if successfully developed in accordance with this Agreement, will be jointly commercialized by the Parties, all subject to the terms and conditions set forth herein; and

WHEREAS, Nektar and BMS desire to enter into the transaction contemplated by this Agreement, which will supersede and replace the Clinical Trial Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1“Affiliate” shall mean, with respect to a particular Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such particular Person, but only for so long as such Person meets the

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definition of Affiliate hereunder.  As used in this section, the term “controls” (with correlative meanings for the terms “controlled by” or “under common control with”) means (a) that a Person owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another Person, or (b) that such Person otherwise has the actual ability to control and direct the management of the other Person, whether by contract or otherwise.

1.2“Aggregate Safety Information” shall mean, with respect to a Party’s Single Agent Compound, the (a) safety and toxicity information for such Single Agent Compound that is Collaboration Study Data, plus (b) safety and toxicity information from all other clinical trials of such Single Agent Compound, whether alone or in combination with another pharmaceutical agent, in each case including information related to Serious Adverse Events, adverse drug reactions, adverse events, discontinuations due to adverse events and Grade 3 and Grade 4 laboratory abnormalities.  Aggregate Safety Information shall be provided by a Party to the other in the same format as is contained in the investigators’ brochures prepared by such Party for its Single Agent Compound in each country where a Collaboration Study will be conducted.

1.3“Agreement” shall have the meaning set forth in the preamble to this Agreement, as it may be amended by the Parties from time to time.

1.4“Agreement Wind-Down Period” has the meaning set forth in Section 16.6(b)(iii).

1.5“Alliance Manager” has the meaning set forth in Section 3.5.

1.6“Allowable Delays” shall mean reasonable delays for a Collaboration Study, including as a result of (a) interactions with Regulatory Authorities and changes to any Collaboration Study resulting therefrom, (b) Material Safety Issues, (c) Product or compound supply issues, (d) [***], and (e) [***].

1.7“Allowable Commercialization Expenses” shall mean those expenses (a) incurred in connection with the Commercialization of the Products pursuant to the Commercialization Plan and Budget and (b) that are consistent with the approved Commercialization Plan and Budget and are specifically attributable to Products, and shall consist of (i) Cost of Goods Sold, (ii) Marketing Expenses, (iii) Distribution Expenses, and (iv) Post-Approval Regulatory Expenses. The JFC shall establish procedures for the calculation of Allowable Commercialization Expenses, including proper allocation of FTE costs to the extent that such FTEs promote other products (including the allocation of sales force effort between first, second and third position detail) or otherwise engage in activities not solely related to the Commercialization of the Product.  For clarity, subject to Section 9.5, each Party shall be responsible for and solely bear any Commercialization expenses not contemplated in, or in excess of the agreed amounts set forth in, the approved Commercialization Plan and Budget.

1.8“Applicable Law” shall mean all applicable laws, rules and regulations (whether supra-national, federal, state or local) that may be in effect from time to time and applicable to

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conduct under this Agreement, including current Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices.

1.9“Arbitration Matter” shall mean any Dispute, other than a Commercial/Financial Dispute and a JDC Dispute referred to in Section 3.7(b); provided that such Dispute has been considered, but not resolved, by the Executive Officers as set forth in Section 15.1(a).  For clarity, neither a JDC Dispute, nor any matter hereunder for which final decision making authority is granted to one Party or the other, nor any Publication Dispute, nor any other matter expressly requiring mutual agreement of both Parties shall be an Arbitration Matter.

1.10“Bioanalysis Plan” shall mean the bioanalysis plan for any Samples as may be contemplated by a Collaboration Study, Protocol or another subsequent written agreement between the Parties.

1.11“BLA” shall mean (a) a Biologic License Application (or, if applicable, New Drug Application (“NDA”) or 505(b)(2)) submitted and filed with the FDA (or successor regulatory agency) necessary for approval of a drug or biologic in connection with the commercial sale or use of such drug or biologic in conformance with Applicable Laws in the United States or (b) the equivalent application submitted to another Regulatory Authority.

1.12“BMS” shall have the meaning set forth in the preamble to this Agreement.

1.13“BMS Asset Invention” shall mean any invention or Technology that is made, conceived, or first actually reduced to practice by or on behalf of a Party, or by or on behalf of the Parties jointly (including by a Third Party in the performance of a Collaboration Study or an Independent Study), in the performance of the Collaboration Studies or in the performance of an Independent Study (which Independent Study may be led by either Party) and that relates to (a) the composition of matter or formulation of one or more BMS Assets as sole active ingredients, (b) a method of manufacture or formulating of one or more BMS Assets as a single agent or in combination with another BMS Asset (but not a Nektar Asset or Third Party Asset), or (c) a method of use of any BMS Asset as a monotherapy or in combination with another BMS Asset (but not a Nektar Asset or Third Party Asset).

1.14“BMS Asset Patent Rights” shall mean any Patent Rights that Cover any BMS Asset Invention or BMS Study Data, excluding BMS Background Patent Rights, Joint Collaboration Patent Rights and Joint Third Party Patent Rights.

1.15“BMS Assets” shall mean all compounds Controlled by BMS or any of its Affiliates (or, solely in relation to the BMS/Ono Territory and the BMS Compound, Ono), including the BMS Compound.

1.16“BMS Background Patent Rights” shall mean any Patent Rights Controlled by BMS (or its Affiliates) as of the Effective Date, and during the Term through efforts outside the scope of this Agreement, that Cover the use (whether alone or in combination with other agents),

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manufacture, formulation or composition of matter of any BMS Assets, but which do not comprise a BMS Asset Invention, a Joint Collaboration Invention, or a Joint Third Party Invention.

1.17“BMS Combination” shall mean a combination of a Product, one or more BMS Asset and/or one or more Third Party Asset (but no other Nektar Asset), but in each instance as single agent formulations in the combination, for use in the Field.

1.18“BMS Combination Commercialization Option” has the meaning set forth in Section 8.12(a).

1.19“BMS Compound” shall mean BMS’s proprietary anti-PD-1 monoclonal antibody known as Nivolumab and Opdivo®.

1.20“BMS Indemnitees” has the meaning set forth in Section 14.2.

1.21“BMS/Ono Territory” shall mean Japan, South Korea and Taiwan.

1.22“BMS Regulatory Documentation” shall mean any Regulatory Documentation related to any BMS Asset that exists as of the Effective Date or that is created during the Term through efforts outside the scope of this Agreement.

1.23“BMS Share of Net Profit” has the meaning set forth in Section 9.4(a).

1.24“BMS Study Data” has the meaning set forth in Section 10.5.

1.25“BMS Successor” has the meaning set forth in the definition of Change of Control.

1.26“BMS Technology” shall mean all Technology Controlled by BMS (or its Affiliates) as of the Effective Date or during the Term through efforts outside the scope of this Agreement related to any BMS Asset and necessary or reasonably useful, as determined by BMS, for the conduct of Collaboration Studies or Independent Studies.  For clarity, BMS Technology does not include (a) Joint Collaboration Inventions, (b) Joint Third Party Inventions, (c) Study Data, or (d) Collaboration Study Regulatory Documentation.

1.27“Breaching Party” has the meaning set forth in Section 16.2(a).

1.28“Bulk Form” has the meaning set forth in Section 5.3(a).

1.29“Business Day” shall mean a day other than Saturday, Sunday or any day on which commercial banks located in New York, NY are authorized or obligated by Applicable Law to close.

1.30“Calendar Quarter” shall mean each successive period of three (3) months ending on March 31, June 30, September 30 and December 31 of each Calendar Year; provided, that the first Calendar Quarter under this Agreement will be the period beginning on the Effective Date

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and ending on the end of the Calendar Quarter in which the Effective Date is encompassed and the last Calendar Quarter of the Term will be the period beginning on January 1 and ending on the effective date of expiration or termination of this Agreement.

1.31“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that the first Calendar Year under this Agreement will be the period beginning on the Effective Date and ending on the end of the Calendar Year in which the Effective Date is encompassed and the last Calendar Year of the Term will be the period beginning on January 1 and ending on the effective date of expiration or termination of this Agreement.

1.32“Change of Control” shall mean, with respect to Nektar, (a) the sale, disposition, or license to a Third Party of all or substantially all of Nektar’s rights, title and interests in and to NKTR-214 (or any other Nektar Compound for which a registrational Clinical Trial has been initiated or a BLA has been Filed); (b) the acquisition by a Third Party which constitutes (i) one person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, together with any of such person’s “affiliates” or “associates,” as such terms are defined in the Securities Exchange Act of 1934, as amended, other than an employee benefit plan (or related trust) sponsored or maintained by Nektar or any of its Affiliates, or (ii) persons “acting in concert” as such term is used in the Internal Revenue Code, of more than fifty percent (50%) of the outstanding shares of voting capital stock of Nektar; (c) the acquisition, merger or consolidation of Nektar with or into another Person, other than, in the case of this Section 1.32, an acquisition or a merger or consolidation of Nektar in which the holders of shares of voting capital stock of Nektar, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, more than fifty percent (50%) of the shares of voting capital stock of the acquiring Third Party or the surviving entity in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation; or (d) the sale or disposition to a Third Party of all or substantially all of the assets of Nektar; provided, however, that notwithstanding subsection (a) – (d) above, a stock sale to underwriters of a public offering of Nektar’s capital stock shall not constitute a Change of Control.  Such Third Party or Person as set forth in subsections (a) – (d) the “Nektar Successor.”  Change of Control shall apply to BMS mutatis mutandis (subject only to appropriate modifications of the references to include Opdivo® in subsection (a), with such Third Party or Person set forth in such subsections (a) – (d) the “BMS Successor”).

1.33“Clinical Hold” shall mean (i) an order issued by the FDA to a Party pursuant to 21 C.F.R. §312.42 to delay a proposed clinical investigation or to suspend an ongoing clinical investigation of the Combined Therapy, Monotherapy or such Party’s Single Agent Compound in the United States or (ii) an equivalent order to that set forth in subclause (i) issued by a Regulatory Authority other than the FDA in any other country or group of countries.

1.34“Clinical Manufacturing Costs” shall mean the (a) external costs and expenses and (b) internal direct costs (including labor), to Manufacture the Nektar Assets and BMS Assets and all other costs and expenses, as agreed by the JMC and JFC, in each case that are incurred by a

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Party or its Affiliates for the Manufacture and supply of the Nektar Assets and BMS Assets for clinical purposes (including out-of-pocket external and internal costs, in each case, for process development, scale up, stability studies, qualification lots, validation lots and post-launch studies that may be required in connection with a conditional Regulatory Approval), in each case to the extent incurred in accordance with this Agreement in relation to a Collaboration Study,  Independent Study or other Joint Development Plan activities. Without limiting the generality of the preceding, Schedule 1.34 (Clinical Manufacturing Costs), which may be amended from time to time by the JMC and approved by the JDC, sets forth a schedule of certain costs and expenses acknowledged and agreed by the Parties (x) to be included in the Clinical Manufacturing Costs, and (y) to be excluded from the Clinical Manufacturing Costs.  For clarity, Clinical Manufacturing Costs exclude general overhead beyond what is already included in the FTE Rate, costs associated with failed lots (due to a Party’s negligence) and other unabsorbed costs related to idle plant capacity.

1.35“Clinical Trial” shall mean any human clinical study of a pharmaceutical product.

1.36“Clinical Trial Agreement” has the meaning set forth in the Recitals to this Agreement.

1.37“Closing” has the meaning set forth in the SPA.

1.38“Closing Date” has the meaning set forth in the SPA.

1.39“Collaboration Studies” shall mean all Monotherapy Collaboration Studies and Combined Therapy Collaboration Studies.

1.40“Collaboration Study Data” has the meaning set forth in Section 10.5.

1.41“Collaboration Study Development Costs” shall mean Development Costs for all Collaboration Studies.

1.42“Collaboration Study Regulatory Documentation” shall mean any Regulatory Documentation to be submitted for the conduct of a Collaboration Study, but excluding (a) any Nektar Regulatory Documentation and (b) any BMS Regulatory Documentation.

1.43“Collaboration Therapy” shall mean each line of therapy for the disease, syndrome or medical conditions set forth in Schedule 1.43 (as the same may be amended from time to time in accordance with this Agreement), however such disease, syndrome or medical conditions are diagnosed, prevented, controlled, treated or ameliorated.  For clarity, each Collaboration Therapy includes any and all product forms, presentations, formulations, doses, dosing regimens, methods of administration, biomarkers, patient populations, patient subpopulations, patient characteristics, patient segmentations or stratifications or combinations with other procedures (including chemotherapy, surgery and radiation) relating to any such disease, syndrome or medical condition.

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1.44“Combined Therapy” shall mean a therapy using (a) a Product on the one hand, in combination with one or more (b) (i) BMS Assets, (ii) other Nektar Assets, or (iii) any Third Party Assets, on the other hand, but in each instance as individual formulations, for use in the Field.

1.45“Combined Therapy Collaboration IND” means the INDs referred to in Sections 3.2(e)(ii)(B) and 3.2(e)(iii).

1.46“Combined Therapy Collaboration Study” shall mean any Clinical Trial or study targeting any Indication in the Field using a Combined Therapy and performed pursuant to the Joint Development Plan, and may include trials or studies testing such combination against control drugs or other combinations that do not contain the Nektar Compound.  For clarity, Combined Therapy Collaboration Studies may include Phase I Studies, Phase II Studies, Phase II/III Studies, Phase III Studies and any other studies or trials conducted hereunder following receipt of Regulatory Approval, at any time.

1.47“Combined Therapy Collaboration Study Regulatory Documentation” shall mean any Regulatory Documentation to be submitted for the conduct of a Combined Therapy Collaboration Study, but excluding (a) any Nektar Regulatory Documentation and (b) any BMS Regulatory Documentation.

1.48“Combined Therapy Independent Study” has the meaning set forth in Section 7.1.

1.49“Commercial/Financial Dispute Arbitrator” has the meaning set forth in Section 15.2(a).

1.50“Commercial/Financial Disputes” shall mean the following JCC Disputes or JFC Disputes:

(a)disputes regarding the determinations of an auditor under Section 9.14;

(b)disputes regarding what qualifies as a Development Cost under this Agreement;

(c)disputes regarding the allocation of different components of Development Costs, including Clinical Manufacturing Costs, between or among the Parties and/or a Third Party;

(d)disputes regarding what qualifies as a Clinical Manufacturing Cost under this Agreement;

(e)disputes regarding what qualifies as Allowable Commercialization Expenses (including with respect to Manufacturing, what costs should be treated as Clinical Manufacturing Costs versus COGS);

(f)disputes regarding the allocation of different components of Allowable Commercialization Expenses (e.g., detailing costs, Distribution Expenses) between (i) Products

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and (ii) other goods (e.g., a BMS Asset or Nektar Asset (other than a Nektar Compound)) or services sold or provided by a Party outside this Agreement, in each case both during the development of and as incurred in connection with executing against the Commercialization Plan and Budget;

(g)disputes regarding what qualifies as Net Product Sales and the calculation thereof under this Agreement;

(h)disputes regarding whether a Development Milestone or Commercial Milestone has been achieved;

(i)disputes regarding the methodology for calculating Net Profits (including the inclusions or exclusions therefrom);

(j)disputes regarding applicable taxes or tax return related materials (e.g., elections or calculations);

(k)disputes regarding the Tax Matters Agreement;

(l)disputes regarding provisions of data or information requested by a Party in order to achieve and maintain Finance and Accounting Compliance; and

(m)disputes regarding the determination of the FTE Rate(s).

1.51“Commercial Milestone” has the meaning set forth in Section 9.3(a).

1.52“Commercial Milestone Payment” has the meaning set forth in Section 9.3(b).

1.53“Commercialization” or “Commercialize” shall mean activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a product.  Commercialization shall not include any activities related to Manufacturing.

1.54“Commercialization Plan and Budget” shall mean the commercialization plan setting forth the Commercialization activities (pre- and post-launch) to be conducted with respect to the Products in the Field in the Territory (with emphasis on the Major Markets) during a given Calendar Year and the two succeeding Calendar Years, as developed and approved by the JCC using Commercially Reasonable Efforts (with no Party having final decision making authority) in accordance with Section 8.3, which plan shall describe the Commercialization objectives and activities (including advertising, education, planning, promotion, sales, sales force incentive plans, medical affairs, publication plans), the global Commercialization budget and the sales forecast for the Product in the Field in the Territory, as amended from time to time in accordance with the procedures set forth in this Agreement.  The initial Commercialization Plan and Budget shall be agreed to by the JCC (with no Party having final decision making authority) the earlier of (a) ninety (90) calendar days following the JDC’s decision to file for Regulatory Approval following the first successful Phase III Study (or other final pre-Filing study) of a Product or (b) forty-five (45)

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calendar days following a public announcement of the first successful Phase III Study (or other final pre-Filing study) of a Product, and upon approval such initial Commercialization Plan and Budget shall become incorporated into this Agreement.

1.55“[***]” has the meaning set forth in the definition of Cost of Goods Sold.

1.56“Commercially Reasonable Efforts” shall mean: (a) the carrying out of a Party’s obligations or tasks, other than as set forth in clause (b), with a level of efforts and resources consistent with the commercially reasonable practices normally devoted by a similarly situated Person, subject to and in accordance with the terms and conditions of this Agreement; and (b) where applied to a Party’s efforts to conduct any Collaboration Study under the applicable Protocol, the level of effort and resources normally devoted by such Party to conduct a Clinical Trial for a biopharmaceutical product or compound that is owned by it or to which it has rights, which is of similar market potential, profit potential or strategic value and at a similar stage in its development or product life based on conditions then prevailing and subject to the applicable Party’s contractual obligations to Third Parties existing as of the Execution Date.  Commercially Reasonable Efforts shall be determined on a country-by-country and Indication-by-Indication basis for the Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Product and the market(s) or country(ies).

1.57“Confidential Information” shall mean the terms and conditions of this Agreement and the Investment Agreement (but not their existence) and, as disclosed by one Party to the other Party pursuant to this Agreement or any of the Investment Agreements, all confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic or otherwise), including, know-how, trade secrets, inventions or discoveries, processes, techniques, algorithms, patent information, financial and strategic information, databases, clinical trial endpoints, candidate selection criteria, technical information, specifications, data, formulae, intellectual property, software and other material and information of a Party relating to any products, projects or processes, including:

(a)all communications between the Parties or information of whatever kind whether recorded or not, and if recorded, in whatever medium, relating to or arising out of this Agreement or any of the Investment Agreements, whether disclosed prior to or after entering into this Agreement or any of the Investment Agreements;

(b)any information that a reasonable Person would understand to be the confidential information of the disclosing Party or that the Party indicates in writing is information of a confidential nature or which is marked “confidential”; and

(c)all copies and excerpts of the communications, information, notes, reports and documents in whatever form referred to in paragraph (a) or (b) of this definition.

1.58“Control” or “Controlled” shall mean, with respect to any particular asset, information or intellectual property, that the applicable Party or one of its Affiliates owns or has a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

license to such asset, information or intellectual property and that the applicable Party has the ability (after having complied with its contractual obligations to any applicable Third Party Collaborator) to grant a right, license or sublicense, or otherwise make available to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.59“Cost of Goods Sold” or “COGS” shall mean the Fully Burdened Costs to Manufacture a Product (but not any other Nektar Asset, BMS Asset or Third Party Asset) for Commercialization activities under this Agreement during the Term.  Notwithstanding the foregoing, to the extent that [***] shall be excluded from COGS.  For clarity, COGS shall not include any costs associated with Product process development, scale up costs, qualification lots and any other costs that are incurred prior to Regulatory Approval of a Product (for each Indication or Label expansion); provided, however, that if such costs are incurred after Regulatory Approval of a Product, the JFC shall recommend and the JCC shall determine whether such costs shall be included in Clinical Manufacturing Costs or COGS.

1.60“Cover” shall mean, with respect to Patent Rights, that, but for rights granted to a Person under such Patent Rights, the practice by such Person of an invention described in such Patent Rights would infringe a claim included in such Patent Rights, or in the case of a Patent Right that is a patent application, would infringe a claim in such patent application if it were to issue as a patent.  “Covered” or “Covering” shall have correlative meanings.

1.61“CRO” shall mean any Third Party contract research organization used to conduct a Collaboration Study, including laboratories and Third Parties used to maintain the Global Safety Database from a Collaboration Study, but, for clarity, excluding clinical trial sites and any Third Parties who are individuals.

1.62“CRO Agreement” has the meaning set forth in Section 3.3(b)(xviii).

1.63“CSRs” has the meaning set forth in Section 4.2(b)(vi).

1.64“Cure Period” has the meaning set forth in Section 16.2(a).

1.65“Current Studies” has the meaning set forth in Section 7.2.

1.66“Database Lock” shall mean, with respect to each Collaboration Study, such actions as are taken with approval of the JDC to prevent any modification to the database of Study Data generated in the course of such Collaboration Study.

1.67“Develop” shall mean with respect to a compound or product, those activities that are necessary or useful to research and develop such compound or product, to obtain and maintain registrations or Regulatory Approval(s) for such product, to support pricing/reimbursement for such product, and to support appropriate usage for such product, including research, analysis, testing, pre-clinical activities, Clinical Trials, supporting Manufacturing activities and related

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

regulatory activities, and any and all clinical, pre-clinical and development activities pertaining to biomarkers, lifecycle management and new indications and new formulations for such compound or such product, including, by way of example, the activities listed or referred to in the definition of Development Costs.  “Developing” and “Development” shall have correlative meanings.

1.68“Development Budget” shall mean the budget for anticipated Development Costs set forth in the Joint Development Plan.

1.69“Development Cost Cap” has the meaning set forth in Section 6.4(a).

1.70“Development Costs” shall mean all pre- and post- launch (a) external costs and expenses, (b) Clinical Manufacturing Costs for the Nektar Compound, (c) Pre-Approval Regulatory Expenses, and (d) for Collaboration Studies conducted by a Party or a CRO, internal costs of FTEs (calculated at the FTE Rate) of either Party conducting or directly supporting such studies, incurred by a Party in Developing a Product, in each case to the extent incurred in accordance with this Agreement and consistent with the Development Budget, with such Party’s accounting methodologies generally and consistently applied and in accordance with U.S. GAAP.  Without limiting the generality of the preceding, Schedule 1.70 (Development Costs), which may be amended from time to time by the Joint Finance Committee and approved by the JDC, sets forth a schedule of certain costs and expenses acknowledged and agreed by the Parties (x) to be included in the Development Costs, and (y) to be excluded from the Development Costs.  For clarity, Development Costs include, as applicable, costs and expenses incurred in connection with the performance of clinical studies (including registrational studies) and any other studies or trials conducted hereunder following receipt of Regulatory Approval, at any time.  For clarity, Development Costs exclude general overhead beyond what is already included in the FTE Rate.

1.71“Development Cost Reconciliation Procedures” has the meaning set forth in Section 9.7(a).

1.72“Development Milestone” has the meaning set forth in Section 9.2(a).

1.73“Development Milestone Payment” has the meaning set forth in Section 9.2(b).

1.74“Development Program” shall mean the work performed by Nektar, BMS and their respective Affiliates, contractors or agents on behalf of Nektar or BMS (as the context may require) under this Agreement in accordance with the Joint Development Plan.

1.75“Diligence Date” has the meaning set forth in Section 3.2(a).

1.76“Dispute” has the meaning set forth in Section 15.1(a).

1.77“Distribution Expenses” shall mean the direct costs and expenses specifically identifiable to the distribution, transportation, storage and insurance of the Product by a Party or its Affiliates (or its or their sublicensees) during the Term, including (and to the extent not included in COGS): (a) warehousing of the Product from the point of completion of production to the time

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such Product is turned over to a carrier for delivery; (b) handling and transportation to fulfill orders, including outbound transportation costs and costs of moving goods from a manufacturing point to a warehouse at another location from which it is ultimately to be distributed to a customer; (c) customer services, including order entry, billing and adjustments, inquiry and credit and collection, but excluding costs or expenses that are reimbursed by any Third Party; and (d) out-of-pocket costs paid to Third Parties for distribution support.  For clarity, Distribution Expenses shall exclude any such costs or expenses, if any, treated as a deduction in the definition of Net Product Sales.

1.78“Effective Date” has the meaning set forth in Section 17.1(a).

1.79“Equity Payment” has the meaning set forth in Section 9.1(b).

1.80“Execution Date” has the meaning set forth in the preamble to this Agreement.

1.81“Executive Officers” shall mean the Chief Executive Officer of Nektar and the Chief Executive Officer of BMS, or their respective designated direct reports.

1.82“Facility List” has the meaning set forth in Section 5.3(g).

1.83“FDA” shall mean the United States Food and Drug Administration, or any successor agency having the same or similar authority.

1.84“Field” shall mean (a) with respect to each of (i) NKTR-214 or (ii) any BMS Asset, all uses, including the diagnosis, prevention, control, treatment or amelioration, in humans and other animals, of all diseases or conditions, and (b) with respect to Nektar Compounds (other than NKTR-214), all uses, including the diagnosis, prevention, control, treatment or amelioration, in humans and other animals, of all diseases or conditions but excluding [***].

1.85“Filing” shall mean the acceptance of filing of the applicable application by a Regulatory Authority.

1.86“Finance and Accounting Compliance” shall mean, for a Party, the use of procedures, information sharing, reporting and reconciliation methods and timing, that individually and taken as a whole, enable such Party to comply with its internal finance and accounting methodologies consistently and generally applied, to comply with SEC and Sarbanes-Oxley rules and regulations, to satisfy external accounting audit requirements and to otherwise comply with Applicable Law.

1.87“Finished Form” shall mean a product or compound that has been Manufactured into a presentation suitable for administration, finished and Labeled in accordance with the applicable specifications agreed to by the Parties, the applicable Regulatory Approvals, and Applicable Law.

1.88“First Commercial Sale” shall mean the first sale in a country to a Third Party of any Product in the Field intended for use by an end-user customer of such Product in such country.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.89“Fixed Dose Combination” shall mean a pharmaceutical dosage form containing fixed doses of more than one active ingredient in which all active ingredients are present in a single vial or other form and shall expressly include so-called “co-packaging” in which separate drugs in separate dosage forms are sold in a single packaging unit.

1.90“Fixed Dose Combination Product” shall mean a Fixed Dose Combination containing a Product.

1.91“Force Majeure” has the meaning set forth in Section 17.7.

1.92“FTE” shall mean, with respect to an individual (other than an employee that details a Product), the equivalent of the work of one (1) employee (which might include temporary workers) working full-time under this Agreement for one (1) year (consisting of at least a total of [***] per year (excluding vacations and holidays)). One FTE may constitute work performed by an individual whose time is dedicated solely to an individual activity hereunder, or may comprise the efforts of several individuals, each of whom dedicates only part of his or her time to work on an individual activity hereunder.

1.93“FTE Rate” shall mean, for the period commencing on the Effective Date until such time as the Parties agree otherwise, [***] per FTE.  On a Calendar Year basis, the FTE Rate will be increased by a percentage equivalent to the change over the preceding twelve (12) month period in the Consumer Price Index for Urban Wage Earners and Clerical Workers (CWUR0000SA0L1E).  The FTE Rate is assumed to be a fully burdened rate and includes costs of salaries, benefits, supplies, other employee costs and supporting general and administration allocations.

1.94“Fully Burdened Costs to Manufacture” shall mean a Party’s internal and external costs and expenses of Manufacturing and supplying the Nektar Assets, BMS Assets or Products, as applicable, under this Agreement but solely for Commercialization of the Product or an Independent Study (as the case may be), including: (a) for the assets or components thereof Manufactured by such Party, the costs of all direct material, direct labor (inclusive of allocated expenses) and allocable manufacturing overhead consumed, provided or procured by such Party, in each case for the Manufacture of the applicable Nektar Assets, BMS Assets or Products based on such Party’s accounting policies as generally and consistently applied; (b) for assets or components thereof Manufactured by Third Party suppliers, the out-of-pocket costs paid to such Third Party suppliers by such Party; (c) such Party’s direct, allocable labor and related overhead costs incurred by such Party in managing and supporting (including technical and quality oversight) its supply chain for the Manufacture, storage, delivery, and supply of the applicable Nektar Assets, BMS Assets or Products, to the extent not included in Distribution Expenses; and (d) any other direct costs necessary to ship and store the applicable Nektar Assets, BMS Assets or Products, to the extent that such costs are not included in Distributing Expenses, including costs such as storage fees, material transport costs, and related duties and taxes, to the extent that (i) such costs in (a), (b), (c) and (d) above are incurred by such Party or its Affiliates, and (ii) they are reasonably allocable to the Manufacture of the applicable Nektar Assets, BMS Assets or Products.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

For clarity, the Fully Burdened Costs to Manufacture shall be determined in accordance with a Party’s accounting practices consistently and generally applied, and subject to audit by the other Party pursuant to Section 9.14, provided that failed lots (due to a Party’s negligence), excess overhead and other unabsorbed costs related to idle plant capacity are excluded from this definition.

1.95“Fully Burdened Costs” shall mean direct costs and expenses, plus FTE costs, provided that failed lots (due to a Party’s negligence), excess overhead and other costs related to idle plant capacity are excluded from this definition.

1.96“Global Pricing and Reimbursement Plan(s)” shall mean the strategy and plan setting forth the pricing for each Product in the Field in the Territory on a global basis during a given Calendar Year and the [***] succeeding Calendar Years, as developed and approved by the JCC in accordance with Section 8.3, as amended from time to time in accordance with the procedures set forth in this Agreement.  Upon adoption of each Global Pricing and Reimbursement Plan in accordance with this Agreement, such plan shall become incorporated into this Agreement.

1.97“Global Safety Database” shall mean the database containing Serious Adverse Events, serious adverse drug reactions and pregnancy reports for the Product, and shall be the authoritative data source for regulatory reporting and responding to regulatory queries.

1.98“Good Clinical Practices” or “GCP” shall mean the standards, practices and procedures set forth in the International Conference on Harmonization guidelines entitled in “Good Clinical Practice: Consolidated Guideline,” including related regulatory requirements imposed by the FDA and (as applicable) any equivalent or similar standards in jurisdictions outside the United States, to the extent that such standards are applicable in the jurisdiction in which the relevant Collaboration Study is conducted or required to be followed in the jurisdiction in which Regulatory Authority approval of a product will be sought.

1.99“Good Laboratory Practices” or “GLP” shall mean the regulations set forth in 21 C.F.R. Part 58 and the requirements thereunder imposed by the FDA and (as applicable) any equivalent or similar standards in jurisdictions outside the United States.

1.100“Good Manufacturing Practices” or “GMP” shall mean the regulations set forth in 21 C.F.R. Parts 210–211 and 21 C.F.R. Parts 600 and 610, and the requirements thereunder imposed by the FDA, and, as applicable, any similar or equivalent regulations and requirements in jurisdictions outside the United States.

1.101“IL-2 Agonist” shall mean [***].

1.102“IND” shall mean (a) an Investigational New Drug Application as defined in the Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States; (b) a counterpart of such an Investigational New Drug Application that is

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

required in any other country before beginning clinical testing of a drug in humans in such country, including, for clarity, a “Clinical Trial Application” in the European Union; and (c) all supplements and amendments to any of the foregoing.

1.103“Indemnify” has the meaning set forth in Section 14.1.

1.104“Independent Studies” shall mean all Monotherapy Independent Studies and Combined Therapy Independent Studies.

1.105“Independent Study Data” has the meaning set forth in Section 10.5.

1.106“Indication” shall mean, with respect to a particular Product, the use of such Product for treating a separate and distinct patient population based on the results of clinical study, and not a sub-category of patients previously covered by the Label for such Product.  For clarity, a Labelling change based on the results of a clinical study that removes a requirement for certain specified prior treatment shall be deemed a new Indication.

1.107“Information Sharing Agreement” has the meaning set forth in Section 8.12(b).

1.108“Informed Consent Form” or “ICF” has the meaning set forth in Section 3.4(a).

1.109“Infringe” or “Infringement” has the meaning set forth in Section 11.6(a).

1.110“Initial Trial” has the meaning set forth in Section 3.2(a).

1.111“Internal Compliance Codes” has the meaning set forth in Section 13.9.

1.112“Investment Agreements” shall mean (i) the SPA, and (ii) that certain Investor Agreement, dated as of the date hereof, entered into by and between Nektar and BMS, and attached hereto as Exhibit B.

1.113“IRBs” has the meaning set forth in Section 12.3(d).

1.114“JCC” or “Joint Commercialization Committee” has the meaning set forth in Section 8.2.

1.115“JCC Co-Chair” has the meaning set forth in Section 8.2.

1.116“JCC Dispute” has the meaning set forth in Section 8.5.

1.117“JDC” or “Joint Development Committee” has the meaning set forth in Section 3.3(a).

1.118“JDC Co-Chair” has the meaning set forth in Section 3.3(a).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.119“JDC Dispute” has the meaning set forth in Section 3.7.

1.120“JEC” or “Joint Executive Committee” has the meaning set forth in Section 2.2.

1.121“JEC Co-Chair” has the meaning set forth in Section 2.2.

1.122“JFC” or “Joint Finance Committee” has the meaning set forth in Section 9.6(a).

1.123“JFC Co-Chair” has the meaning set forth in Section 9.6(a).

1.124“JFC Dispute” has the meaning set forth in Section 9.6(c).

1.125“JMC” or “Joint Manufacturing Committee” has the meaning set forth in Section 5.1.

1.126“JMC Co-Chair” has the meaning set forth in Section 5.1.

1.127“JMC Dispute” has the meaning set forth in Section 5.2(b).

1.128“Joint Collaboration Invention(s)” shall mean any invention or Technology, whether or not patentable, that is made, conceived or first actually reduced to practice by or on behalf of a Party, or by or on behalf of the Parties together (including by a Third Party in the performance of a Collaboration Study or Independent Study), in the performance of the Collaboration Studies, Independent Studies, Statistical Analysis Plan or Bioanalysis Plan, but excluding any Nektar Asset Inventions, BMS Asset Inventions and Joint Third Party Inventions.  For clarity, Joint Collaboration Inventions include any invention conceived or first actually reduced to practice under a Collaboration Study or Independent Study and wherein the invention relates, whether generically or specifically, to the use of a combination of (a) one or more BMS Assets with (b) one or more Nektar Assets.  As used in this Agreement, Joint Collaboration Inventions exclude Joint Third Party Inventions.

1.129“Joint Collaboration Patent Right(s)” shall mean any Patent Rights that are Controlled by either Party that Cover any Joint Collaboration Invention or Collaboration Study Data, excluding BMS Background Patent Rights and Nektar Background Patent Rights.

1.130“Joint Development Plan” shall mean the written Product Development plan (including Monotherapy Collaboration Studies and Combined Therapy Collaboration Studies) undertaken jointly by the Parties (notwithstanding that one Party may lead a Clinical Trial or other activity), as developed and approved by the Parties in accordance with Section 3.1(b), as amended from time to time in accordance with the procedures set forth in this Agreement.  The Joint Development Plan excludes Independent Studies.  The initial Joint Development Plan, effective as of the Effective Date, is attached hereto as Schedule 3.1.

1.131“Joint Third Party Invention” shall mean any invention or Technology that is made, conceived or first actually reduced to practice either by or on behalf of BMS, Nektar or a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Third Party, or by or on behalf of BMS, Nektar or such Third Party together, in the performance of an Independent Study and that relates to a method of use of a combination of (a) one or more Third Party Asset with (b) one or more BMS Asset, and (c) one or more Nektar Asset.

1.132“Joint Third Party Patent Right(s)” shall mean any Patent Rights that are Controlled by either Party and that Cover any Joint Third Party Invention, excluding BMS Background Patent Rights and Nektar Background Patent Rights.

1.133“Labelling” or “Label” shall mean (a) the healthcare professional information or patient information that is part of a product’s or compound’s IND, BLA or Regulatory Approval, including the package insert, medication guides, summary of product characteristics (“SmPC”), patient information leaflets, company core safety information (“CCSI”), and company core data sheet (“CCDS”) and (b) any other product labelling required by Applicable Law.

1.134“Launched Products” has the meaning set forth in Section 16.6(b)(iii).

1.135“Lead Party” shall mean the Party to which the conduct of a Collaboration Study is assigned pursuant to this Agreement, including Section 3.2, whether or not such Party is the Sponsor of the applicable Collaboration Study.

1.136“Loss Carry-Forward” has the meaning set forth in Section 9.4(a).

1.137“Losses” has the meaning set forth in Section 14.1.

1.138“Major Markets” shall mean the United States, [***].

1.139“Manufacture” (and variations thereof) shall mean all activities related to the manufacturing of a product or compound, or any raw materials thereof, including (a) manufacturing process development and validation, process improvements, associated analytical development and validation, and the manufacture and testing of stability or consistency lots; and (b) manufacturing of a product or compound for Development or Commercialization, Labelling and packaging a product or compound, in-process and finished product or compound testing, quality assurance activities related to manufacturing and release of a product or compound, ongoing stability tests, and regulatory activities related to any of the foregoing.

1.140“Manufacturing Commencement Date” has the meaning set forth in Section 5.5(a).

1.141“Manufacturing Option” has the meaning set forth in Section 5.5(a).

1.142“Manufacturing Party” shall mean the Party that is responsible for the Manufacture of any Nektar Compounds or Product pursuant to this Agreement.  For clarity, both Parties may be Manufacturing Parties at the same time.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.143“Marketing Expenses” shall mean costs and expenses incurred by a Party or its Affiliates or Third Party Collaborator during the Term in the Territory that are specifically identifiable or reasonably allocable to the Commercialization of a Product in accordance with the Commercialization Plan and Budget by such Party or its Affiliates. Marketing Expenses shall include (a) pre-launch marketing expenses (to the extent incurred by the Parties in advance of the finalization of the Commercialization Plan and Budget), (b) direct-to-consumer advertising, (c) direct-to-healthcare professionals advertising, (d) costs of labor for personnel allocated to marketing activities, calculated using the FTE Rate, (e) out-of-pocket costs paid to Third Parties for marketing activities, (f) costs of obtaining outside services and materials and conducting outside activities, and (g) costs incurred by a Party or any of its Affiliates that are directly related to the cost of obtaining sales and marketing data. To the extent that an FTE of a Party or its Affiliates is not wholly dedicated to the Commercialization of the Products, the Party shall make an allocation of the FTE’s efforts to Commercialize the Products pursuant to the methodologies determined by the JFC in accordance with Section 9.6(b)(v). For clarity, Marketing Expenses shall exclude the cost and expense of activities that promote a Party’s business as a whole (e.g., corporate image advertising) and that are not otherwise specific to the Product.

1.144“Material Amendments” has the meaning set forth in Section 3.1(b).

1.145“Material Safety Issue” shall mean a Party’s good faith belief that there is an unacceptable risk for harm in humans based upon:  (a) pre-clinical safety data, including data from animal toxicology studies; or (b) the observation of Serious Adverse Events in humans after any Nektar Asset, BMS Asset or Third Party Asset, either as a single agent or in combination with another pharmaceutical agent (including as the Combined Therapy), has been administered to or taken by humans, such as during the Collaboration Study or Independent Study.

1.146“Monotherapy” shall mean a therapy using a Nektar Compound as an individual formulation for use in the Field.

1.147“Monotherapy Collaboration Study” shall mean any Clinical Trial or study targeting any Indication in the Field using solely a Nektar Compound and performed pursuant to the Joint Development Plan, and may include trials or studies testing such Nektar Compound against control drugs.  For clarity, Monotherapy Collaboration Studies include Phase I Studies, Phase II Studies, Phase II/III Studies, Phase III Studies and any other studies or trials conducted hereunder following receipt of Regulatory Approval, at any time.

1.148“Monotherapy Independent Study” has the meaning set forth in Section 7.1.

1.149“Monotherapy Collaboration Study Regulatory Documentation” shall mean any Regulatory Documentation to be submitted for the conduct of a Monotherapy Collaboration Study, but excluding (a) any Nektar Regulatory Documentation and (b) any BMS Regulatory Documentation.

1.150“Nektar” has the meaning set forth in the preamble to this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.151“Nektar Asset Invention” shall mean any invention or Technology that is made, conceived, or first actually reduced to practice by or on behalf of a Party, or by or on behalf of the Parties jointly (including by a Third Party in the performance of a Collaboration Study or an Independent Study), in the performance of the Collaboration Studies or in the performance of an Independent Study (which Independent Study may be led by either Party) and that relates to (a) the composition of matter or a formulation of one or more Nektar Assets as sole active ingredients, (b) a method of manufacture or formulating of one or more Nektar Assets as a single agent or in combination with one another, (c) a method of use of any Nektar Assets as a monotherapy or in combination with one another, (d) a method of manufacture or formulating of one or more Nektar Assets in combination with any Third Party Assets (but not a BMS Asset), or (e) a method of use of one or more Nektar Assets in combination with any Third Party Assets (but not a BMS Asset).

1.152“Nektar Asset Patent Rights” shall mean any Patent Rights that Cover any Nektar Asset Invention or Nektar Study Data, excluding Nektar Background Patent Rights, Joint Collaboration Patent Rights, and Joint Third Party Patent Rights.

1.153“Nektar Assets” shall mean all compounds Controlled by Nektar or any of its Affiliates, including Nektar Compounds.

1.154“Nektar Background Patent Rights” shall mean any Patent Rights Controlled by Nektar (or its Affiliates) as of the Effective Date, and during the Term through efforts outside the scope of this Agreement, that Cover the use (whether alone or in combination with other agents), manufacture, formulation or composition of matter of any Nektar Asset, but which do not comprise a Nektar Asset Invention, a Joint Collaboration Inventions, or a Joint Third Party Invention.

1.155“Nektar Combinations” shall mean (a) a Monotherapy use of a Product or (b) a combination of a Product, with one or more Nektar Asset and/or one or more Third Party Asset (but no BMS Asset), but in each instance as single agent formulations in the combination, for use in the Field.

1.156“Nektar Compound” shall mean:

(a)NKTR-214, as described in the attached Schedule 1.156(a), and

(b)during the period commencing on the Effective Date and ending on the [***] (or, if earlier, on the termination or expiration of this Agreement) or any other compound that is a conjugate between a PEG Reagent and [***] and for which both of the following are present: (i) such other compound is Controlled by Nektar or any of its Affiliates, and (ii) such compound [***].

For clarity, “Nektar Compounds” excludes (x) [***], as described in the attached Schedule 1.156(b)(1), (y) [***], as described in the attached 1.156(b)(2), and (z) any other compound that is a conjugate between a PEG reagent and [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.157“Nektar Excess Development Cost” has the meaning set forth in Section 6.4(a).

1.158“Nektar IND” means each of the INDs referred to in Sections 3.2(e)(i) and 3.2(e)(ii)(A).

1.159“Nektar Indemnitees” has the meaning set forth in Section 14.1.

1.160“Nektar Manufacturing Know-How” shall mean all Nektar Technology Controlled by Nektar, as of the Effective Date or during the Term, excluding any know-how contained within Nektar Background Patent Rights or Nektar Asset Patent Rights, that is necessary or reasonably useful to Manufacture a Nektar Compound or the PEG Reagent.

1.161“Nektar Manufacturing Process” shall mean Nektar’s proprietary manufacturing processes for Manufacturing Nektar Compound.

1.162“Nektar PEG Technology” has the meaning set forth in Schedule 5.5(d)(ii).

1.163“Nektar Regulatory Documentation” shall mean any Regulatory Documentation related to any Nektar Asset that exists as of the Effective Date or that is created during the Term through efforts outside the scope of this Agreement.

1.164“Nektar Share of Net Profit” has the meaning set forth in Section 9.4(a).

1.165“Nektar Study Data” has the meaning set forth in Section 10.5.

1.166“Nektar Successor” has the meaning set forth in the definition of Change of Control.

1.167“Nektar Technology” shall mean all Technology Controlled by Nektar (or its Affiliates), as of the Effective Date or during the Term, through efforts outside the scope of this Agreement related to any Nektar Asset and necessary or reasonably useful, as determined by Nektar, for the conduct of the Collaboration Studies or Independent Studies.  For clarity, Nektar Technology does not include (a) Joint Collaboration Inventions, (b) Joint Third Party Inventions, (c) Study Data, or (d) Collaboration Study Regulatory Documentation.

1.168“Net Product Sales” shall mean, with respect to a particular Product, the sum of the gross amount invoiced by a Party (including any Affiliate), a Third Party Collaborator or any sublicensee of such Party or of such Party’s Affiliate to unrelated Third Parties (except as described below), for the sale, disposition or other transfer of such Product in the Territory, less (without duplication or double counting) the following deductions from such sum which are actually incurred, allowed, paid, accrued or specifically allocated for such Product (as applicable):

[***]; and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)Any other similar and customary deductions which are in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

To be clear, the following transfers are not included in Net Product Sales, even if such transfer is for value received: (i) transfers to a Third Party Collaborator, sublicensees or unrelated Third Parties performing activities in connection with a Collaboration Study or Independent Study (e.g., clinical trial partners, ex-U.S. commercial partners, etc.); and (ii) transfers to sublicensees from whom revenues are paid to the transferor (or its designee) on subsequent sales, dispositions or other transfers by such sublicensee (e.g., consignment arrangements).

Such amounts shall be determined from the books and records of a Party or sublicensee maintained and consistently applied from time to time in accordance with U.S. GAAP or, in the case of sublicensees, such similar accounting principles as consistently applied.  Each Party further agrees in determining such amounts, it will use such Party’s then-current standard procedures and methodology consistently applied, including such Party’s then-current standard exchange rate methodology for the translation of foreign currency sales into U.S. dollars or, in the case of sublicensees, such similar methodology, consistently applied.

For clarity, any revenue generated or received by Nektar through licenses or covenants not to sue granted to Third Parties outside of this Agreement regarding the use of Nektar Asset Patent Rights, Nektar Background Patent Rights, Nektar Technology or Nektar Regulatory Documentation, in each instance to the extent unrelated to Nektar Compounds, shall be excluded from Net Product Sales.

1.169“Net Profits” shall mean the sum of (a) Net Product Sales of the Products and (b) Sublicensing Revenue, less Allowable Commercialization Expenses, on an aggregate worldwide basis. Net Profit shall be calculated for each Major Market, region or country basis, as agreed upon by the JCC and JFC. For the avoidance of doubt, the Upfront Payment, Equity Payment, Development Milestone Payments and Commercial Milestone Payments to Nektar, and any payments to Nektar as consideration with a Change of Control or other assignment under Section 17.12, are not included in the calculation of Net Profit.

1.170“NKTR-214 Contract Manufacturer” has the meaning set forth in Schedule 5.5(d)(i).

1.171“NKTR-214 Technology” has the meaning set forth in Schedule 5.5(d)(i).

1.172“NKTR-214 Technology Transfer” has the meaning set forth in Schedule 5.5(d)(i).

1.173“Non-Breaching Party” has the meaning set forth in Section 16.2(a).

1.174“Officials” has the meaning set forth in Section 13.11.

1.175“On-Going Collaboration Study” has the meaning set forth in Section 16.6(b)(ii).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.176“Ono” shall mean Ono Pharmaceutical Co. Ltd.

1.177“Ono-BMS Agreements” shall mean those certain Collaboration Agreements between BMS and Ono dated as September 20, 2011 and as of July 23, 2014, as amended from time to time, and agreements between Ono and BMS and their Affiliates relating thereto that may be in effect from time to time.

1.178“Operational Matters” has the meaning set forth in Section 3.4(a).

1.179“Opt-Out Development Cost Reconciliation Procedures” has the meaning set forth in Section 9.7(f).

1.180“Opt-Out Development Costs” shall mean Development Costs for a Monotherapy Independent Study or Combined Therapy Independent Study, and will include the Clinical Manufacturing Costs for the applicable Nektar Compounds and Product, and further include, as applicable, the cost of supply of (a) other Nektar Assets to the extent that a fee was paid in relation to such supply pursuant to Section 7.3(b) and (b) Third Party Assets.

1.181“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

1.182“Party Specific Regulations” has the meaning set forth in Section 13.8.

1.183“Patent Rights” shall mean any and all (a) United States or foreign patents and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates, patent term extensions, or the equivalents thereof; (b) United States or foreign patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals, renewals, and all patents granted thereon; (c) United States or foreign patents-of-addition, reissues, reexaminations (including ex parte reexaminations, inter partes reviews, inter partes reexaminations, post grant reviews and supplemental examinations); and (d) any other form of government-issued rights substantially similar to any of the foregoing.

1.184“Payment” has the meaning set forth in Section 13.11.

1.185“PD-1” shall mean programmed cell death protein 1.

1.186“PD-L1” shall mean programmed cell death-ligand 1.

1.187“PEG” shall mean poly(ethylene) glycol.

1.188“PEG Reagent” shall mean a PEG derivative used in the manufacture of Nektar Compounds.

1.189“PEG Reagent Contract Manufacturer” has the meaning set forth in Schedule 5.5(d)(ii).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.190“PEG Technology Transfer” has the meaning set forth in Schedule 5.5(d)(ii).

1.191“PEGylation” with correlative meanings “PEGylated” or to “PEGylate,” shall mean covalent chemical bonding of any reagent (including a PEG Reagent and including covalent chemical bonding through linking groups), with or to another material or materials.  Such materials include: proteins, peptides, polymers, oligomers, oligonucleotides, other biomolecules, small molecules, therapeutic agents, diagnostic agents, imaging agents and detectable labels.  PEGylation shall include the synthesis, derivatization, characterization, and modification of PEG for such purposes, together with the synthesis, derivatization, characterization and modification of the raw materials and intermediates for the manufacture of reagents (including PEG Reagents), Single Agent Compounds or Products incorporating such reagent by means of covalent chemical bonding, and all methods of making and using each and all of the foregoing.

1.192“Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.193“Pharmacovigilance Agreement” has the meaning set forth in Section 10.8.

1.194“Phase I Study” shall mean a clinical trial of a Product generally consistent with 21 C.F.R. §312.21(a) or equivalent trial outside of the United States.

1.195“Phase II Study” shall mean a clinical trial of a Product generally consistent with 21 C.F.R. §312.21(b) or equivalent trial outside of the United States.

1.196“Phase II/III Study” shall mean a clinical trial of a Product that is (a) a Phase 2 Study combined with a Phase 3 Study, and (b) an adaptive design that includes a prospectively planned opportunity for modification of one or more specified aspects of the clinical trial design and hypothesis based on analysis of data (usually interim data) from subjects in such clinical trial.

1.197“Phase III Study” shall mean a clinical trial of a Product generally consistent with 21 C.F.R. §312.21(c) or equivalent trial outside of the United States, which, for clarity, includes any open label extension.

1.198“POTV” has the meaning set forth in Section 12.6(a).

1.199“Pre-Approval Regulatory Expenses” shall mean any external Regulatory Expense (but not internal costs) with respect to an Indication incurred by a Party prior to Regulatory Approval of such Indication by the applicable Regulatory Authority. For clarity, Pre-Approval Regulatory Expenses shall be made on a Regulatory Authority-by-Regulatory Authority basis and an Indication-by-Indication basis.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.200“Post-Approval Regulatory Expenses” shall mean any Regulatory Expense (internal and external) with respect to an Indication incurred by a Party after Regulatory Approval of such Indication by the applicable Regulatory Authority.  For clarity, Post-Approval Regulatory Expenses shall be made on a Regulatory Authority-by-Regulatory Authority basis and an Indication-by-Indication basis.

1.201“Pricing Decisions” has the meaning set forth in Section 8.3(d).

1.202“Pricing Period” has the meaning set forth in Section 8.3(d).

1.203“Product” shall mean any pharmaceutical composition, preparation or formulation that contains or comprises a Nektar Compound, but excluding any BMS Asset, other Nektar Asset or Third Party Asset.

1.204“Product Brand Strategy” has the meaning set forth in Section 8.9(g)(i).

1.205“Product Brand Strategy Working Team” has the meaning set forth in Section 8.9(g)(i).

1.206“Product Marks” has the meaning set forth in Section 8.10(a).

1.207“Protocol” has the meaning set forth in Section 3.2(d).

1.208“Publication Dispute” has the meaning set forth in Section 12.5(b).

1.209“Quality Agreement” has the meaning set forth in Section 5.6.

1.210“Quarterly Report” has the meaning set forth in Section 9.5(c).

1.211“Recipients” has the meaning set forth in Section 12.6(c).

1.212“Regulatory Approval” shall mean any and all approvals (including supplements, amendments, pre- and post-approvals and BLA approvals), licenses, registrations or authorizations (including marketing and Labelling authorizations) of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local Regulatory Authority, department, bureau, commission, council or other governmental entity, that are necessary for the Manufacture, Commercialization, use, storage, transport or sale of a product in a given jurisdiction.

1.213“Regulatory Authority” shall mean the FDA or any other governmental authority outside the United States (whether national, federal, provincial and/or local) that is the counterpart to the FDA, including the European Medicines Agency for the European Union, and any successor regulatory agencies of the foregoing.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.214“Regulatory Documentation” shall mean all submissions to Regulatory Authorities in connection with the Development of a product, including all INDs, BLAs and NDAs and all amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents with respect to clinical data).

1.215“Regulatory Expenses” shall mean those costs (internal and/or external, as the case may be) incurred in connection with filings to gain and maintain Regulatory Approvals and pricing reimbursement, including costs and expenses to prepare regulatory filings and fees paid to Regulatory Authorities.

1.216“Results” has the meaning set forth in Section 12.5(b).

1.217“Revenue Reporting and Reconciliation Procedures” has the meaning set forth in Section 9.5(a).

1.218“Right of Cross-Reference” shall mean, with regard to a Party, an authorization that permits an applicable Regulatory Authority in a country to rely on the relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to such Party’s Single Agent Compound (including, in the case of BMS, the Nektar INDs, the Combined Therapy Collaboration INDs or any other IND related to the Nektar Assets and, in the case of Nektar, the Combined Therapy Collaboration INDs or any other IND related to the BMS Assets), as necessary to conduct a Collaboration Study or Independent Study, to support marketing approval of a Product, to support a Label expansion, or to support a further Indication in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder, and, except as to information contained in a Nektar IND relating to a Combined Therapy or the Combined Therapy Collaboration IND, without the disclosure of underlying Confidential Information to such Party.

1.219“Ruling” has the meaning set forth in Section 15.2(b).

1.220“Samples” shall mean biological specimens collected from Collaboration Study subjects (including fresh and/or archived tumor samples, serum, peripheral blood mononuclear cells, plasma, and whole blood for RNA and DNA sample isolation).

1.221“SEC” shall mean the U.S. Securities and Exchange Commission.

1.222“Serious Adverse Event” or “SAE” shall mean an adverse event that results in any of the following outcomes: death, a life-threatening adverse event, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant incapacity or substantial disruption of the ability to conduct normal life functions, or a congenital anomaly/birth defect, is an important medical event (defined as a medical event(s) that may not be immediately life-

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

threatening or result in death or hospitalization but, based upon appropriate medical and scientific judgment, may jeopardize the participant or may require intervention).

1.223“Single Agent Compound” shall mean, (a) with respect to Nektar, each Nektar Asset, and (b) with respect to BMS, each BMS Asset.

1.224“Site/CRO List” has the meaning set forth in Section 3.4(c).

1.225“SPA” shall mean that certain Share Purchase Agreement, dated as of the date hereof, entered into by and between Nektar and BMS, and attached hereto as Exhibit A.

1.226“Sponsor” shall mean the Person that is the sponsor of record as provided in 21 C.F.R. §312.50 (and comparable Applicable Law outside of the United States) of a Clinical Trial with responsibility, unless otherwise delegated in accordance with 21 C.F.R. §312.52 (and comparable Applicable Law outside of the United States), for such Clinical Trial and making all required submissions to Regulatory Authorities related thereto.

1.227“Statistical Analysis Plan” shall mean the set of analyses of the Study Data for each Collaboration Study conducted hereunder prepared by the Lead Party and approved by the JDC and shall include safety analyses for the Monotherapy or Combined Therapy in each Collaboration Study.  The Statistical Analysis Plan document for a Collaboration Study will be agreed to by the JDC before Database Lock and any material amendments thereto will require JDC approval.

1.228“Study Data” has the meaning set forth in Section 10.4.

1.229“Sublicensing Revenue” shall mean with respect to a particular Product, the revenue received by a Party (including any Affiliate) from any sublicensee of such Party or of such Party Affiliate under this Agreement (including, in the case of BMS, the revenue set forth in Section 9.15), for the sale, license, disposition or other transfer of such Party’s rights, title and interest in a Product in the Territory.  Such amounts shall be determined from the books and records of a Party or sublicensee maintained and consistently applied from time to time in accordance with U.S. GAAP or, in the case of sublicensees, such similar accounting principles consistently applied.  Each Party further agrees in determining such amounts, it will use such Party’s then-current standard procedures and methodology consistently applied, including such Party’s then-current standard exchange rate methodology for the translation of foreign currency sales into U.S. dollars or, in the case of sublicensees, such similar methodology, consistently applied.  For clarity, any revenue generated or received by Nektar through licenses or covenants not to sue granted to Third Parties outside of this Agreement regarding the use of Nektar Asset Patent Rights, Nektar Background Patent Rights, Nektar Technology or Nektar Regulatory Documentation, in each instance to the extent unrelated to Nektar Compounds and Products, shall be excluded from Sublicensing Revenue.

1.230“Sunshine Laws” has the meaning set forth in Section 12.6(c).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.231“Supply Agreement” has the meaning set forth in Section 5.7.

1.232“Tax Matters Agreement” has the meaning set forth in Section 9.8.

1.233“Technology” shall mean information, inventions, discoveries, trade secrets, know-how, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results not generally known to the public (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not patentable, in written, electronic or any other form now known or hereafter developed, materials, data and results, including Regulatory Documentation.

1.234“Term” has the meaning set forth in Section 16.1.

1.235“Territory” shall mean worldwide.

1.236“Third Party” shall mean any Person other than Nektar, BMS and their respective Affiliates.

1.237“Third Party Assets” shall mean all compounds Controlled by a Third Party or any of its Affiliates.

1.238“Third Party Claim” has the meaning set forth in Section 14.1.

1.239“Third Party Collaborator” means any Third Party (including, with respect to BMS, Ono) that is engaged with a Party in the Development or Commercialization of any Nektar Asset or BMS Asset, as applicable.

1.240“Third Party License Payments” shall mean any payments (e.g., upfront payments, maintenance payments, milestones, royalties) due to any Third Party under license agreements or other written agreements granting rights to intellectual property owned or controlled by such Third Party to the extent that such rights are necessary for (a) the making, using or importing of a Party’s Single Agent Compound (other than a Nektar Compound) for the conduct of the Collaboration Studies, or (b) the conduct of any Collaboration Study.

1.241“Upfront Payment” has the meaning set forth in Section 9.1(a).

1.242“U.S. GAAP” has the meaning set forth in Section 1.168(f).

1.243Interpretation.  In this Agreement, unless the context otherwise requires, a reference to:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)unless specified to the contrary, references to Articles, Sections, Schedules or Exhibits mean the particular Articles, Sections, Schedules or Exhibits of this Agreement and references to this Agreement include all Exhibits, Schedules and attachments hereto;

(b)any document includes a reference to that document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

(c)a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)the singular includes the plural and vice versa, except as it regards the definitions of Party and Parties;

(e)one sex includes the other;

(f)“written” and “in writing” include any means of reproducing words, figures or symbols in a tangible and visible form, including acknowledged email or facsimile;

(g)a month or year is a reference to a calendar month or Calendar Year, as the case may be;

(h)“days” means calendar days;

(i)“include,” “includes” and “including” means including without limitation, or like expression unless otherwise specified, and “for example,” “e.g.,” “such as” and similar words or phrases are descriptive, not limiting;

(j)words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(k)“conventional T-cells” includes “effector T-cells”;

(l)the captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement;

(m)dollars, “USD” or “$” refers to U.S. dollars; and

(n)“useful” means, when referring to data, information or intellectual property being disclosed, provided or otherwise transferred in order to engage in Development, Manufacturing or Commercialization activities hereunder, that such data, information or intellectual property: (i) is useful to such applicable activity as reasonably determined by the disclosing Party; (ii) has been used by the Party for the Development, Manufacturing or Commercialization of a Product in the Field in the Territory; or (iii) included in the abstract, disclosure or claims of any Patent Rights licensed hereunder.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 2

OVERVIEW; JOINT EXECUTIVE COMMITTEE

2.1Scope of Collaboration.

(a)Goals.  The Parties shall, pursuant to this Agreement, collaborate to (i) conduct Collaboration Studies, (ii) Develop the Products in the Field pursuant to the Joint Development Plan and (iii) Commercialize the Products in the Field in the Territory.

(b)Pre-existing Clinical Trial Agreement.  This Agreement shall supersede and replace the Clinical Trial Agreement as of the Effective Date for all Combined Therapy Trials (as defined in the Clinical Trial Agreement), including with respect to any intellectual property rights arising from such Combined Therapy Trials; provided, however, that any “Development Costs” incurred with respect to a Combined Therapy Trial (as defined in the Clinical Trial Agreement) that has enrolled its first patient on or prior to the Effective Date of this Agreement (i) shall be reported by each Party pursuant to the reporting mechanisms set forth in this Agreement and (ii) such “Development Costs” shall be shared between the Parties pursuant to the cost allocations set forth in this Agreement, in each case commencing on the first calendar day of the next calendar month following the Effective Date.  For clarity, any Combined Therapy Trial (as defined in the Clinical Trial Agreement) that has not enrolled its first patient on or prior to the Effective Date of this Agreement but that has incurred “Development Costs” (x) shall be reported by each Party pursuant to the reporting mechanisms set forth in this Agreement and (y) any incurred “Development Costs” shall be shared between the Parties pursuant to the cost allocations set forth in this Agreement, in each case commencing on the Effective Date.  Notwithstanding anything to the contrary in this Section, the approved budget for each Combined Therapy Trial (as defined in the Clinical Trial Agreement) that has enrolled its first patient on or prior to the Effective Date shall be retained until and unless the JDC under this Agreement approves any amendments thereto.  To be clear, this Agreement shall supersede and replace the Clinical Trial Agreement as of the Effective Date for any rights or obligations created under the Clinical Trial Agreement, including in respect of any Collaboration Studies or Independent Studies initiated hereunder but, for clarity, shall not act as a waiver for any accrued obligation under the Clinical Trial Agreement.

2.2Joint Executive Committee.  Promptly after the Effective Date, the Parties shall form a Joint Executive Committee (the “JEC”).  The JEC shall consist of [***].  Each Party shall be responsible for determining the qualifications and substitutions of its JEC members. The JEC shall be co-chaired with one chairperson designated by each Party (each, a “JEC Co-Chair”).  The JEC shall meet at least [***], or at such other frequency as the JEC agrees (and it may appoint working teams to meet more frequently), provided that either Party through its JEC Co-Chair may request a meeting of the JEC at any time upon [***] notice to the other Party, with the understanding that the other Party will use reasonable efforts to comply with such request but such other Party will not be in breach of this Agreement in the event that it is unable to comply with such request but is using reasonable efforts to conduct a JEC meeting as promptly as practicable.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Upon request by either Party, such meetings will be held by audio or video teleconference; provided that face-to-face meetings shall occur at least [***], alternating between Princeton, NJ and San Francisco, CA unless otherwise agreed upon by the Parties.  There must be a minimum of [***] from each Party at any meeting of the JEC to constitute a quorum for decision-making.  No fewer than [***] prior to each meeting, and in any event as soon as reasonably practicable, each Party shall use good faith efforts to disclose to the other Party any proposed agenda items together with appropriate supporting information.  The Alliance Managers shall alternate responsibility for preparing and circulating definitive minutes of each meeting of the JEC.  Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting, a list of material actions and decisions made by the JEC, a list of action items made by the JEC and a list of material issues not resolved by the JEC.  The Alliance Manager who drafts the minutes shall provide the other Alliance Manager and each Party’s JEC Co-Chair with the initial draft meeting minutes, who shall return the draft with any proposed changes, and this process shall be repeated until a final version of the meeting minutes is agreed upon and signed (or acknowledged as final via email) by the two JEC Co-Chairs.  The Parties shall reasonably cooperate to complete and agree upon a final version of meeting minutes within [***] from the date of the relevant meeting.  The final version of the meeting minutes shall be signed (or acknowledged as final via email) by the two JEC Co-Chairs, and each Party shall be provided with a copy of the final meeting minutes for its safekeeping.  A reasonable number of additional representatives of a Party may attend meetings of the JEC in advisory capacity with the prior written consent of the other Party; provided that any JEC meetings that includes representatives of either Party who are not JEC members may, at the request of any JEC member, include a closed session consisting of only JEC members and Alliance Managers.  All representatives to the JEC or attending JEC meetings shall be subject to confidentiality and nonuse restrictions at least as restrictive as those set forth herein.

2.3Responsibilities of the JEC.  The JEC shall have overall responsibility for the collaboration of the Parties pursuant to this Agreement, including (a) overseeing the Development and Commercialization of the Nektar Compounds and Products; (b) reviewing, resolving, and/or approving such matters as are referred to it by the Alliance Managers, JFC, JDC, JCC, JMC; and (c) performing such other duties as are expressly assigned to the JEC in this Agreement.

Article 3

JOINT DEVELOPMENT

3.1Joint Development Plan.

(a)Performance of Development Program.  Nektar and BMS will act in good faith, using Commercially Reasonable Efforts, to perform their assigned tasks and responsibilities as described in the Development Program.

(b)Joint Development Plan.  The Joint Development Plan describes the work to be pursued by Nektar and BMS during each Calendar Year, which plan shall include a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Development Budget for each Collaboration Study.  The Joint Development Plan may be updated at any time by mutual agreement of the Parties at a meeting of the JDC or by written agreement (including by email acknowledgment) of the JDC Co-Chairs without a meeting.  Any material amendments to the Joint Development Plan (“Material Amendments”), including the following, will be subject to mutual agreement of the Parties at a meeting of the JDC:

(i)adding or removing a Collaboration Study;

(ii)amending the Development Budget;

(iii)delaying the start of a Collaboration Study by [***];

(iv)approving any investigator-initiated study or investigator-initiated research for a Monotherapy or Combined Therapy;

(v)changing the tumor type(s) for a Collaboration Study;

(vi)changing the Indication or line of therapy for a Collaboration Study;

(vii)changing the compounds used in combination with the Product in a Collaboration Study;

(viii)changing the patient population of a given Collaboration Study;

(ix)changing the primary end points or key secondary end points for the Collaboration Study;

(x)materially changing the number of patients to be enrolled in a Collaboration Study;

(xi)material changes in the Statistical Analysis Plan or a Bioanalysis Plan; and

(xii)any other matters that the JDC or the Parties may agree are Material Amendments.

(c)Neither Party shall be required to continue a Collaboration Study if a Party (i) reasonably deems there to be a Material Safety Issue for such Collaboration Study or (ii) receives communications from a Regulatory Authority ordering or suggesting the discontinuation of such Collaboration Study.  Prior to the discontinuation of such Collaboration Study, representatives of the JDC shall meet and discuss in good faith such Material Safety Issue or such Regulatory Authority communication.

3.2Collaboration Study Management.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)The Joint Development Plan will set out each Collaboration Study to be performed under the Joint Development Plan, including the initial NKTR-214 Clinical Trials set forth in the initial Joint Development Plan (each such initial NKTR-214 Clinical Trials, an “Initial Trial”).  The JDC shall determine the Lead Party and Sponsor for each Collaboration Study and the latest date by which each Collaboration Studies must have its first patient enrolled (the “Diligence Date”) (subject to Allowable Delays), provided that, unless otherwise agreed by the Parties, Nektar shall be the Lead Party and Sponsor for each Monotherapy Collaboration Study.  Notwithstanding anything to the contrary in this Agreement, the Lead Party and Sponsor (if different) for each Initial Trial shall be set forth in the initial Joint Development Plan.  Each Initial Trial shall commence as soon as practicable and the last Diligence Date for all such trials is fourteen (14) months from the Effective Date, subject to tolling for Allowable Delays.  The Parties intend to agree on end points for each Initial Trial that are intended, if met, to be sufficient to support a Nektar Compound Filing for Regulatory Approval.

(b)The JDC shall consider the capabilities of each Party and how to maximize the efficiency of the applicable Collaboration Study when determining the Lead Party for such Collaboration Study; provided that Nektar shall maintain a substantial operational role with respect to the overall clinical Development of the Product.

(c)If all the Collaboration Studies for a particular Collaboration Therapy do not meet their agreed primary end points, such Collaboration Therapy will, unless otherwise agreed by the Parties, be removed from the Joint Development Plan and Schedule 1.43 by written notice from either Party to the other and the Parties shall use reasonable efforts to wind down activities related solely to such removed Collaboration Studies and will apply in this respect the principles set forth in Section 16.6.  If BMS is the Lead Party conducting one or more Collaboration Studies in a particular Collaboration Therapy and does not meet its Diligence Date (subject to Allowable Delays) for all of the Collaboration Studies in such Collaboration Therapy, such Collaboration Studies will remain in the Joint Development Plan, but the restrictions set forth in Section 7.3(d) will no longer apply to such Collaboration Therapy.

(d)Each Collaboration Study shall be conducted in accordance with a protocol (each, a “Protocol”) to be drafted by its Lead Party.  Such Protocol shall be mutually agreed upon by the Parties at a meeting of the JDC.  Any substantive amendments to a Protocol will be subject to mutual agreement of the Parties at a meeting of the JDC or by written agreement (including by email acknowledgment) of the JDC Co-Chairs without a meeting.

(e)The JDC shall decide under which IND a Collaboration Study shall be conducted under; provided that, unless otherwise agreed by the Parties:

(i)if a Collaboration Study is for a Nektar Compound for use as Monotherapy, such trial shall be conducted under an existing IND for which Nektar is the Sponsor or a new IND for which Nektar shall be the Sponsor;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)if a Collaboration Study is for NKTR-214 for use as a Combined Therapy, such trial shall be conducted under either (A) an existing IND for which Nektar is the Sponsor or (B) if a new IND is required, a new IND for which the Lead Party shall be the Sponsor; and

(iii)if such Collaboration Study is for a Nektar Compound (other than NKTR-214) for use as a Combined Therapy, such trial shall be conducted under a new IND for which the Lead Party shall be the Sponsor.

(iv)Nektar IND.  Nektar shall have complete legal interest in and control of each Nektar IND.  Without limiting the obligation to share Net Profits under this Agreement, in no event will Nektar be required to obtain the consent of BMS to transfer or encumber any Nektar IND, and Nektar shall not have any obligation to share with BMS any consideration received in connection with the sale, license, use or other conveyance of any Nektar IND, provided that the transferee or encumbrance holder agrees to abide by the terms and conditions of this Agreement.  Nektar shall have complete control as to any Right of Cross-Reference granted by Nektar to a Third Party solely with respect to any portion of a Nektar IND relating to a Nektar Compound for use as monotherapy.

(v)Combined Therapy Collaboration IND.  Each Party shall have a beneficial one-half interest in each Combined Therapy Collaboration IND; provided, however, that:  (A) in no event will either Party be required to obtain the consent of the other Party to transfer or encumber its interest in a Combined Therapy Collaboration IND; provided that (1) the transferee or encumbrance holder agrees to abide by the terms and conditions of this Agreement, (2) any transfer occurs only in connection with, and to the same transferee of, a transfer of all of a Party’s rights in its applicable Single Agent Compound, and (3) each Party provide written notice of such transfer or encumbrance to the other Party within thirty (30) calendar days of such transfer or encumbrance; and (B) the Lead Party shall be the sole holder of all legal interests in the applicable Combined Therapy Collaboration IND, and without limiting the obligation to share Net Profits under this Agreement, neither Party shall have any obligation to share with the other Party any consideration received in connection with the sale, license or use of its interest in such Combined Therapy Collaboration IND where permitted by this Agreement.  Each Party is permitted to grant any Third Party a Right of Cross-Reference with respect to any portion of a Combined Therapy Collaboration IND relating to a Nektar Compound’s use in an Independent Study (and Nektar will cooperate and grant such Right of Cross-Reference solely with respect to any portion of a Nektar IND relating to a Nektar Compound’s use in an Independent Study, whether Nektar or BMS is the Lead Party).  Each Party shall provide a Right of Cross-Reference to its existing respective INDs or future INDs for its respective Single Agent Compound(s) as necessary to allow Combined Therapy Collaboration Studies to be conducted under applicable Nektar INDs or Combined Therapy Collaboration INDs.  For the avoidance of doubt, each Party shall be responsible for (X) drafting and updating as necessary the investigator’s brochure for its respective Single Agent Compound(s) and (Y) filing all necessary Regulatory Documentation to the existing or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

future INDs for its respective Single Agent Compound(s), including the submission to such existing or future INDs of Serious Adverse Events and adverse drug reaction cases emerging from any Collaboration Study or any Independent Study.

(f)Each Party will make available and promptly disclose to the other Party all results of the work conducted by such Party pursuant to the Development Program, and this Agreement, and will keep such records (paper and electronic) as described herein.  Each Party will maintain records of the results in sufficient detail and in good scientific manner appropriate for patent purposes, and in a manner that properly reflects all work done and results achieved in the performance of the Development Program (including all data, such as minutes from dose escalation meetings with any Regulatory Authority and all final clinical study reports, in the form required to be maintained under any applicable governmental regulations).  Unless already provided pursuant to the Clinical Trial Agreement:

(i)Nektar shall provide BMS with the following relating to each Nektar Compound: [***].  All such disclosures are Confidential Information of Nektar.

(ii)BMS shall provide Nektar with the following relating to the BMS Compound: [***].  All such disclosures are Confidential Information of BMS.

(iii)The Lead Party for each Collaboration Study will make available and promptly disclose to the other Party all safety analyses for each Collaboration Study in accordance with the applicable Statistical Analysis Plan.  Each Party shall use any such data provided pursuant to this Section 3.2(f)(iii) solely to evaluate the safety of (A) its own compound for use in the Collaboration Studies and Independent Studies, (B) the Combined Therapy and (C) as permitted elsewhere in this Agreement.  All such disclosures are Confidential Information of both Parties; provided that any disclosures regarding a Monotherapy Collaboration Study for use of a Nektar Compound as a Monotherapy are the Confidential Information of Nektar.

(g)If further studies, including toxicity studies, are required or suggested by a Regulatory Authority as a prerequisite for conducting any of the Collaboration Studies, then the Parties agree to hold good faith discussions in a timely manner to agree upon a protocol for such studies, each of which will be considered a Collaboration Study and conducted on substantially the same terms as set forth herein (including the Development Cost sharing); provided that, if the Parties are unable to agree upon a protocol for such study or if the conduct of such study shall cause a delay deemed unsatisfactory by either Party, then such JDC Dispute shall be referred to the JEC for resolution pursuant to Section 3.7.

3.3Joint Development Committee.

(a)General.  Promptly after the Effective Date, the Parties shall form a Joint Development Committee (the “JDC”).  The JDC shall consist of [***].  Each Party shall be responsible for determining the qualifications and substitutions of its JDC members.  It is

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

anticipated that each Party’s representatives may include experts in finance, clinical development, patient safety, regulatory affairs and pharmaceutical quality.  The JDC shall be co-chaired with one chairperson designated by each Party (each, a “JDC Co-Chair”).  The JDC shall meet at least [***], or at such other frequency as the JDC agrees (and it may appoint working teams to meet more frequently), provided that either Party through its JDC Co-Chair may request a meeting of the JDC at any time upon [***] notice to the other Party, with the understanding that the other Party will use reasonable efforts to comply with such request but such other Party will not be in breach of this Agreement in the event that it is unable to comply with such request but is using reasonable efforts to conduct a JDC meeting as promptly as practicable.  Upon request by either Party, such meetings will be held by audio or video teleconference; provided that face-to-face meetings shall occur at least [***], alternating between Princeton, NJ and San Francisco, CA unless otherwise agreed upon by the Parties.  There must be a minimum of [***] from each Party at any meeting of the JDC to constitute a quorum for decision-making.  No fewer than [***] prior to each meeting, and in any event as soon as reasonably practicable, each Party shall use good faith efforts to disclose to the other Party any proposed agenda items together with appropriate supporting information.  The Alliance Managers shall alternate responsibility for preparing and circulating definitive minutes of each meeting of the JDC.  Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting, a list of material actions and decisions made by the JDC, a list of action items made by the JDC and a list of material issues not resolved by the JDC.  The Alliance Manager who drafts the minutes shall provide the other Alliance Manager and each Party’s JDC Co-Chair with the initial draft meeting minutes, who shall return the draft with any proposed changes, and this process shall be repeated until a final version of the meeting minutes is agreed upon and signed (or acknowledged as final via email) by the two JDC Co-Chairs.  The Parties shall reasonably cooperate to complete and agree upon a final version of meeting minutes within [***] from the date of the relevant meeting.  The final version of the meeting minutes shall be signed (or acknowledged as final via email) by the two JDC Co-Chairs, and each Party shall be provided with a copy of the final meeting minutes for its safekeeping.  A reasonable number of additional representatives of a Party may attend meetings of the JDC in advisory capacity with the prior written consent of the other Party; provided that any JDC meetings that includes representatives of either Party who are not JDC members may, at the request of any JDC member, include a closed session consisting of only JDC members and Alliance Managers.  All representatives to the JDC or attending JDC meetings shall be subject to confidentiality and nonuse restrictions at least as restrictive as those set forth herein.

(b)Responsibilities of the Joint Development Committee.  Each Party shall use Commercially Reasonable Efforts to keep the JDC informed about activities performed by that Party under the Development Program.  The JDC will be responsible for the overall oversight of the Development Program.  The JDC (or in the absence of a formal JDC meeting the Co-Chairs) shall be responsible for the following:

(i)overseeing the Development Program, including approving the Joint Development Plan and any Material Amendments thereto;

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(ii)overseeing the activities of the Parties with respect to the Collaboration Studies, and providing a forum for the Parties to discuss, monitor and coordinate all activities and communications regarding the Collaboration Studies;

(iii)approving the annual, high-level Development Budget for each Collaboration Study (as reviewed and provided by the JFC to the JDC), including reviewing and approving any costs for a given budget of a Collaboration Study that are reasonably anticipated to be greater than [***] of the JDC-approved budget;

(iv)determining the Lead Party (and any secondary study sponsor and operational responsibilities of such sponsor) and Diligence Date for each Combined Therapy Collaboration Study;

(v)reviewing (A) the progress of each Collaboration Study, (B) the proposed plan for medical monitoring and site audits and (C) the results of such medical monitoring and site audits;

(vi)reviewing and approving with respect to each Collaboration Study (A) the applicable Protocol and the Statistical Analysis Plan, and any proposed substantive amendment thereto and (B) the CRO Agreement(s) and proposed material amendments thereto;

(vii)reviewing and approving any immunogenicity analysis for each Combined Therapy Collaboration Study, including protocol and Person to do the analysis;

(viii)reviewing and approving any Bioanalysis Plan not set forth in the Protocol, and any material amendments thereto;

(ix)reviewing and providing timely comments to proposed communication strategies and communications with any Regulatory Authority regarding the conduct of the Combined Therapy Collaboration Studies and, if applicable, approving such proposed communications and communication strategies;

(x)approving any IND submitted for a Combined Therapy Collaboration Study, as well as reviewing material submissions to any such IND in accordance with Article 10 (Global Regulatory);

(xi)reviewing any Collaboration Study Regulatory Documentation, or portions thereof, that relate to the Combined Therapy, in accordance with Article 10 (Global Regulatory);

(xii)reviewing any Regulatory Documentation from any Combined Therapy Independent Study, or portions thereof, that relate to the use of the Nektar Compound in the Combined Therapy, in accordance with Article 10 (Global Regulatory);

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(xiii)subject to Section 3.4(c), agreeing on the final list of proposed clinical trial sites pursuant to Section 3.4(c), and agreeing on communications to clinical trial sites or IRBs relating to patient safety or early termination/cessation of a Collaboration Study;

(xiv)appointing working teams, to be made up of representatives from each Party, that will hold telephone discussions at a mutually agreed-upon frequency to review clinical development, Protocols, patient safety and regulatory issues that arise in the course of a study under the Joint Development Plan, and delegating certain decision-making authority to such working teams;

(xv)determining the quantities of Nektar Assets, BMS Assets, Third Party Asset and any co-medications, necessary for the Collaboration Studies within a sufficient minimum lead time and coordinating the supply of such quantities by the respective Party in accordance with Article 5 and the Supply Agreements;

(xvi)reviewing and approving, in advance, any additional analyses of, or that include, the Collaboration Study Data proposed by either Party that are not included in the Statistical Analysis Plan; provided that, for clarity, such review and approval shall not apply to analyses by a Party of the monotherapy data for its own Single Agent Compound (other than the Nektar Compound, in the case of Nektar);

(xvii)reviewing and approving use of any Samples in accordance with Section 11.8 that are not described in the Protocol and ICF, so long as the JDC remains in force and effect;

(xviii)for any CROs or Third Party contractors engaged after the Effective Date, reviewing and approving (A) the selection of any such CRO and Third Party contractor (other than individuals in a Party’s workforce who are engaged on an independent contractor basis) that has a material role in each Collaboration Study pursuant to Section 3.4(c) and (B) the terms of any such CRO contract or pharmacovigilance contract (“CRO Agreement”);

(xix)reviewing and approving the template ICF form, template case report form and template clinical site study agreement to be used in a given Collaboration Study;

(xx)reviewing and approving the countries in which each Collaboration Study will be conducted, as set forth in Section 3.4(a);

(xxi)approving the final clinical trial report (and/or final statistical analysis in accordance with the Statistical Analysis Plan) from each Collaboration Study;

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(xxii)for each Collaboration Study, delegating to the Lead Party certain decision-making authority in relation to certain JDC responsibilities, in each case that do not constitute Material Amendments or any matters for which a Party has final decision-making authority under Section 3.8;

(xxiii)subject to any Third Party limitations in respect of Confidential Information, reviewing and discussing progress reports relating to the Independent Studies and activities performed by either Party pursuant to Section 3.9; and

(xxiv)discussing any other topics or issues relating to the Collaboration Studies that either Party requests that cannot be resolved at the working team level.

3.4Operational Authority Generally.

(a)The Lead Party shall, subject to the oversight and determinations of the JDC as provided in Sections 3.3(a) and 3.3(b), the terms of the applicable Protocol, the decisions and guidance of applicable committee(s) and/or working teams, and applicable terms and conditions of this Agreement:  (i) manage and be primarily responsible for the conduct of the applicable Collaboration Study; (ii) be the sponsor and regulatory lead with respect to such Collaboration Study; and (iii) as between the Parties, be the lead with respect to (A) the selection and management of clinical study sites (including budget negotiations with vendors, timelines and contingency planning), subject to Sections 4.2(a)(v), 4.2(b)(x) and 4.2(c)(x) with respect to site selection and subject to the non-Lead Party’s consent as to the country(ies) where such Collaboration Study will be conducted, (B) conducting clinical study start-up activities, communicating with and obtaining approval from institutional review boards and/or ethics committees, as applicable, and drafting for both Parties’ approval the template informed consent form (“ICF”) for such Collaboration Study, (C) subject recruitment and retention activities, (D) ongoing site monitoring and quality assurance audits, (E) management of safety reporting by contract research organizations and clinical study sites, (F) ongoing medical monitoring, (G) management, monitoring and audits of CROs in connection with each CRO involved in the conduct of such Collaboration Study, and (H) inquiries from clinical study subjects (subsections (A)‑(H), collectively, the “Operational Matters”).  The Lead Party shall use Commercially Reasonable Efforts to perform such Operational Matters.  The JDC shall set up a mechanism for the non-Lead Party or a working team of the JDC to be informed and updated on a timely periodic basis regarding Operational Matters, so that if such non-Lead Party has any concerns or disagreements regarding same, the matter can be escalated to the JDC for review.

(b)The Lead Party shall provide the non-Lead Party with access to the safety information and Study Data of the applicable Collaboration Study in accordance with Sections 4.2(b)(vi), 4.2(b)(viii), 4.2(c)(vi) and 4.2(c)(viii).

(c)BMS acknowledges that Nektar, prior to the Execution Date, has (i) selected and entered into agreements with certain CROs, investigators and Third Party contractors (the list of which is attached as Schedule 3.4(c), (ii) identified a number of clinical trial

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sites, and (iii) completed study initiation visits, and BMS approves of such sites, investigators, CROs and Third Party contractors.  BMS acknowledges that the CRO Agreements and/or any other documents related to such CROs, investigators, Third Party contractors and clinical trial sites have been made available to BMS prior to the Execution Date, and BMS hereby approves the continuation of such agreements on their terms (including the budgets and pricing included therein).  For any additional CROs, investigators, Third Party contractors or clinical trial sites proposed after the Effective Date, the Lead Party of a Collaboration Study, after discussion with the non-Lead Party, will create and provide the JDC with a proposed list of potential clinical trial site(s), CROs, investigators (including IMS grant plan analysis and/or a model investigator grant budget) and Third Party contractors that may be used to conduct such Collaboration Study, with the final list to be subject to JDC (or Co-Chairs) approval within [***] (such JDC-approved list being the “Site/CRO List”).  Except as otherwise noted in this Section 3.4(c), the proposed Site/CRO List will be provided to the JDC prior to the Lead Party initiating site selection negotiations or visits (for sites/investigators) or CRO negotiations (for CROs) for such Collaboration Study.  The Lead Party shall have the authority to select the final Clinical Trial sites, CROs, investigators and Third Party contractors from the Site/CRO List.  In the event that additional sites, CROs, investigators or Third Party contractors need to be added after the initial list is approved, a new list will be created by the Lead Party that includes the proposed new sites, CROs, investigators or Third Party contractors and such list will be provided to the JDC for approval by the JDC (or Co-Chairs) within ten (10) Business Days per this Section 3.4(c).

3.5Alliance Managers.  Each of the Parties will appoint one representative to act as its alliance manager under this Agreement as soon as practicable after the Effective Date (each, an “Alliance Manager”).  The role of the Alliance Manager is to act as a primary point of contact between the Parties to assure a successful relationship between the Parties.  The Alliance Managers will attend all meetings of the JDC and support the JDC in the discharge of its responsibilities.  An Alliance Manager may bring any matter concerning a Party’s performance under this Agreement to the attention of the JDC if the Alliance Manager reasonably believes that such attention is warranted.  Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager.  Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JEC, JDC, JCC, JFC and JMC.  Each Alliance Manager also will:

(a)be the point of first referral in all matters of dispute resolution in accordance with Section 15.1;

(b)provide a point of communication both internally within its respective Party’s organization(s) and between the Parties regarding the Joint Development Plan and the activities undertaken in connection with such plan as well as Commercialization and Manufacturing matters;

(c)assist in coordinating any collaborative efforts under this Agreement, if any, and any external communications; and

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(d)take responsibility for ensuring that JEC, JDC, JCC, JFC and JMC activities, such as the conduct of required JDC meetings, occur as set forth in this Agreement and that relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed.

3.6Joint Development Committee Decision-Making.

(a)[***].  In the absence of a formal meeting, the JDC Co-Chairs shall have decision-making authority for the JDC, so long as any decisions are documented as provided below.

(b)The JDC shall have the right to make only those determinations expressly enumerated as decisions of the JDC in this Agreement; provided that such determinations are documented in the written minutes signed (or acknowledged as final via email) by the JDC Co-Chairs.

(c)Notwithstanding anything to the contrary in this Agreement, the JDC will have no power (i) to amend this Agreement or (ii) to modify either Party’s obligations with regard to a study in the Joint Development Plan without such Party’s prior written consent; in each case, except by a writing (and that is not the minutes of a meeting) signed by both Parties.

3.7Dispute Resolution.  The representatives of the JDC shall attempt in good faith to reach consensus on all matters properly brought before the JDC.  Except as otherwise provided in this Agreement, if, after a good faith, reasonable and open discussion among the members of the JDC, the JDC is unable to agree on a matter that has been properly before it for a period of [***] and that calls for a decision, either Party may refer the dispute (a “JDC Dispute”) to the JEC for resolution.  If the JEC is unable to reach a resolution within [***] of the referral of the JDC Dispute to the JEC, either Party may refer such JDC Dispute to the Executive Officers for resolution.  If the Executive Officers are unable to reach a resolution within [***] of such referral then:

(a)if such JDC Dispute regards whether or not to commence a Clinical Trial as a new Collaboration Study (i.e., include a Clinical Trial (other than an Initial Trial) into the scope of the Joint Development Plan), then such Clinical Trial [***];

(b)if such JDC Dispute regards the initial Protocol and its contents (further to Section 3.2(d)) or the initial budget for any Collaboration Study, in each case before the commencement of such applicable Collaboration Study, then [***];

(c)if such JDC Dispute occurs subsequent to the commencement of a Collaboration Study, and relates to either (1) a material amendment requiring mutual agreement proposed by either Party to an agreed-upon Protocol or protocol synopsis, CRO Agreement, Bioanalysis Plan or Statistical Analysis Plan relating to such Collaboration Study or (2) any other matter relating to the strategy, conduct, rationale, or safety of such Collaboration Study, there shall be no decision on the matter and the then-existing terms of the applicable Protocol, protocol

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synopsis, CRO Agreement, Bioanalysis Plan or Statistical Analysis Plan relating to such Collaboration Study shall govern.  Notwithstanding the foregoing, neither Party shall be required to continue its involvement in a Collaboration Study if a Party reasonably deems there to be a Material Safety Issue for such Collaboration Study.  Each Party’s safety committee shall, to the extent practicable, meet and discuss in good faith the Material Safety Issue and if unresolved within [***], the applicable Collaboration Study shall be discontinued.  The Parties shall use reasonable efforts to wind down activities related solely to such discontinued Collaboration Study in accordance with Sections 16.4 and 16.6; and

(d)if such JDC Dispute is not otherwise addressed by Section 3.7(a), Section 3.7(b), Section 3.7(c), Section 3.8 (Final Decision-Making Authority of the Parties) or Section 5.5 (Manufacturing Option), the dispute shall be resolved through arbitration as provided for in Section 15.3.

3.8Final Decision-Making Authority of the Parties.  In the event a JDC Dispute is unresolved pursuant to Section 3.7 as set forth above, each Party shall have final decision-making authority as follows:

[***].

3.9Formulation Development.

(a)Fixed Dose Combinations.  Neither Party shall have the right to (i) conduct any registrational Clinical Trial with any Fixed Dose Combination Product, (ii) make a Filing with respect to a Fixed Dose Combination Product or (iii) Commercialize any Fixed Dose Combination Product, whether alone or in combination with other Persons.  Each Party has the right to conduct preclinical and Phase I Studies (but not if such study could also be considered a registrational study) of any Fixed Dose Combination Product at its own cost.  If the Parties agree (each at their sole discretion) to jointly Develop or Commercialize any Fixed Dose Combination Product, such Development or Commercialization will be conducted in accordance with a separate agreement, or an amendment to this Agreement, negotiated between the Parties.  For clarity, no Party shall be obligated to collaborate with the other Party or to agree on any terms with the other Party with respect to any Fixed Dose Combination Product.

(b)Alternative Formulations.  Each Party has the right to conduct preclinical and non-registrational studies and Clinical Trials of any alternative formulation or method of administration of the Nektar Compound or Product (including subcutaneous formulations) at its own cost.  If the Parties agree (each at their sole discretion) to jointly Develop or Commercialize any alternative formulations or methods of administration of the Nektar Compound or Product, such Development and Commercialization will be conducted in accordance with a separate agreement, or an amendment to this Agreement, negotiated between the Parties.  For clarity, no Party shall be obligated to collaborate with the other Party or to agree on any terms with the other Party with respect to any such alternative formulation or method of administration and neither

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Party has any right to seek Regulatory Approval of or Commercialize any alternative formulations or methods of administration of the Nektar Compound or Product under this Agreement.

(c)Each Party shall keep the JDC reasonably informed as to the progress of any activities conducted pursuant to this Section 3.9.

3.10Conduct.  Each Party shall use Commercially Reasonable Efforts to perform and fulfill its respective Development activities under this Agreement, including all remaining pre-clinical and clinical testing necessary or useful for Developing the Product and the preparation and submission of the appropriate Regulatory Documentation required for the Commercialization of the Products in the Field in the Territory, and each Party shall do so in accordance with Applicable Law.

Article 4

DEVELOPMENT RESPONSIBILITIES

4.1General Responsibilities of the Parties.  Subject to the terms of this Agreement, each Party shall use Commercially Reasonable Efforts to (a) perform the Development activities assigned to it pursuant to this Agreement; (b) conduct and complete each Collaboration Study for which it is the Lead Party and any Statistical Analysis Plans and Bioanalysis Plans relating thereto on a timely basis in accordance with the Protocol, Bioanalysis Plans, Statistical Analysis Plans and Third Party agreements relating thereto; and (c) timely provide Rights of Cross-Reference where required by this Agreement.

4.2Specific Responsibilities of the Parties.  Each Party shall use Commercially Reasonable Efforts to conduct and shall be responsible for activities assigned to it by the applicable Protocols and/or the JDC that such Party is not otherwise obligated to perform by this Agreement, provided that, except as set forth in this Agreement, in no event shall either Party be obligated to perform any such assigned activities without its prior written consent (which may be reflected in the minutes of meetings of the JDC or in a Protocol).  As of the Effective Date, each Party shall be responsible for the following activities:

(a)Responsibilities of the Lead Party.  Subject to Section 10.1 and JDC direction and oversight as provided in Section 3.3(b), each Lead Party shall be responsible for the following activities for each Collaboration Study:

(i)with the cooperation of the non-Lead Party, compiling, amending and filing all necessary Collaboration Study Regulatory Documentation with Regulatory Authority(ies) and maintaining and making all required submissions to Regulatory Authorities related thereto on a timely basis;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)with the cooperation of the non-Lead Party, and subject to the provisions of Section 12.5, listing any Collaboration Study required to be listed on a public database such as www.clinicaltrials.gov or other public registry in any country in which such Collaboration Study is being conducted in accordance with Applicable Law and in accordance with the Lead Party’s internal policies relating to clinical trial registration; provided that the non-Lead Party shall provide the Lead Party with written notice of any comments to a proposed listing within [***] of the date on which the Lead Party provides the applicable information to the non-Lead Party;

(iii)drafting and, subject to Sections 3.3(b) and 3.4(c), providing the non-Lead Party (through the JDC or otherwise) for its review and approval, each Protocol and investigator’s brochure for a Collaboration Study, and the related template ICF, template clinical site agreement, Bioanalysis Plan and Statistical Analysis Plan, and any material amendments to each of the foregoing (provided that the non-Lead Party shall provide the Lead Party with such approval or rejection within [***] of the date on which the Lead Party provides the applicable document to the non-Lead Party);

(iv)managing the operations of the Collaboration Studies in accordance with the applicable Protocol, including overseeing compliance by any CRO with the terms of its agreement with the Lead Party relating to the Collaboration Study;

(v)subject to Sections 3.3(b) and 3.4(c), providing to the non-Lead Party a list of all proposed clinical trial sites and principal investigator(s) for each Collaboration Study;

(vi)subject to Sections 3.3(b) and 3.4(c), ensuring that all clinical trial service agreements and clinical trial site agreements (A) contain intellectual property provisions that retain each of the Parties’ respective intellectual property rights in the BMS Assets, Nektar Assets and the Combined Therapy, and (B) allow for the non-Lead Party, as well as the Lead Party, to the extent permitted by Applicable Law and any Third Party confidentiality restrictions or obligations, to audit Collaboration Study sites for quality assurance and to inspect and copy data, documentation and work products relating to the activities performed by the site, including the medical records of any patient participating in any clinical study; provided that should the non-Lead Party seek to audit a study site (1) the non-Lead Party shall solely bear the cost and expense for such audit, (2) the Lead Party shall accompany the non-Lead Party to such audit, at a date and time mutually agreed upon by the Parties and the applicable study site, and (3) the non-Lead Party shall provide the Lead Party with a copy of any reports resulting from such audit.  This right to inspect and copy data, documentation, and work products of a study site may be exercised at any time during the Term, or such longer period as shall be required by Applicable Law;

(vii)providing the non-Lead Party with copies of each final site template ICF (if requested by the non-Lead Party);

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(viii)providing the non-Lead Party with minutes from any and all external drug safety monitoring boards for the Collaboration Studies, if applicable, within [***] after receipt by the Lead Party;

(ix)providing the non-Lead Party with updates on the status of the Collaboration Studies at each teleconference for the clinical execution working team, or upon the non-Lead Party’s reasonable request, including information regarding the number and status of study sites, the number of screened subjects (actual to target), the number of randomized subjects (actual to target), the number of dosed, ongoing, discontinued and completed subjects, and any safety updates as contemplated by the applicable Protocol, Section 3.2(e)(v), and/or routinely performed by a Party in its normal course of trial management and reporting;

(x)analyzing the Study Data in a timely fashion and providing the non-Lead Party with access to the Study Data from the applicable Collaboration Study as follows (and within the timeframes below or such other timeframes as agreed by the JDC):

(A)pursuant to an appropriate timetable determined by the JDC:  (1) sharing with the non-Lead Party for review and comment drafts of interim, ongoing and/or final clinical trial reports (and/or statistical analyses in accordance with the Statistical Analysis Plan) from each Collaboration Study and (2) providing the raw Study Data in electronic or other mutually agreed format;

(B)within [***] after Database Lock, access to safety information that will be used for an interim review by an external consultant (or drug safety monitoring board, if required) to be agreed upon by the Parties and in accordance with the Pharmacovigilance Agreement;

(C)within [***] after Database Lock, access to case report forms or patient profiles for all patients in each Collaboration Study; and

(D)within [***] of the creation of a quality checked and closed database for the Collaboration Study, copies of the Form 1572s, financial disclosures and other relevant documents required to meet regulatory requirements related to the Collaboration Studies (including any data or documents that may be required to provide Aggregate Safety Information to a Regulatory Authority with respect to the Nektar Compound or BMS Compound);

(E)within [***] of the creation of an electronic quality checked and closed database for the Collaboration Study, an electronic copy of the such database (it being understood that the form and format of such database must

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be reasonably acceptable to both Parties and shall be determined by the JDC); and

(F)providing the non-Lead Party with any programs or SAS codes to be used for the Statistical Analysis Plan for the Collaboration Study.

(xi)obtaining supplies of any co-medications, to the extent any such co-medications are required for use in any Collaboration Study, and providing to the non-Lead Party any information related to each Collaboration Study that is provided to the manufacturer of any co-medication pursuant to Section 12.3 herein within [***] after the provision of the information to the manufacturer;

(xii)performing, either directly or through Third Parties, collection of Samples; and

(xiii)such other responsibilities as may be agreed to by the Parties or determined by the JDC.

(b)Responsibilities of Nektar.  Subject to Section 10.1 and JDC direction and oversight as provided in Section 3.3(b), Nektar shall be responsible for the following activities:

(i)(A) Manufacturing the Nektar Assets for use in the Collaboration Studies and Independent Studies, and, if applicable, providing for the release by a Qualified Person (as such term will be defined in the applicable Quality Agreement) or providing the necessary documentation in support of quality release, of the Nektar Assets if such release is required for the Collaboration Studies and Independent Studies, (B) if applicable, packaging and Labelling Bulk Form BMS Assets provided by BMS to Nektar for use in the Collaboration Studies and Independent Studies, and (C) for each Collaboration Study for which Nektar is the Lead Party, providing the JDC (or a working team designated by the JDC) [***] with a clinical drug supply forecast for the BMS Assets, the Nektar Assets and any other Third Party Asset (such forecasts to include strategies for drug supply overages, drug supply quantities and required delivery dates);

(ii)for each Collaboration Study for which Nektar is the Lead Party, providing BMS with reasonable advance notice of scheduled meetings or other material non-written communications with a Regulatory Authority and the opportunity to participate in each such meeting or other non-written communication, to the extent that it relates to the Monotherapy, the Combined Therapy or a BMS Asset, and providing BMS with the opportunity to review, provide comments to Nektar within [***] on, and, if inconsistent with the applicable Protocol(s) or JDC guidance, approve all submissions and written correspondence with a Regulatory Authority that relates to the Monotherapy, Combined Therapy or a BMS Asset; provided, however, in no event shall Nektar or any Affiliate of Nektar initiate communications with or respond to any communications

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initiated by any Regulatory Authority solely with respect to a BMS Asset without the prior written consent of BMS;

(iii)for each Collaboration Study for which Nektar is the Lead Party, providing to BMS a written summary of meetings or a summary of other non-written communications with a Regulatory Authority within [***] of such meeting or communication, and copies of any official correspondence to or from a Regulatory Authority within [***] of receipt or provision, in each case to the extent that it relates to the Monotherapy, Combined Therapy or a BMS Asset, and copies of all Collaboration Study Regulatory Documentation within [***] of submission to Regulatory Authorities;

(iv)for each Collaboration Study for which Nektar is the Lead Party, coordinating with BMS and providing to the JDC (or a subcommittee designated by the JDC for such purpose) drafts of (A) submissions to the Nektar IND (if applicable) and/or the Combined Therapy Collaboration IND (if applicable); and (B) Collaboration Study Regulatory Documentation, or portions thereof, that relate to the Nektar Compounds, the Combined Therapy or a BMS Assets, for JDC review and approval, and providing BMS with the opportunity to review, comment on and approve all other written correspondence with a Regulatory Authority relating to the Collaboration Studies; provided that BMS shall provide Nektar with written notice of any such comments (and, where applicable, approvals or rejections) within [***] of the date on which Nektar provides the applicable document to BMS;

(v)to the extent necessary for the conduct of any Collaboration Study or Independent Study or BMS’s filing of a BLA or supplemental BLA as set forth in Section 10.1(b), providing BMS a Right of Cross-Reference to the relevant Regulatory Documentation, provided that, such Right of Cross-Reference shall terminate upon the expiration or termination of this Agreement for purposes of conducting any new Clinical Trials, except that in the case of termination for a Material Safety Issue pursuant to Section 16.4, such Right of Cross-Reference shall remain in effect solely (A) to the extent necessary to permit Nektar to comply with any outstanding obligations required by a Regulatory Authority and/or Applicable Law or (B) as necessary to permit BMS to continue to dose subjects enrolled in each Collaboration Study or Independent Study through completion of the applicable Protocol if required by the applicable Regulatory Authority(ies) and/or Applicable Laws;

(vi)for each Collaboration Study, providing BMS with access to all safety information (including any updates to the investigator’s brochure for the Nektar Compound) in the Global Safety Database through the provision of case safety reports (“CSRs”) and listings related to the Monotherapy, Combined Therapy or a BMS Asset during the Collaboration Studies in accordance with the Pharmacovigilance Agreement;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(vii)providing BMS with any information regarding the pharmacokinetics, efficacy and safety of a Nektar Asset alone, a BMS Asset alone or a Nektar Asset in combination with a BMS Asset;

(viii)providing BMS with access to an investigator’s brochure for the Nektar Asset as determined by Nektar (and any updates thereto), as well as all relevant safety information for the Nektar Asset;

(ix)providing and making available as necessary information and/or Persons with knowledge concerning the Nektar Asset to support the Collaboration Studies, including any interactions with a Regulatory Authority;

(x)reviewing and, if applicable, suggesting alternatives to the Lead Party’s proposed list of Clinical Trial sites and principal investigator(s) for each Collaboration Study;

(xi)promptly reviewing and providing comments on and communicating its approval (or rejection) of each Protocol, the BMS and Nektar investigator’s brochures for each Collaboration Study (as it relates to the Nektar Compound and the Combined Therapy), any template ICF, Bioanalysis Plan and Statistical Analysis Plan, and any amendments to each of the foregoing (provided that Nektar shall provide BMS with written notice of any such comments (and, where applicable, approvals or rejections) within [***] of the date on which BMS provides the applicable document to Nektar);

(xii)jointly reviewing, providing comments to BMS within [***] on, and (if inconsistent with the applicable Protocol(s)) approving all Collaboration Study Regulatory Documentation and providing BMS with copies of Nektar Regulatory Documentation, as both Parties agree is necessary or reasonably expected to be necessary, and is requested by BMS, (1) to obtain and maintain an IND for the Collaboration Study and prepare and file any Collaboration Study Regulatory Documentation in accordance with this Agreement, or (2) to comply with Applicable Law, with regard to the BMS Asset and a Combined Therapy Collaboration Study, which may include information regarding the pharmacokinetics, efficacy and safety of a Nektar Asset alone or in combination with the BMS Asset (provided that Nektar shall provide BMS with written notice of any such comments (and, where applicable, approvals or rejections) within [***] of the date on which BMS provides the applicable document to Nektar);

(xiii)such other responsibilities as may be agreed to by the Parties or determined by the JDC; and

(xiv)subject to the Pharmacovigilance Agreement, owning and being responsible for (or appointing a Third Party reasonably acceptable to both Parties to be responsible for) the maintenance of the Global Safety Database and safety reporting for the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Monotherapy and Combined Therapy, collecting, evaluating and reporting Serious Adverse Events, other safety data and any further pharmacovigilance information from the Collaboration Studies, and providing BMS with the opportunity to participate in and comment on such pharmacovigilance activities.

(c)Responsibilities of BMS.  Subject to Section 10.1 and JDC direction and oversight as provided in Section 3.3(b), BMS shall be responsible for the following activities:

(i)(A) Manufacturing the BMS Assets for use in the Collaboration Studies and Independent Studies, and, if applicable, providing for the release by a Qualified Person (as such term will be defined in the applicable Quality Agreement) or providing the necessary documentation in support of quality release, of the BMS Assets if such release is required for the Collaboration Studies and Independent Studies, (B) if applicable, packaging and Labelling Bulk Form Nektar Compound provided by Nektar to BMS for use in the Collaboration Studies and Independent Studies, and (C) for each Collaboration Study for which BMS is the Lead Party, providing the JDC (or a working team designated by the JDC) [***] with a clinical drug supply forecast for Nektar Assets, the BMS Assets and any Third Party Asset (such forecasts to include strategies for drug supply overages, drug supply quantities and required delivery dates);

(ii)for each Collaboration Study for which BMS is the Lead Party, providing Nektar with reasonable advance notice of scheduled meetings or other material non-written communications with a Regulatory Authority and the opportunity to participate in each such meeting or other non-written communication, to the extent that it relates to the Monotherapy, Combined Therapy or a Nektar Asset and providing Nektar with the opportunity to review, provide comments to BMS within [***] on, and, if inconsistent with the applicable Protocol(s) or JDC guidance, approve all submissions and written correspondence with a Regulatory Authority that relates to the Monotherapy, Combined Therapy or Nektar Asset; provided, however, in no event shall BMS or any Affiliate of BMS initiate communications with or respond to any communications initiated by any Regulatory Authority solely with respect to a Nektar Asset without the prior written consent of the Nektar and provided further that Nektar, if requested, shall step out of any portions of such meetings or other non-written communications with a Regulatory Authority that relate solely to the use of a BMS Asset as a monotherapy;

(iii)for each Collaboration Study for which BMS is the Lead Party, providing Nektar a written summary of meetings or a summary of other non-written communications with a Regulatory Authority within [***] of such meeting or communication, and copies of any official correspondence to or from a Regulatory Authority within [***] of receipt or provision, in each case to the extent that it relates to the Monotherapy, Combined Therapy or a Nektar Asset, and copies of all Collaboration Study Regulatory Documentation within [***] of submission to Regulatory Authorities;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv)for each Collaboration Study for which BMS is the Lead Party, coordinating with Nektar and providing to the JDC (or a subcommittee designated by the JDC for such purpose) drafts of (A) a Combined Therapy Collaboration IND and (B) Collaboration Study Regulatory Documentation, or portions thereof, that relate to the Combined Therapy or a Nektar Asset, for JDC review and approval, and providing Nektar with the opportunity to review, comment on and approve all other written correspondence with a Regulatory Authority relating to the Collaboration Studies; provided that Nektar shall provide BMS with written notice of any such comments (and, where applicable, approvals or rejections) within [***] of the date on which BMS provides the applicable document to Nektar;

(v)to the extent necessary for the conduct of any Collaboration Study, Independent Study or Nektar’s filing of a BLA or supplemental BLA as set forth in Section 10.1(b), providing Nektar a Right of Cross-Reference to the relevant Regulatory Documentation, provided that, such Right of Cross-Reference shall terminate upon the expiration or termination of this Agreement for purposes of conducting any new Clinical Trials, except that in the case of termination for a Material Safety Issue pursuant to Section 16.4, such Right of Cross-Reference shall remain in effect solely (1) to the extent necessary to permit Nektar to comply with any outstanding obligations required by a Regulatory Authority and/or Applicable Law or (2) as necessary to permit Nektar to continue to dose subjects enrolled in each Collaboration Study or Independent Study through completion of the applicable Protocol if required by the applicable Regulatory Authority(ies) and/or Applicable Law;

(vi)for each Collaboration Study for which BMS is the Lead Party, providing Nektar with access to all safety information (including any updates to the investigator’s brochure for the BMS Asset) for the Global Safety Database through CSRs and listings related to the Monotherapy, Combined Therapy or a Nektar Asset during the Collaboration Studies in accordance with the Pharmacovigilance Agreement;

(vii)providing Nektar with any information regarding the pharmacokinetics, efficacy and safety of a BMS Asset alone, a Nektar Asset alone, or a Nektar Asset in combination with a BMS Asset;

(viii)providing Nektar with access to an investigator’s brochure for a BMS Asset as determined by BMS (and any updates thereto), as well as all relevant safety information for the BMS Asset;

(ix)providing and making available as necessary information and/or Persons with knowledge concerning a BMS Asset to support the Combined Therapy Collaboration Studies, including any interactions with a Regulatory Authority;

(x)reviewing and, if applicable, suggesting alternatives to the Lead Party’s Clinical Trial sites and principal investigator(s) for each Collaboration Study;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(xi)promptly reviewing and providing comments on and communicating its approval (or rejection) of each Protocol, the BMS and Nektar investigator’s brochures for each Collaboration Study (as it relates to the BMS Asset and the Combined Therapy), any template ICF, Bioanalysis Plan and Statistical Analysis Plan, and any amendments to each of the foregoing (provided that BMS shall provide Nektar with written notice of any such comments (and, where applicable, approvals or rejections) within [***] of the date on which Nektar provides the applicable document to BMS);

(xii)jointly reviewing, providing comments to Nektar within [***] on, and (if inconsistent with the applicable Protocol(s)) approving all Collaboration Study Regulatory Documentation and providing Nektar with copies of BMS Regulatory Documentation, as both Parties agree is necessary or reasonably expected to be necessary, and is requested by Nektar, (A) to obtain and maintain an IND for a Combined Therapy Collaboration Study and prepare and file any Collaboration Study Regulatory Documentation in accordance with this Agreement, or (B) to comply with Applicable Law with regard to a Nektar Asset and a Combined Therapy Collaboration Study, which may include information regarding the pharmacokinetics, efficacy and safety of a BMS Asset alone or in combination with a Nektar Asset (provided that BMS shall provide Nektar with written notice of any such comments (and, where applicable, approvals or rejections) within [***] of the date on which Nektar provides the applicable document to BMS); and

(xiii)such other responsibilities as may be agreed to by the Parties or determined by the JDC.

4.3Documents and Collaboration Study Contracts.

(a)The Lead Party bears primary responsibility for conduct of each of its Collaboration Studies and the analysis of the Study Data under the applicable Statistical Analysis Plan.  In consultation with the other Party, the Lead Party shall draft the Protocols and Statistical Analysis Plans, and any amendments to each of the foregoing, and shall provide such documents to the other Party for review, comment, and if applicable, approval pursuant to Section 4.2(a)(vi) and Sections 3.3(b) and 3.4(c).  The non-Lead Party shall have [***] from the date on which the Lead Party provides the applicable document to the non-Lead Party to provide any comments, and if applicable, approvals or rejections to the Lead Party concerning the applicable draft Protocol or Statistical Analysis Plan, or any amendment to each of the foregoing.

(b)Subject to Sections 3.3(b) and 3.4(c), the Lead Party shall be responsible for negotiating and entering into contracts for services relating to its applicable Collaboration Study, including selecting vendors, approving contract deliverables and managing contract performance, including site contracts, obtaining IRB approval for site informed consent forms, obtaining signed informed consents, monitoring plans, etc.  The Lead Party will be responsible for ensuring that any such contracts allow the Lead Party to provide the other Party with access to and use of Study Data, Samples, and other information and documents as required pursuant to this Agreement (and in no event not less than the same access or use as is granted to the Lead Party).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 5

MANUFACTURE AND SUPPLY

5.1Joint Manufacturing Committee.  Promptly after the Effective Date, the Parties shall form a Joint Manufacturing Committee (the “JMC”).  The JMC shall consist of [***].  Each Party shall be responsible for determining the qualifications and substitutions of its JMC members.  It is anticipated that each Party’s representatives may include experts in manufacturing and supply of human therapeutic products.  The JMC shall be co-chaired with one chairperson designated by each Party (each, a “JMC Co-Chair”).  The JMC shall meet at least [***], or at such other frequency as the JMC agrees (and it may appoint working teams to meet more frequently), provided that either Party through its JMC Co-Chair may request a meeting of the JMC at any time upon [***] notice to the other Party, with the understanding that the other Party will use reasonable efforts to comply with such request but such other Party will not be in breach of this Agreement in the event that it is unable to comply with such request but is using reasonable efforts to conduct a JMC meeting as promptly as practicable.  Upon request by either Party, such meetings will be held by audio or video teleconference; provided that face-to-face meetings shall occur at least [***], alternating between Princeton, NJ and San Francisco, CA unless otherwise agreed upon by the Parties.  There must be a minimum of [***] from each Party at any meeting of the JMC to constitute a quorum for decision-making.  No fewer than five [***] prior to each meeting, and in any event as soon as reasonably practicable, each Party shall use good faith efforts to disclose to the other Party any proposed agenda items together with appropriate supporting information.  The Alliance Managers shall alternate responsibility for preparing and circulating definitive minutes of each meeting of the JMC.  Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting, a list of material actions and decisions made by the JMC, a list of action items made by the JMC and a list of material issues not resolved by the JMC.  The Alliance Manager who drafts the minutes shall provide the other Alliance Manager and each Party’s JMC Co-Chair with the initial draft meeting minutes, who shall return the draft with any proposed changes, and this process shall be repeated until a final version of the meeting minutes is agreed upon and signed (or acknowledged as final via email) by the two JMC Co-Chairs.  The Parties shall reasonably cooperate to complete and agree upon a final version of meeting minutes within [***] from the date of the relevant meeting.  The final version of the meeting minutes shall be signed (or acknowledged as final via email) by the two JMC Co-Chairs, and each Party shall be provided with a copy of the final meeting minutes for its safekeeping.  A reasonable number of additional representatives of a Party may attend meetings of the JMC in advisory capacity with the prior written consent of the other Party; provided that any JMC meetings that includes representatives of either Party who are not JMC members may, at the request of any JMC member, include a closed session consisting of only JMC members and Alliance Managers.  All representatives to the JMC or attending JMC meetings shall be subject to confidentiality and nonuse restrictions at least as restrictive as those set forth herein.

5.2Responsibilities and Authority of the Joint Manufacturing Committee.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)Each Party shall use Commercially Reasonable Efforts to keep the JMC informed about Manufacturing activities (and Development activities as they relate to Manufacturing) performed by that Party hereunder.  The JMC will be responsible for the overall oversight of the CMC development and Manufacturing of Nektar Compounds and Products.  The JMC (or in the absence of a formal JMC meeting the JMC Co-Chairs) shall be responsible for the following:

(i)CMC development activities for the Nektar Compound and Product (including PEGylation), including process development, formulation development, specification setting, process characterization, scale-up and validation/PPQ;

(ii)worldwide Manufacturing and sourcing strategies in support of the Development and Commercialization of the Products in the Field in the Territory;

(iii)use of Third Parties to Manufacture and supply any Nektar Compounds or Products, including the Third Parties (and their Affiliates) set forth in Schedule 5.2(a)(iii) currently engaged in or retained to assist with Manufacturing;

(iv)logistical strategies, capacity planning and inventory levels for each Nektar Compounds or Products for consistency with the then-current Joint Development Plan and Commercialization Plan and Budget for the Product in the Field in the Territory;

(v)results of regulatory inspections related to any Nektar Compounds or Products and reviewing steps to be taken by the Parties to address any deficiencies noted;

(vi)capacity planning and supply continuity plans (including, if agreed by the JMC, through stock build-up or second source of supply) for each Nektar Compounds or Product for consistency with the then-current Joint Development Plan and Commercialization Plan and Budget for the Product in the Field in the Territory;

(vii)reviewing the demand forecast for the Nektar Compound for use in Collaboration Studies, Independent Studies, and Commercialization activities [***];

(viii)regulatory compliance related to the Manufacture of Nektar Compounds or Products;

(ix)material quality-related issues concerning the Nektar Compounds or Products;

(x)monitoring and managing the costs of Manufacture;

(xi)providing updates to the JEC, JDC or JCC, as applicable, upon request relating to Manufacturing issues;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(xii)appointing working teams, to be made up of representatives from each Party, that will hold telephone discussions at a mutually agreed frequency to review matters assigned to such working teams; and

(xiii)such other matters as the Parties agree in writing shall be the responsibility of the JMC.

(b)The JMC will have no power (i) to amend this Agreement or (ii) to modify either Party’s obligations with regard to this Agreement.  The representatives of the JMC shall attempt in good faith to reach consensus on all matters properly brought before the JMC.  If, after a good faith, reasonable and open discussion among the members of the JMC, the JMC is unable to agree on a matter that has been properly before it for a period of [***] and that calls for a decision, either Party may refer the dispute (a “JMC Dispute”) to the JDC.  JEC for resolution.  If the JEC is unable to reach a resolution within [***] of the referral of the JMC Dispute to the JEC, either Party may refer such JMC Dispute to the Executive Officers for resolution.  If the Executive Officers are unable to reach a resolution within [***] of such referral and are not otherwise addressed by Section 3.7(a), Section 3.7(b), Section 3.7(c), Section 3.8 (Final Decision-Making Authority of the Parties) or Section 5.5 (Manufacturing Option), the dispute shall be resolved through arbitration as provided for in Section 15.3.

5.3Manufacture and Supply of Nektar Assets and Products.

(a)Nektar Compounds and Products.  Unless BMS exercises the Manufacturing Option set forth in Section 5.5(a), during the Term, Nektar, as Manufacturing Party, shall be solely responsible for the Manufacture or having Manufactured all Nektar Compounds and Products (including all such Manufacturing for use in pre-clinical trials, Collaboration Studies, Independent Studies, GLP toxicology studies and for commercial sale).  [***].  All Nektar Assets and Products supplied for a Collaboration Study or Independent Study shall have sufficient expiration dates to complete such Collaboration Study or Independent Study.  The Manufacturing Party or a Third Party conducting activities on behalf of the Manufacturing Party will, if applicable, package, Label and distribute the Nektar Compounds and Products (i) for use in the Collaboration Studies and Independent Studies and (ii) for the Commercialization of the Product in the Field in the Territory.

(b)Nektar Assets (other than the Nektar Compounds and Product).  During the Term, Nektar shall be solely responsible for the Manufacture or having Manufactured all Nektar Assets (other than Nektar Compounds and Products) (including all such Manufacturing for use in pre-clinical trials, Collaboration Studies, Independent Studies, GLP toxicology studies and for commercial sale).  [***].  All such Nektar Assets supplied for a Collaboration Study or Independent Study shall have sufficient expiration dates to complete such Collaboration Study or Independent Study.  Nektar will, if applicable, package, Label and distribute such Nektar Assets for use in the Collaboration Studies and Independent Studies.

(c)Costs.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)The Clinical Manufacturing Costs of Nektar Compounds and Products for Collaboration Studies and other Joint Development Plan activities shall be split between the Parties so that Nektar shall be responsible for 65% of such Clinical Manufacturing Costs and BMS shall be responsible for 35% of such Clinical Manufacturing Costs.

(ii)The Clinical Manufacturing Costs of the Nektar Assets (other than Nektar Compounds and Product) for Joint Development Plan activities shall be borne solely by Nektar.

(iii)Subject to Section 7.3(b), the Clinical Manufacturing Costs of the Nektar Assets (other than Nektar Compounds and Product) for Independent Studies shall be borne solely by Nektar.

(iv)The Fully Burdened Costs to Manufacture any Nektar Compounds or Products for Commercialization of the Product in the Field in the Territory shall be split between the Parties in accordance with Sections 9.4 and 9.5.

(v)[***].

(vi)[***].

(d)Standards.  The Nektar Compounds and Products shall be Manufactured in accordance with Applicable Law (including GMP) and, to the extent that Nektar is the Manufacturing Party, shall be of similar quality to Nektar Assets and Products used by Nektar for its other clinical trials of Nektar Assets and Products.  The Manufacturing Party shall deliver to the non-Manufacturing Party certificates of analysis, and any other documents specified in the applicable Quality Agreement, including such documentation as is necessary to allow the non-Manufacturing Party to compare the applicable Nektar Asset or Product certificate of analysis to the applicable Nektar Assets or Product specifications.

(e)Customs Valuation.  If applicable, Nektar will provide BMS with country-specific customs valuations for the Nektar Assets and Products, which BMS must use for deliveries to each country.  BMS must request these valuations at least [***] prior to each shipment through Nektar’s clinical supply organization.

(f)Use of Nektar Assets Supplied by Nektar to BMS.  BMS shall use the quantities of Nektar Assets and Products supplied to it under this Agreement solely as necessary for, and in accordance with, this Agreement and the Protocols, and for no other purpose, including as a reagent or tool to facilitate its internal research efforts, for any commercial purpose, or for other research unrelated to the Collaboration Studies, Independent Studies, with respect to Nektar Compounds for or Commercialization of the Products in the Field in the Territory.  Except as may be required under this Agreement, a Bioanalysis Plan, or a Protocol, BMS shall not perform, and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall not allow any Third Parties to perform, any analytical testing of the quantities of Nektar Assets or Products supplied to it under this Agreement.

(g)Prior Manufacturing Agreements.  BMS acknowledges that Nektar, prior to the Execution Date, has (i) selected and entered into agreements with certain Third Party contract manufacturers, (ii) identified a number of Manufacturing facilities/sites and (iii) completed visits to such facilities/sites, and BMS approves of such sites, and Third Party contract manufacturers, each as set forth in Schedule 5.2(a)(iii).  BMS acknowledges that the information related to such Third Party contract manufacturers and Manufacturing facilities/sites have been made available to BMS prior to the Effective Date, and subject to a satisfactory quality audit to be performed by BMS after the Effective Date in accordance with BMS’s internal SOPs, BMS will approve the continuation of the related Manufacturing agreements on their terms (including the budgets and pricing included therein), and hereby ratifies, on behalf of its appointees to the JMC and JDC, the decisions taken by Nektar prior to the Effective Date that would otherwise be under the purview of the JMC or JDC pursuant to this Agreement, solely to the extent that such decisions have been disclosed to BMS prior to the Effective Date.  For any additional Third Party contract manufacturers or Manufacturing facilities/sites proposed after the Effective Date, the Manufacturing Party, after discussion with the non-Manufacturing Party, will create and provide the JMC with a proposed list of potential Manufacturing facilities/sites and Third Party contract manufacturers that may be used to Manufacture the Nektar Compounds and Product, with the final list to be subject to JMC (or JMC Co-Chairs) approval (such JMC-approved list being the “Facility List”).  Except as otherwise noted in this Section 5.3(g), the proposed Facility List will be provided to the JMC prior to the Manufacturing Party initiating facility/site selection negotiations or visits.  The Manufacturing Party shall have the authority to select the final Third Party contract manufacturers or Manufacturing facilities/sites from the Facility List.  In the event that additional facilities/sites or Third Party contract manufacturers need to be added after the initial list is approved, a new list will be created by the Manufacturing Party that includes the proposed new facilities/sites or Third Party contract manufacturers and such list will be provided to the JMC for approval by the JMC (or JMC Co-Chairs) per this Section 5.3(g).

(h)Audit.  Nektar shall permit BMS, its Affiliates, and their representatives and designees to inspect and audit Nektar’s facilities, production, operations, testing, storage, and books and records to confirm Nektar’s compliance with the terms and conditions of this Section 5.3, during regular business hours at BMS’s expense; provided, however, that such inspection or audit shall not unreasonably interfere with the operations of the applicable facility.  In connection with any such inspection or audit, Nektar shall have no obligation to provide BMS and/or a Third Party access to Nektar Confidential Information related to any compound or product other than the Nektar Assets used in Collaboration Studies.  Such audits may be conducted at any date during the Term upon reasonable notice (which shall be no less than [***]’ prior notice, unless a shorter period is mutually agreed to by the Parties), but no more than [***].  Nektar shall cooperate with BMS to facilitate any such audit.  [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.4Manufacture and Supply of BMS Assets.

(a)BMS Assets.  During the Term, BMS shall be solely responsible for the Manufacture or having Manufactured all BMS Assets (including all such Manufacturing for use in Clinical Trials, GLP toxicology studies and for commercial sale).  [***].  All BMS Assets supplied for a Collaboration Study or Independent Study shall have sufficient expiration dates to complete such Collaboration Study or Independent Study.  BMS will, if applicable, package, Label and distribute the BMS Assets for use in the Collaboration Studies and Independent Studies.

(b)Costs.

(i)The Clinical Manufacturing Costs of the BMS Assets for Joint Development Plan activities, shall be borne solely by BMS.

(ii)The Clinical Manufacturing Costs of the BMS Assets for Independent Studies shall be borne solely by BMS.

(iii)[***].

(c)Standards.  The BMS Assets shall be Manufactured in accordance with Applicable Law (including GMP) and shall be of similar quality to the BMS Assets used by BMS for its other Clinical Trials of the BMS Assets.  BMS shall deliver to Nektar certificates of analysis, and any other documents specified in the applicable Quality Agreement, including such documentation as is necessary to allow Nektar to compare the applicable BMS Assets certificate of analysis to the applicable BMS Assets specifications.

(d)Customs Valuation.  If applicable, BMS will provide Nektar with country-specific customs valuations for the BMS Assets, which Nektar must use for deliveries to each country.  Nektar must request these valuations at least [***] prior to each shipment through BMS’s clinical supply organization.

(e)Use of BMS Asset Supplied by BMS to Nektar.  Nektar shall use the quantities of BMS Asset supplied to it under this Agreement solely as necessary for, and in accordance with, this Agreement and the Protocols, and for no other purpose, including as a reagent or tool to facilitate its internal research efforts, for any commercial purpose, or for other research unrelated to the Collaboration Studies or Independent Studies.  Except as may be required under this Agreement, a Bioanalysis Plan, or a Protocol, Nektar shall not perform, and shall not allow any Third Parties to perform, any analytical testing of the quantities of BMS Assets supplied to it under this Agreement.

5.5Manufacturing Option.

(a)BMS shall have the option to obtain the right to Manufacture NKTR-214 (for itself or by an Affiliate or Third Party acting on BMS’s behalf), including [***] upon (i) a Change of Control of Nektar, or (ii) in the event that [***], (the “Manufacturing Option”).  Such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

notice shall specify the desired commencement date of such Manufacturing by or on behalf of BMS (such specified date, the “Manufacturing Commencement Date”).  BMS shall reimburse Nektar for Nektar’s Fully Burdened Costs associated with the transfer of the Nektar Manufacturing Know-How in the event that BMS exercises its Manufacturing Option upon a Change of Control.  Each Party shall otherwise share the costs of such transfer so that BMS bears thirty-five percent (35%) and Nektar bears sixty-five percent (65%) of the Fully Burdened Costs associated with the transfer of the Nektar Manufacturing Know-How to BMS.

(b)Unless otherwise agreed by the Parties, commencing on the Manufacturing Commencement Date, BMS and Nektar shall be jointly responsible for Manufacturing NKTR-214 for use in activities under this Agreement.  For all Manufacturing of NKTR-214, BMS shall at all times (i) use the Nektar Manufacturing Process and adhere to all applicable specifications and quality control and assurance policies and procedures that Nektar provides to BMS and (ii) adhere to the applicable Quality Agreement, GMPs, and Applicable Law.

(c)If BMS exercises the Manufacturing Option, BMS shall use [***].

(d)(i) Subject to Nektar’s contracts with its contract manufacturers for NKTR-214, Nektar shall facilitate the transfer of all Nektar Manufacturing Know-How that is necessary or reasonably useful to Manufacture NKTR-214 to BMS or to a contract manufacturer selected by BMS, which transfer shall be subject to the terms and conditions of Schedule 5.5(d)(i).  (ii) With respect to the PEG Reagent required for the Manufacture of the NKTR-214, BMS shall have the option to either (A) cause Nektar to enter into a mutually-agreeable supply agreement with BMS for supply by Nektar of such PEG Reagent at a fee equal to Nektar’s Fully Burdened Cost to Manufacture, or (B) cause Nektar to facilitate a transfer of all Nektar Manufacturing Know-How that is necessary or reasonably useful to Manufacture the PEG Reagent to BMS or a contract manufacturer selected by BMS, which transfer shall be subject to the terms and conditions of Schedule 5.5(d)(ii).

(e)Notwithstanding anything to the contrary herein, (i) BMS shall not commence Manufacture of NKTR-214 until the Parties have executed a Quality Agreement for such Manufacture and (ii) BMS may not sell NKTR-214 Manufactured by or for BMS until Nektar’s “Quality Management” group has audited and approved BMS’s Manufacturing processes and controls, as applicable, and validated the quality of the initial batch of the NKTR-214 Manufactured by BMS, such approval not to be unreasonably withheld or delayed.

(f)BMS shall permit Nektar, its Affiliates, and their representatives and designees to inspect and audit BMS’s facilities, production, operations, testing, storage, and books and records to confirm BMS’s compliance with the terms and conditions of this Section 5.5, in relation to the Manufacture of the Nektar Compound and Product, during regular business hours at Nektar’s expense; provided, however, that such inspection or audit shall not unreasonably interfere with the operations of the applicable facility.  In connection with any such inspection or audit, BMS shall have no obligation to provide Nektar and/or a Third Party access to BMS Confidential Information related to any compound or product other than NKTR-214.  Such audits

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

may be conducted at any date during the Term upon reasonable notice (which shall be no less than [***] prior notice, unless a shorter period is mutually agreed to by the Parties), but no more than [***].  BMS shall cooperate with Nektar to facilitate any such audit.  [***].

(g)BMS shall, at its sole expense, obtain, maintain, update, and remain in compliance with all permits, licenses, Regulatory Approvals or other governmental approvals required by Applicable Law for BMS to carry out its Manufacturing activities of NKTR-214 hereunder.

(h)Upon notice and request by BMS and subject to Nektar’s prior approval, the Manufacturing Option may be extended to include [***].

5.6Quality Agreement.  The Parties shall enter into quality agreements (each, a “Quality Agreement”) (a) within [***] after the Effective Date, but in no event later than the date on which the first shipment of any Bulk Form Nektar Asset, Bulk Form BMS Asset or Product is supplied for use in the Collaboration Studies or Independent Study and (b) if BMS exercises the Manufacturing Option, prior to BMS’s Manufacture of NKTR-214 or any other Nektar Compound, as applicable.  Each Quality Agreement shall outline the additional roles and responsibilities relative to the quality of the applicable Nektar Assets, BMS Assets or Products in support of the Collaboration Studies, Independent Studies or the Commercialization of the Product in the Field in the Territory.  Each Quality Agreement shall include the responsibility for quality elements including, by way of example, inspections, sub-contractors and suppliers, change control and corresponding regulatory amendments, out-of-specification results, deviations, Product recalls, withdrawals, Product complaints and a list of key quality contacts and investigations, in each case required to conduct the Collaboration Studies or Independent Studies or to Commercialize the Product in the Field in the Territory.  In addition, each Quality Agreement shall detail the documentation required for each shipment of (x) Nektar Asset or Product supplied for use in the Collaboration Studies or Independent Studies, (y) BMS Asset supplied to Nektar or its designee for use in the Collaboration Studies or Independent Studies, or (z) Nektar Compounds or Product to Commercialize the Product in the Field in the Territory.  Each Quality Agreement shall also indicate for the Commercialization of the Product in the Field in the Territory whether any required transfer by a Party to the other Party of analytical methods will be necessary to support identity testing by the other Party of the compound or Product supplied to the other Party under this Agreement.

5.7Supply Agreements.  Within [***] after the Effective Date (but in no event later than the date on which the first shipment of any Nektar Asset, BMS Asset or Product, whether in Bulk Form or Finished Form, is supplied for use in a Collaboration Study or Independent Study) or within [***] after the Manufacturing Commencement Date, the Parties shall enter into supply agreements (each, a “Supply Agreement”) to govern forecasting, ordering, expiration dates, procedures for acceptance and rejection and other customary provisions for the supply of the Nektar Compounds, Products, Nektar Assets and the BMS Assets for the Collaboration Studies and Independent Studies.  In addition, within a mutually agreed upon date reasonably prior to a Filing for Regulatory Approval of the initial BLA for a Product and on an ongoing basis thereafter

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

as required, the Parties shall enter into Supply Agreements or other arrangements to govern the forecasting, ordering, expiration dates, procedures for acceptance and rejection and other customary provisions for the commercial supply of the Nektar Compounds, Products, Nektar Assets and BMS Assets, as applicable, for Commercialization of the Products and Combined Therapies in the Field.

Article 6

GLOBAL DEVELOPMENT COST SHARING

6.1Manufacturing and Supply Expenses; Intellectual Property Expenses.  Expenses incurred as described in Article 5 (regarding manufacturing and supply), and Article 11 (regarding intellectual property) shall be borne or shared by the Parties as provided in such Articles.

6.2Monotherapy Collaboration Studies Expenses.  Subject to Section 6.1, for any Monotherapy Collaboration Studies, Nektar shall be responsible for sixty-five percent (65%) of the Development Costs and BMS shall be responsible for thirty-five percent (35%) of the Development Costs, in each case to the extent that such Development Costs are incurred in accordance with this Agreement and the applicable Development Budget.

6.3Combined Therapy Collaboration Studies Expenses.  Subject to Section 6.1, the Development Costs (other than Clinical Manufacturing Costs) for Combined Therapy Collaboration Studies shall be allocated to, and be the responsibility of the Parties, in accordance with Schedule 6.3 (Combined Therapy Collaboration Study Development Cost Allocation), in each case to the extent that such Development Costs are incurred in accordance with this Agreement and the applicable Development Budget.  For avoidance of doubt, Development Costs do not include Third Party License Payments by BMS or Nektar or any Third Party Claims, in each instance with respect to BMS Assets or Nektar Assets (other than Nektar Compounds).

6.4Nektar Annual Development Cost Cap.

(a)Nektar’s share of Collaboration Study Development Costs (including Clinical Manufacturing Costs) is subject to an annual cap of one hundred twenty-five million dollars ($125,000,000) in any given Calendar Year (the “Development Cost Cap”) to be calculated in accordance with U.S. GAAP; provided that the Development Cost Cap during the first Calendar Year shall be calculated on a pro rata basis as of the Effective Date.  In the event that Nektar’s pro rata share of Development Costs exceeds the Development Cost Cap in any given Calendar Year (in each instance, the “Nektar Excess Development Cost”), BMS will be responsible for, and shall pay for or reimburse Nektar for, all Development Costs in excess of the Development Cost Cap, including the Nektar Excess Development Cost.  To be clear, the Nektar Excess Development Cost remains a payable by Nektar until full payment thereof, and may be carried forward to future Calendar Years in accordance with the remainder of this Section 6.4.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)Nektar will reimburse BMS for the Nektar Excess Development Costs paid by BMS as follows, until full reimbursement thereof to BMS in accordance with the following:

(i)before the First Commercial Sale of the first Product in the Territory, in each Calendar Year in which the Development Cost Cap is not reached, Nektar shall reimburse BMS for any unreimbursed Nektar Excess Development Costs (but solely to the extent that the Development Cost Cap it is not reached in such Calendar Year);

(ii)following such First Commercial Sale, Nektar shall reimburse BMS for any unreimbursed Nektar Excess Development Costs, as a reduction of Nektar Share of Net Profits, according to the following schedule:

(A)for the [***] following such First Commercial Sale: up to [***] of Nektar Share of Net Profits shall be directed to the reimbursement to BMS of any unreimbursed Nektar Excess Development Cost; and

(B)in any subsequent years: up to [***] of Nektar Share of Net Profits shall be directed to reimbursement of any unreimbursed Nektar Excess Development Cost;

provided that Nektar may voluntarily reimburse any Nektar Excess Development Cost in advance of the above reimbursement schedule and process.

(c)[***].

Article 7

INDEPENDENT DEVELOPMENT

7.1General.  The Parties acknowledge that notwithstanding their collaboration to Develop and Commercialize the Nektar Compounds and the Product in the Field in accordance with this Agreement, but subject to Section 7.3(d), (a) Nektar independently is entitled to Develop and Commercialize the Nektar Compound in the Field in the Territory through Clinical Trials of the Nektar Compound as a Monotherapy, other studies (including preclinical) and activities, in each case undertaken outside of the Joint Development Plan (each such Clinical Trial, study and activity, a “Monotherapy Independent Study”) and (b) each Party independently is entitled to Develop and Commercialize the Nektar Compound in the Field in the Territory through Clinical Trials of the Combined Therapy, other studies (including preclinical) and activities, in each case undertaken outside of the Joint Development Plan (each such Clinical Trial, study and activity, a “Combined Therapy Independent Study”).  Before commencing any such Clinical Trials, other studies or activities directed to the Development of a Monotherapy or Combined Therapy in the Field as an Independent Study, the Party proposing such Clinical Trials, other studies or activities shall review such proposed Clinical Trials, other studies or activities with the other Party at a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

meeting of the JDC and shall endeavor reasonably to create a jointly agreed strategy and plan for such Clinical Trials, other studies or activities, which may include (x) amending the Joint Development Plan to include such Clinical Trials, other studies or activities as a new Collaboration Study under this Agreement (which would include the obligation for each Party co-funding its pro rata share of the Development Costs for such new Collaboration Study), or (y) the proposing Party independently conducting and funding such Clinical Trials, other studies or activities as an Independent Study.  Notwithstanding the meeting and discussion at the JDC, neither Party is obligated to disclose any Confidential Information regarding the existence of or status of any discussions, arrangements or disclosures with any Third Party regarding such proposed Clinical Trials, other studies or activities.  Moreover, subject to the rights and limitations set forth in Section 7.3, neither Party has any obligation to obtain consent or approval from the JDC in respect of any Independent Study, or any obligation to continue discussion of any Independent Study at the JDC.

7.2Current Nektar Studies.  Notwithstanding anything in this Agreement to the contrary, including pursuant to Section 7.3, Nektar is entitled to continue any ongoing (as of the Execution Date) (and initiate new) preclinical and Combined Therapy Clinical Trials under the terms of any existing Third Party arrangements (such studies and Clinical Trials, the “Current Studies”).  Attached as Schedule 7.2 (Current Studies) is a schedule of the Current Studies.  Each Current Study shall be treated as an Independent Study.  For clarity, any study with a Third Party that is not a Current Study, shall be subject to the provisions of Section 7.1.

7.3Independent Studies: Rights and Limitations.  The rights and limitations set forth in this Section 7.3 apply to each Party’s conduct of any Independent Study.

(a)Supply of Certain BMS Assets.  At Nektar’s request through the JDC, and subject to BMS approval not to be unreasonably withheld or delayed, BMS will provide Nektar, free of charge, with the BMS Compound, [***], for use in Combined Therapy Independent Studies (of a combination of Nektar Assets with such BMS Assets (whether or not with any Third Party Assets) or for the conduct of the activities permitted by Section 3.9, subject to the limitations and restrictions described in this Section 7.3.  Nektar’s right to request quantities of such BMS Assets for such Independent Studies will terminate on the [***].

(b)Supply of certain Nektar Assets.  At BMS’s request through the JDC, and subject to Nektar approval not to be unreasonably withheld or delayed, Nektar agrees to provide BMS with any Nektar Asset [***], for use in Combined Therapy Independent Studies of a combination of BMS Assets with such Nektar Assets (whether or not with any Third Party Assets) or for the conduct of the activities permitted by Section 3.9, subject to the limitations and restrictions described in this Section 7.3.  Nektar shall provide supplies of such applicable Nektar Asset free of charge for any Independent Studies of BMS Assets in combination with the applicable Nektar Assets, to the exclusion of any Third Party Asset, and for the conduct of the activities permitted by Section 3.9.  For any other Independent Studies, Nektar shall provide supplies of such applicable Nektar Asset for a fee equal to [***].  BMS’s right to request quantities of such Nektar Assets will terminate on the [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)Supply of Nektar Compound.  At either Party’s request through the JDC, Nektar (or BMS, if BMS has exercised the Manufacturing Option) agrees to provide either Party with the Nektar Compound for use in any Independent Study (whether or not with any other Nektar Assets, BMS Assets or Third Party Assets) or for the conduct of the activities permitted by Section 3.9, subject to the limitations and restrictions described in this Section 7.3.  The Nektar Compound shall be supplied for a fee equal to [***].

(d)Clinical Trials for a Collaboration Therapy.

(i)For purposes of this Section 7.3(d):

(A)“Collaboration” and “Collaborate” refers to any arrangements whereby a Third Party (whether for-profit, academic, or other) is involved in the clinical development of a compound (including by providing any compound or other asset free of charge or at a discount for purposes of such development) in such a way that such Third Party obtains any rights or licenses to any clinical study data or intellectual property rights (including Patent Rights and Right of Cross-Reference) generated as a result of such clinical development, in relation to the compound made available by Nektar or BMS (as applicable), or the compound or assets such Third Party makes available;

(B)“Competing Combination” means a therapy using an IL-2 Agonist in combination with at least one Competing Compound, whether as individual combinations or Fixed Dose Combination;

(C)“Competing Compound” means, for each Collaboration Therapy, any large or small molecule that binds to any of the targets listed in Schedule 1.43 opposite such Collaboration Therapy (Lines and Indications) (other than an IL-2 Agonist);

(D)“Limited Indication Exclusivity Term” means the period from the Effective Date until the later of (1) the date of the First Commercial Sale of the first Product or (2) the third (3rd) anniversary date of the Effective Date; and

(E)“Limited Indication Exclusivity Extended Term” means the three (3) year period immediately after the end of the Limited Indication Exclusivity Term.

(ii)During the Limited Indication Exclusivity Term, Nektar (or a Nektar Successor) shall not (whether alone or in Collaboration with any Third Party) Develop, without BMS’s prior written consent (at BMS’s sole discretion), a Competing Combination for any Collaboration Therapy.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)During the Limited Indication Exclusivity Extended Term, Nektar (alone or with any of its Affiliates, but not in Collaboration with any Third Party) shall be permitted to Develop a Competing Combination for any Collaboration Therapy, using (1) a Nektar Compound and (2) one or more Nektar Assets and/or any other Third Party Asset purchased on the open market.

(iv)In the event of a Change of Control of Nektar, the Nektar Successor shall be permitted (A) during the Limited Indication Exclusivity Extended Term, to Develop (alone or with any of its Affiliates, but not in Collaboration with any Third Party), a Competing Combination for any Collaboration Therapy, using (1) a Nektar Compound and/or any other IL-2 Agonist and (2) one or more Nektar Assets, any compounds owned or controlled by such Nektar Successor and/or any other Third Party Asset purchased on the open market, and (B) after the Limited Indication Exclusivity Extended Term, to Develop a Competing Combination without any further restrictions.  [***].

(v)During the Limited Indication Exclusivity Term, BMS (or a BMS Successor) shall not (whether alone or in Collaboration with any Third Party) Develop, without Nektar’s prior written consent (at Nektar’s sole discretion), a Competing Combination for any Collaboration Therapy.

(vi)During the Limited Indication Exclusivity Extended Term, BMS (alone or with any of its Affiliates, but not in Collaboration with any Third Party) shall be permitted to Develop a Competing Combination for any Collaboration Therapy, using (1) any IL-2 Agonist regardless of its origin (e.g., whether owned or controlled by BMS, sourced from a Third Party or purchased on the open market) and (2) one or more BMS Assets and/or any other Third Party Asset purchased on the open market.

(vii)In the event of a Change of Control of BMS, the BMS Successor shall be permitted (A) during the Limited Indication Exclusivity Extended Term, to Develop (alone or with any of its Affiliates, but not in Collaboration with any Third Party) a Competing Combination for any Collaboration Therapy, using (1) any IL-2 Agonist owned or controlled by the BMS Successor and (2) one or more BMS Assets, any compounds owned or controlled by such BMS Successor, or any other approved Third Party products purchased on the open market, and (B) after the Limited Indication Exclusivity Extended Term, to any Competing Combination without further restrictions.

(viii)Notwithstanding anything herein to the contrary, in the event that a Collaboration Therapy set forth on Schedule 1.43 is removed from the Label Indication for the Nektar Compound, or for a Nektar Asset or BMS Asset used in combination with the Nektar Compound, at the advice or direction of a Regulatory Authority, such Collaboration Therapy shall automatically be removed from Schedule 1.43 and such schedule shall be amended hereby.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ix)For clarification, the limitations set forth in this Section 7.3(d) also apply to any triplet or quad Combined Therapy Clinical Trial, even if the Combined Therapy Collaboration Study under the Joint Development Plan for the applicable Collaboration Therapy is a doublet combination (or does not otherwise have the same number of compounds as are included in the proposed Combined Therapy Clinical Trial) or any doublet or triplet Combined Therapy Clinical Trial, even if the Combined Therapy Collaboration Study under the Joint Development Plan for the applicable Collaboration Therapy is a triplet or quad combination (or does not otherwise have the same number of compounds as are included in the proposed Combined Therapy Clinical Trial).  As an example, a Party is not permitted to Develop a triplet Combined Therapy that has one of the same mechanism(s) of action (notwithstanding the additional compounds) as a doublet Combined Therapy that is being pursued under the Development Program, without, in each instance, the other Party’s approval.

(x)Notwithstanding anything to the contrary herein, this Section 7.3(d) shall remain unaffected by any Change of Control of either Party, except that any IL-2 Agonist assets controlled by such BMS Successor or Nektar Successor or any of their respective Affiliates (before or after the effective date of such Change of Control) shall remain unaffected by any of the limitations of this Section 7.3(d), provided such IL-2 Agonist assets are not made available to Nektar or BMS (as the case may be) or combined with other Nektar Assets or BMS Assets (as the case may be) for Clinical Trials.

(e)[***].

(f)[***].

(g)All Independent Studies (and supply of compounds from either Party in connection with an Independent Study) are subject to the following:

(i)the total number of subjects to be treated with the BMS Assets, if Nektar is [***];

(ii)unless the Parties agree otherwise in writing, the dosage and dosage regimen of the other Party’s Single Agent Compound to be used in an Independent Study shall be [***], or (3) such other dose and regimen that the Parties reasonably agree on;

(iii)such Independent Study is approved by all applicable IRBs, and is otherwise conducted in compliance with Applicable Law; and

(iv)without limiting the supplying Party’s approval authority pursuant to Sections 7.3(a) or 7.3(b), as applicable, an Independent Study shall not proceed if the supplying Party reasonably deems there to be a Material Safety Issue regarding the conduct of the Independent Study (unless and until such Material Safety Issue is addressed to the supplying Party’s reasonable satisfaction).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding the foregoing, each Party has the right to request additional supply of BMS Assets or such Nektar Assets, as applicable, from the other Party in connection with a Combined Therapy Independent Study; provided that such requesting Party shall reimburse the other Party for such supplied BMS Assets or Nektar Assets, as applicable, at a fee equal to [***] for such BMS Asset or Nektar Asset, or a fee as otherwise mutually agreed by the Parties.  For clarity, such costs for the additional supply BMS Assets or Nektar Assets, as applicable, for Combined Therapy Independent Studies shall be included in Opt-Out Development Costs.

(h)Each Party leading an Independent Study shall be responsible for preparing, filing and maintaining all Regulatory Documentation associated with such Independent Study.

(i)Each Party will make available and promptly disclose to the JDC, subject to Third Party confidentiality restrictions (if applicable), all results of the work conducted by such Party pursuant to the Independent Study that is related to the use of a Nektar Compound, or other Nektar Asset or BMS Asset (as the case may be), and will keep such records (paper and electronic) as described herein.  The Party engaged in the Independent Study will maintain records of the results relating to such Nektar Compound, or other Nektar Asset or BMS Asset (as the case may be), in sufficient detail and in good scientific manner appropriate for patent purposes, and in a manner that properly reflects all work done and results achieved in the performance of the Independent Study (including all data, such as minutes from dose escalation meetings with any Regulatory Authority and all final clinical study reports relating to such Nektar Compound, or other Nektar Asset or BMS Asset (as the case may be), in the form required to be maintained under any applicable governmental regulations).

(j)With respect to adverse event reporting related to the use of a Nektar Compound, or other Nektar Asset or BMS Asset (as the case may be), under an Independent Study, the Party engaged in the Independent Study shall report to the other Party any such adverse events of the type required to be reported under Section 10.8 in the manner and in accordance with the procedures set forth in Section 10.8.

(k)For any Independent Study where a Party is supplying a Nektar Asset or BMS Asset to the other Party pursuant to Sections 7.3(a) or 7.3(b), as applicable, the Parties will enter into a separate clinical collaboration agreement in relation to such Independent Study and such agreement shall contain the same rights and obligations of the Parties as set forth in this Agreement and applicable to Collaboration Studies with respect to the use and disclosure of the results, sharing of information and Patent Rights in connection with the applicable Independent Study and the Parties will agree, if applicable, on any additional terms and conditions (including in relation to governance) that would apply to such Independent Study.

7.4Reimbursement for Opt-Out Development Costs.  If a Monotherapy Independent Study or Combined Therapy Independent Study results in Regulatory Approval or a Label expansion of a BMS Asset or Nektar Asset (including the Nektar Compound), the non-funding Party shall reimburse the funding Party for the non-funding Party’s allocated share of Opt-Out Development Costs incurred by the funding Party for the applicable Monotherapy Independent

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Study or Combined Therapy Independent Study (using the principles set forth in Sections 5.3(c)(i), 6.2 and 6.3) for which the non-funding Party would have been responsible had such Independent Study been a Collaboration Study, plus an amount equal to [***] of such reimbursement.  Such reimbursed Opt-Out Development Costs (and the [***] additional reimbursement for such Independent Study) shall be subject to the reconciliation procedures set forth in Section 9.7 but shall not be subject to the Development Cost Cap.

Article 8

GLOBAL COMMERCIALIZATION

8.1Joint Commercialization.  Subject to Sections 8.9 and 8.12 and the terms and conditions of this Agreement, the Parties are jointly responsible for Commercializing the Products in the Field in the Territory in compliance with this Agreement and in all material respects with Applicable Law, and shall use their Commercially Reasonable Efforts in this respect.  Joint Commercialization of the Product will apply to all Indications for which the Product receives Regulatory Approval whether pursuant to a Collaboration Study or an Independent Study.

8.2Joint Commercialization Committee.  No later than the commencement of the first Initial Trial under the Joint Development Plan, the Parties shall form a Joint Commercialization Committee (the “JCC”) to oversee global Commercialization activities and to serve as a decision-making forum.  The JCC shall consist of [***].  Each Party shall be responsible for determining the qualifications and substitutions of its JCC members.  It is anticipated that each Party’s representatives may include experts in clinical development, global commercialization, and supply.  The JCC shall be co-chaired with one chairperson designated by each Party (each, a “JCC Co-Chair”).  The JCC shall meet at least [***], or at such other frequency as the JCC agrees (and it may appoint working teams to meet more frequently), provided that either Party through its JCC Co-Chair may request a meeting of the JCC at any time upon [***] notice to the other Party, with the understanding that the other Party will use reasonable efforts to comply with such request but such other Party will not be in breach of this Agreement in the event that it is unable to comply with such request but is using reasonable efforts to conduct a JCC meeting as promptly as practicable.  Upon request by either Party, such meetings will be held by audio or video teleconference; provided that face-to-face meetings shall occur at least [***], alternating between Princeton, NJ and San Francisco, CA unless otherwise agreed upon by the Parties.  There must be a minimum of [***] from each Party at any meeting of the JCC to constitute a quorum for decision-making.  No fewer than five (5) Business Days prior to each meeting, and in any event as soon as reasonably practicable, each Party shall use good faith efforts to disclose to the other Party any proposed agenda items together with appropriate supporting information.  The Alliance Managers shall alternate responsibility for preparing and circulating definitive minutes of each meeting of the JCC.  Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting, a list of material actions and decisions made by the JCC, a list of action items made by the JCC and a list of material issues not resolved by the JCC.  The Alliance Manager who drafts the minutes shall provide the other Alliance Manager and each Party’s JCC Co-Chair with the

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initial draft meeting minutes, who shall return the draft with any proposed changes, and this process shall be repeated until a final version of the meeting minutes is agreed upon and signed (or acknowledged as final via email) by the two JCC Co-Chairs.  The Parties shall reasonably cooperate to complete and agree upon a final version of meeting minutes within [***] from the date of the relevant meeting.  The final version of the meeting minutes shall be signed (or acknowledged as final via email) by the two JCC Co-Chairs, and each Party shall be provided with a copy of the final meeting minutes for its safekeeping.  A reasonable number of additional representatives of a Party may attend meetings of the JCC in advisory capacity with the prior written consent of the other Party; provided that any JCC meetings that includes representatives of either Party who are not JCC members may, at the request of any JCC member, include a closed session consisting of only JCC members and Alliance Managers.  All representatives to the JCC or attending JCC meetings shall be subject to confidentiality and nonuse restrictions at least as restrictive as those set forth herein.

8.3Responsibilities of the Joint Commercialization Committee.  Each Party shall use Commercially Reasonable Efforts to keep the JCC informed about activities performed by that Party hereunder.  The JCC will be responsible for the overall oversight of the global Commercialization of the Product.  Commercialization of each Product shall be pursuant to the Commercialization Plan and Budget, provided that Commercialization in the countries other than Major Markets shall be conducted in a manner consistent with the Commercialization Plan and Budget.  The JCC (or in the absence of a formal JCC meeting, the JCC Co-Chairs) shall be responsible for the following:

(a)reviewing and providing timely comments to the initial Commercialization Plan and Budget proposed by BMS;

(b)updating and amending the Commercialization Plan and Budget as Regulatory Approvals for the Product are obtained (whether as a result of Collaboration Studies or Independent Studies);

(c)overseeing the Commercialization Plan and Budget and Global Pricing and Reimbursement Plan, including approving the Commercialization Plan and Budget and any material amendments thereto;

(d)determining the initial post-approval Product price, any price increase/decrease ranges, and annual price discounting/rebate ranges (collectively, “Pricing Decisions”), the period for which the applicable Pricing Decisions shall apply (the “Pricing Period”) including approving any amendments thereto; provided that all Pricing Decisions shall be subject to both Parties’ legal and compliance guidelines, and Nektar final decision-making authority under Section 8.6(a);

(e)overseeing the activities of the Parties with respect to the global Commercialization and pricing of the Product, and providing a forum for the Parties to discuss, monitor and coordinate all activities and communications regarding the global Commercialization

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and pricing of the Products, including payor interactions and discount/rebate negotiations with respect to Products;

(f)overseeing BMS’s price negotiations and other interactions with Third Party payors or purchasers of Product in the Field in the Territory and any proposed price changes related thereto;

(g)reviewing and providing timely comments to proposed communication strategies and communications with any Regulatory Authority regarding the global Commercialization of the Product and, if applicable, approving such proposed communications and communication strategies;

(h)appointing working teams, to be made up of an equal number of representatives from each Party, that will hold telephone discussions at a mutually agreed-upon frequency to review global Commercialization of the Product issues that arise in the course of a study under the Commercialization Plan and Budget set forth therein, and delegating certain decision-making authority to such working teams;

(i)reviewing each Party’s [***] forecast provided to the JCC for quantities of Product necessary for global Commercialization of the Products, which shall be reviewed [***], and for which [***];

(j)determining the quantities of Product, necessary for global Commercialization of the Products within a sufficient minimum lead time and coordinating the supply of such quantities by the respective Party in accordance with Article 5 and the Supply Agreements or other arrangements;

(k)reviewing each Party’s Commercialization forecast for the BMS Assets and other Nektar Assets used in Combined Therapies and advising each Party with respect to allocation of applicable available inventory; and

(l)discussing any other topics or issues relating to the global Commercialization of the Product that either Party requests that cannot be resolved at the working team level.

8.4Joint Commercialization Committee Decision-Making.

(a)The JCC shall take action by unanimous consent, with each Party having a single vote, irrespective of the number of its representatives actually in attendance at a meeting.  In the absence of a formal meeting, the JCC Co-Chairs shall have decision-making authority for the JCC, so long as any decisions are documented as provided below.

(b)The JCC shall have the right to make only those determinations expressly enumerated as decisions of the JCC in this Agreement; provided that such determinations are

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documented in the written minutes signed (or acknowledged as final via email) by the JCC Co-Chairs.

(c)Notwithstanding anything to the contrary in this Agreement, the JCC will have no power (i) to amend this Agreement or (ii) to modify either Party’s obligations with regard to a study in the Joint Development Plan without such Party’s prior written consent; in each case, except by a writing (and that is not the minutes of a meeting) signed by both Parties.

8.5Dispute Resolution.  The representatives of the JCC shall attempt in good faith to reach consensus on all matters properly brought before the JCC.  Except as otherwise provided in this Agreement, if, after a good faith, reasonable and open discussion among the members of the JCC, the JCC is unable to agree on a matter that has been properly before it for a period of [***] and that calls for a decision, either Party may refer the dispute (a “JCC Dispute”) to the JEC for resolution.  If the JEC is unable to reach a resolution within [***] of the referral of the JCC Dispute to the JEC, either Party may refer such JCC Dispute to the Executive Officers for resolution.  Subject to the following sentence, if the Executive Officers are unable to reach a resolution within [***] of such referral and such JCC Dispute is not otherwise addressed by Section 8.6 (Final Decision-Making Authority of the Parties), the dispute shall be resolved through arbitration as provided for in Article 15, whether as a Commercial/Financial Dispute or as an Arbitration Matter.  If the JCC Dispute regards the Commercialization Plan and Budget and its contents for any Product, then such JCC Dispute shall not be subject to arbitration hereunder, no Party shall have final decision-making authority and the Parties shall not be deemed to be in breach of their Commercially Reasonable Efforts to Commercialize the Product and the previous year’s Commercialization Plan and Budget shall apply.

8.6Final Decision-Making Authority of the Parties.  In the event a JCC Dispute is unresolved pursuant to Section 8.5 as set forth above:

(a)Nektar shall have final decision-making authority regarding (i) Pricing Decisions for the Product on a continuing, global basis, provided that the Pricing Decisions, once established for any given Pricing Period, shall not be changed during the applicable Pricing Period except as jointly agreed by the Parties through the JCC, and (ii) the Commercialization of Nektar Combinations and any Monotherapy.

(b)Subject to Nektar’s final decision-making authority set forth in Section 8.6(a), BMS shall have final decision-making authority regarding (i) the Commercialization (but not Pricing Decisions) of the BMS Combinations, and (ii) any execution decisions for implementing the Commercialization Plan and Budget, to the extent not otherwise explicitly set forth or in conflict with any other provision in this Agreement.

8.7Pricing.  As a general matter and subject to the oversight of the JCC under Section 8.3, Nektar shall be responsible for price negotiations and other interactions with Third Party payors or purchasers of the Product in Nektar Combinations in all countries in the Territory, whether developed under the Joint Development Plan or an Independent Study.  As a general

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

matter and subject to the oversight of the JCC under Section 8.3, BMS shall be responsible for price negotiations and other interactions with Third Party payors or purchasers of the Product in BMS Combinations in all countries in the Territory, whether developed under the Joint Development Plan or an Independent Study.  Each Party shall have the right to jointly participate in any such negotiations or interactions led by the other Party.  With respect to the foregoing, any deviation from the Pricing Decisions requires a disclosure to and approval of the JCC, subject to Nektar’s final decision making authority under Section 8.6, as limited by such Section.

8.8Booking of Sales. Unless otherwise agreed by Nektar in writing during the Term, required by Applicable Law, or if required by applicable accounting principles (as determined by Nektar, but subject to Section 15.1(a)), Nektar shall book all sales and revenue of Nektar Compounds and Product, and the Parties shall agree to the procedures to allow Nektar to (a) book all such sales and revenue and (b) receive all proceeds from such sales and revenue directly from the applicable Third Parties, in each case in accordance with applicable accounting principles to maintain Finance and Accounting Compliance.  The Parties will cooperate and report and reconcile Net Product Sales and Net Profits in accordance with the Revenue Reporting and Reconciliation Procedures and Section 9.5.  Nektar will book all sales and revenue of all other Nektar Assets (i.e., all Nektar Assets other than the Nektar Compounds) and retain all revenue for such sales.  BMS will book all sales of BMS Assets and retain all revenue for such sales.

8.9Commercialization.

(a)The Parties shall be responsible for paying all Commercialization costs incurred by such Party set forth in the Commercialization Plan and Budget and Global Pricing and Reimbursement Plan approved by the JCC, and subject further to the Revenue Reporting and Reconciliation Procedures and Section 9.5.  Each Party shall use Commercially Reasonable Efforts to Commercialize Products in the Field in the Territory in accordance with the Commercialization Plan and Budget and the terms of this Agreement.

(b)The JCC may establish standards applicable to the Parties’ performance of Commercialization activities in accordance with the Commercialization Plan and Budget and this Agreement, which may include standards for sales representatives promoting Products in the Field.  The Parties may review and discuss each Party’s (and its Affiliates’) performance against such standards at each meeting of the JCC.  If the JCC determines that a Party or its Affiliate has failed to comply with such standards and such failure could adversely affect the Development or Commercialization of any Product in the Field, or if the JCC does not agree and one Party believes such is the case, the JCC shall (or such Party may) escalate the issue to the JEC for review and resolution.

(c)Each Party shall be responsible for day-to-day implementation of the Commercialization activities with respect to the Product for which it has or otherwise is assigned responsibility under this Agreement or the Commercialization Plan and Budget and shall keep the other Party reasonably informed as to the progress of such activities, as determined by the JCC.

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The Commercialization Plan and Budget shall include a description of the promotional efforts on a country-by-country basis for the Nektar Combinations and BMS Combinations.

(i)BMS shall have all promotional responsibility for the promotion, marketing, medical support, market access/reimbursement and patient advocacy activities, in the Territory for BMS Combinations Developed under the Joint Development Plan or under an Independent Study.

(ii)Nektar shall have all promotional responsibility for the promotion, marketing, medical support, market access/reimbursement and patient advocacy activities, in the Territory for Nektar Combinations Developed under the Joint Development Plan or under an Independent Study.

(d)For clarity, nothing in Section 8.9(c) shall limit either Party from promoting the Product to the extent permitted by Applicable Law outside of the scope of the Commercialization Plan and Budget, provided that (A) such promotion shall be consistent with the other provisions of this Article 8; (B) such promotion shall be consistent with the Product Brand Strategy in order to prevent counter-detailing of BMS Combinations or Nektar Combinations; (C) the Parties will not be permitted to create, disseminate or otherwise use or employ negative messaging regarding the BMS Assets and BMS Combinations, in the case of Nektar, and the Nektar Assets and Nektar Combinations, in the case of BMS; and (D) the Parties shall limit claims of efficacy and safety for any Product to those that are consistent with Applicable Laws.

(e)Unless otherwise approved by the JCC, in the performance of Commercialization (including promotion) of the Nektar Compound and Product pursuant to this Agreement, neither Party (nor any Nektar Successor or BMS Successor) shall use, other than promotional materials approved in accordance this Agreement, the trademarks, logos, promotional materials, trade dress, copyrights, corporate logos, corporate names, visual identity and branding elements of the other Party (or the other Party’s other products) without the prior written consent of such other Party.

(f)The Parties shall use Commercially Reasonable Efforts to ensure commercial availability of the Nektar Assets (other than the Product) or BMS Assets, as applicable, that are used in Combined Therapies, at a level and volume of supply necessary to support achievement of the forecasted sales of the Product.

(g)Product Brand Strategy and Promotional Materials.

(i)The JCC shall appoint a joint Product brand strategy working team (the “Product Brand Strategy Working Team”).  As set forth in the Commercialization Plan and Budget, Nektar and BMS shall develop the global brand strategy for the Product (the “Product Brand Strategy”), including positioning, branding, and global messaging, that will guide the development of the relevant sales, promotion, market access and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

advertising materials by Nektar (for the Nektar Combinations pursuant to Section 8.9(g)(ii)) and by BMS (for the BMS Combinations pursuant to Section 8.9(g)(iii)).  The Product Brand Strategy must comply with each Party’s applicable SOPs, the Commercialization Plan and Budget, Applicable Laws and Regulatory Approvals.  If the Product Brand Strategy Working Team cannot agree upon certain matters relating to the Product Brand Strategy, the matter may be referred to (A) the JCC or (B) for legal and compliance matters, the legal or compliance departments of the Parties, and then to the JCC for resolution, subject in this case to the final approval of the Parties’ respective compliance officers and legal departments, provided that if the Parties’ compliance officers or legal departments are unable to reach an agreement on the matter referred to them in accordance with the immediately preceding sentence, then the Parties shall adopt the approach of the Party with the more conservative compliance or legal position regarding such matter.

(ii)Nektar shall develop the relevant sales, promotion, market access and advertising materials relating to the Nektar Combinations for use in the Territory by Nektar and its Affiliates, provided that such materials, to the extent that they relate to the Product, shall be consistent with the Product Brand Strategy.  Nektar shall be responsible for compliance for such materials, including with Applicable Law and the applicable Regulatory Approvals.

(iii)BMS shall develop the relevant sales, promotion, market access and advertising materials relating to the BMS Combinations for use in the Territory by BMS and its Affiliates, provided that such materials, to the extent that they relate to the Product, shall be consistent with the Product Brand Strategy.  BMS shall be responsible for compliance for such materials, including with Applicable Law and the applicable Regulatory Approvals.

(iv)Copies of all promotional materials relating to the Nektar Combinations and BMS Combinations as set forth in Sections 8.9(g)(ii) and 8.9(g)(iii), used by Nektar and BMS and their Affiliates in the Territory will be archived by Nektar and BMS, as applicable, in accordance with Applicable Law.

(v)The JCC shall develop and approve Product packaging for use in the Territory by both Parties and their Affiliates, which shall be consistent with the Commercialization Plan and Budget and compliant with the Product Brand Strategy, each Party’s applicable SOPs, Applicable Laws and Regulatory Approvals.

(h)The Parties shall establish reasonable procedures to protect the secrecy of Nektar’s and BMS’s competitively sensitive Confidential Information with respect to the Commercialization of Combined Therapies, including limiting access to such information to ensure that employees performing activities in connection with a Party’s assets or combination of assets outside the Joint Development Plan that compete with a Product in the Field do not receive

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competitively sensitive Confidential Information with respect to the Commercialization of Combined Therapies.

8.10Trademarks.

(a)The Parties shall Commercialize the Product in the Territory under trademarks selected by the JCC and Controlled by Nektar, provided that Nektar shall have final decision making authority in relation to the selection of such trademark.  The Parties shall Commercialize all Products in the Territory under brands, logos, trade dress and other trademarks selected by the JCC, subject to Nektar’s final decision making authority, except that BMS shall have the ability to finally reject any trademark that it reasonably believes is too similar to the registered trademark of any BMS Asset (collectively, the “Product Marks”), provided that the Product packaging and inserts shall include the logos and corporate names of both Parties in a manner to be agreed by the Parties.  Product Marks may not use, incorporate or be confusingly similar any trademarks, trade names, service marks, logos, slogans, or trade dress, including corporate names, Controlled by BMS or any of BMS’s Affiliates without BMS’s prior written consent.  Once the Product Marks are identified, Nektar shall provide BMS with a license pursuant to a mutually agreed trademark agreement to reproduce, use and display such Product Marks solely for the purpose of (i) the Commercialization of the Product in the Field in the Territory under this Agreement, (ii) to the extent that BMS is a Manufacturing Party, the Manufacture of the Product, and (iii) any other activities permitted by this Agreement.

(b)BMS shall display symbols and notices clearly and sufficiently indicating the Product Marks’s trademark status and ownership.  All proprietary rights and goodwill associated with BMS’s use of the Product Marks shall inure to the benefit of Nektar.  BMS shall not (and shall cause its Affiliates and sublicensees not to):  (i) use the Product Marks, either directly or indirectly, in any promotional materials, packaging, or Labelling without Nektar’s prior review and written consent in accordance with Section 8.9(g), such consent not to be unreasonably withheld or delayed; (ii) publish or disseminate any promotional materials or Labelling that is inconsistent in any material respect with those previously reviewed and approved by Nektar; (iii) establish any Internet domain name or URL incorporating any Product Mark without Nektar’s prior written consent; (iv) use the Product Marks in combination with any other name or trademark in a manner that creates a combination trademark; (v) contest the validity of, or take any action that a reasonable person would believe would impair any part of Nektar’s ownership of the Product Marks or diminish or dilute their distinctiveness or validity; (vi) challenge Nektar’s ownership of the Product Marks and/or registration thereof; or (vii) attempt to register any Product Mark or any trademark confusingly similar to any Product Mark as a trademark in BMS’s own name.

8.11Sales Representatives.

(a)Nektar and BMS shall each ensure that its and its Affiliates’ sales representatives do not make any representation, statement, warranty or guaranty with respect to a Product that is not consistent with the applicable, current package insert of prescribing information or other documentation accompanying or describing such Product, including mutually approved

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

limited warranty and disclaimers, if any.  Nektar and BMS shall each ensure that its and its Affiliates’ sales representatives do not make any statements, claims or undertakings to any Person with whom they discuss or promote the Products that are not consistent with, nor provide or use any Labelling, literature or other materials other than, those promotional materials currently approved for use by the JCC in the Territory.  If at any time the JCC no longer approves the use of specified promotional materials in a certain market in the Territory, each Party shall immediately take action to remove the promotional materials from use by its and its Affiliates’ sales representatives in such market.

(b)Nektar and BMS shall each ensure that its and its Affiliates’ sales representatives do not create, disseminate or otherwise use or employ any disparaging, untrue, misleading or inaccurate statements or comments about the other Party or its employees, or about the Products (whether as a Monotherapy or Combined Therapy).

(c)Nektar and BMS shall each cause its and its Affiliates’ sales representatives to comply with Applicable Laws and guidelines related to the performance of its obligations hereunder.  Each Party shall, and shall cause its Affiliates to, maintain records of its sales representative activities in the Territory and each Party shall allow, and shall cause its Affiliates to allow, representatives of the other Party to inspect such records upon request during normal business hours and upon reasonable prior notice.

8.12BMS Combination Commercialization Option.

(a)Option. Nektar has the option (on a country-by-country basis within the Major Markets) to provide Commercialization resources or services (i.e., in addition to the current BMS Commercialization-related FTEs and resources allocated to the promotion of the BMS Combinations) for the promotion of the BMS Combinations in any country in the Major Markets in accordance with this Section 8.12 (“BMS Combination Commercialization Option”).  Nektar may exercise the BMS Combination Commercialization Option in any of such countries in the Major Markets by written notice to BMS indicating the percentage of and types of Commercialization resources or services Nektar would provide (not to exceed [***] of the aggregate Commercialization resources dedicated to the Commercialization of the BMS Combinations in the applicable Commercialization Plan and Budget, provided that BMS shall not be required to modify its sales force structure or size as a result of the exercise of the BMS Combination Commercialization Option (it being understood that the Parties shall work together in good faith to optimize efficiency of sales force activities and resources directed to the BMS Combinations)) at any time prior to the date that is [***] prior to the estimated date of First Commercial Sale of Product in such market, as reasonably estimated by the Parties, but in no event earlier than [***].  If Nektar does not timely exercise its BMS Combination Commercialization Option then, the BMS Combination Commercialization Option shall expire with respect to such Major Market country.  All costs associated with the BMS Combination Commercialization resources or services to be provided by Nektar following exercise of the BMS Combination Commercialization Option will be included in an amended Commercialization Plan and Budget, and the allocation of such costs to a Product shall be based on an equitable allocation of such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

efforts to the Product versus other promotional activities being undertaken by the applicable Nektar employees and representatives.  The methodology for such allocation shall be determined by the JCC.  For the avoidance of doubt, any Commercialization resources or services (including direct-to-consumer advertisements) provided or performed by Nektar pursuant to this Section 8.12 shall be subject to the other provisions of this Agreement and, in particular, Sections 8.6(b) and 8.9(g)(iii), and the standards and guidelines determined by BMS, as lead Party for the Commercialization of the BMS Combinations pursuant to Section 8.9(c)(i).

(b)Information Sharing Agreement.  If Nektar provides written timely notice to BMS that Nektar will exercise the BMS Combination Commercialization Option for a Major Market and elect to provide Commercialization-related FTEs for the promotion of the BMS Combinations, the Parties shall enter into good faith negotiations relating to the terms of, and shall enter into, an information sharing agreement (“Information Sharing Agreement”) within ninety (90) calendar days of the exercise of the BMS Combination Commercialization Option.  The Information Sharing Agreement shall include mutually acceptable guidelines, procedures and requirements for (i) the exchange of any applicable training materials and other information concerning the Commercialization of the BMS Combinations and (ii) the training of Nektar’s sales force prior to commencement of Commercialization of the BMS Combination.

(c)Sales Force Experience.  Nektar’s sales force to be used for any Commercialization activities of the BMS Combinations shall be qualified to perform the obligations hereunder in a competent way, will have at least one year of prior experience promoting and detailing pharmaceutical products in the field of oncology to specialty physicians or other relevant oncology experience, and shall perform their obligations in accordance with all Applicable Law.

(d)Change of Control.

(i)[***].

(ii)[***].

(iii)The Nektar Successor’s right to promote the Product to the full extent permitted by Applicable Law, including under the BMS Combination Commercialization Option to the extent exercised, remains unaffected by termination of the Information Sharing Agreement.  Without limiting the generality of the preceding sentence, the Nektar Successor is entitled to promote all Indications (including Combined Therapies) of the Product in accordance with this Agreement (including under the purview of the JCC and the Commercialization Plan and Budget), provided that (A) the Nektar Successor will not be permitted to create, disseminate or otherwise use or employ negative messaging regarding the BMS Assets and BMS Combinations, in the case of Nektar, and the Nektar Assets and Nektar Combinations, in the case of BMS, (B) the Nektar Successor shall limit claims of efficacy and safety for any Product to those that are consistent with Applicable Laws and with approved promotional claims in, and not add, delete or otherwise

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

modify claims of efficacy and safety in the promotion of Product in any respect from those claims of efficacy and safety that are contained in relation to the other Party’s Combinations or the Product Labels, and (C) the Nektar Successor shall not use any BMS Confidential Information in relation to such promotion.

8.13Returns.  Nektar shall be responsible for handling all returns of the Products in the Territory, and if a Product sold in the Territory is returned to BMS, BMS shall promptly ship such Product to a facility designated by Nektar.  Nektar shall also be responsible for handling all aspects of Product order processing, invoicing and collection, distribution, inventory and receivables in the Territory.  If Nektar elects to subcontract such activities, the JCC will discuss whether to have such activities performed by BMS.

8.14Recalls, Market Withdrawals or Corrective Actions.  Subject to the applicable Quality Agreement, in the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Product in the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within [***], advise the other Party thereof by telephone or facsimile.  Nektar, in consultation with BMS, through the JDC, JCC or JMC, as applicable, shall decide whether to conduct a recall in any market in the Territory (except in the case of a government mandated recall, when Nektar may act without such advance notice but, shall notify BMS as soon as possible) and the manner in which any such recall shall be conducted (and in the event of any disagreement regarding a recall in the Territory, the approach that is more conservative shall control).  Each Party will make available to the other Party, upon request, all of such Party’s (and its Affiliates’) pertinent records that such other Party may reasonably request to assist such other Party in effecting any recall.  The costs and expenses of any such recall shall be taken into account in determining Net Profits and calculated in accordance with Section 9.5.

8.15Medical Inquiries.  The Parties shall agree on the procedures to be followed in relation the handling of all medical questions or inquiries from members of the medical profession regarding the Products and the Parties shall cause their sales representatives to refer all such questions and inquiries within [***] of receipt in accordance with such agreed procedures.  The Parties’ costs and expenses incurred in handling medical questions and inquiries in accordance with this Section 8.15 shall be taken into account in the Commercialization Plan and Budget and in accordance with Section 9.5.

8.16Events Affecting Integrity or Reputation.  During the Term, the Parties shall notify each other immediately of any circumstances of which they are aware and which could impair the integrity and reputation of the Product in the Field or if a Party is threatened by the unlawful activity of any Third Party in relation to a Product in the Field, which circumstances shall include, by way of illustration, deliberate tampering with or contamination of a Product in the Field by any Third Party as a means of extorting payment from the Parties or another Third Party.  In any such circumstances, the Parties shall use Commercially Reasonable Efforts to limit any damage to the Parties and/or to the Product with the understanding that the health and welfare of

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patients is of foremost importance.  The Parties shall promptly call a meeting to discuss and resolve such circumstances.

Article 9

FINANCIAL MATTERS

9.1Initial Payments.

(a)On the Closing Date, BMS shall pay Nektar a non-refundable and non-creditable amount equal to one billion dollars ($1,000,000,000) (the “Upfront Payment”).

(b)On the Closing Date, and pursuant to, and as set forth in, the Investment Agreements, BMS shall acquire eight hundred and fifty million dollars ($850,000,000) of equity in Nektar (the “Equity Payment”).

9.2Development Milestone.

(a)Notice of Development Milestone Achievement.  Within [***] following the date of achievement by Nektar (whether by Nektar or any of its Affiliates or any of their respective sublicensees) of any of the Development Milestone events described in the table in this Section 9.2 with respect to a Product (each a “Development Milestone”), Nektar shall give notice to BMS thereof in writing, but the failure to provide such timely notice shall not be deemed a breach of this Section.  Within [***] following the date of achievement by BMS (whether by BMS or any of its Affiliates or any of their respective sublicensees) of any of the Development Milestone events, BMS shall give notice to Nektar thereof in writing, but the failure to provide such timely notice shall not be a breach of this Section.

(b)Payment for Development Milestone Achievement.  Within [***] following the achievement of a particular Development Milestone event with respect to the first Product to achieve such Development Milestone, BMS shall pay, or cause to be paid, to Nektar the corresponding payment for the applicable Development Milestone achieved as set forth below (each a “Development Milestone Payment”), each such payment being non-refundable and non-creditable.

Product Event	Payment Amount (USD) for 1st Indication	Payment Amount (USD) for 2nd Indication	Payment Amount (USD) for 3rd Indication	Payment Amount (USD) for 4th Indication
BLA Filing in U.S. for a Product	[***]	[***]	[***]	[***]

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BLA (or equivalent) Filing in E.U. for a Product	[***]	[***]	[***]	[***]
BLA (or equivalent) Filing in Japan for a Product	[***]	[***]	[***]	[***]
First Commercial Sale in U.S. for a Product	[***]	[***]	[***]	[***]
First Commercial Sale in E.U. for a Product	[***]	[***]	[***]	[***]
First Commercial Sale in Japan for a Product	[***]	[***]	[***]	[***]
Total	$650M	$260M	$260M	$260M

Each Development Milestone set forth in this Section 9.2 shall be payable only one time regardless of the number of Products that achieve such Development Milestone.  Each Product may obtain Regulatory Approval for more than one Indication and as such may be subject to multiple Development Milestones.  For clarity, a single Filing may relate to multiple Indications, and if so, may trigger multiple Development Milestone Payments.  As used in this Section 9.2, the Product Event describing a BLA (or equivalent) Filing in the U.S., E.U. or Japan for a Product includes any BLA Filing seeking an accelerated or conditional approval.  For clarity, in no event shall total Development Milestone Payments to be made with respect to a particular Product exceed $1,430,000,000 in the aggregate.

9.3Commercial Milestones.

(a)Notice of Commercial Milestone Achievement.  Within [***] after the date of the achievement (in aggregate by the Parties, any Third Party Collaborator, their respective Affiliates and sublicensees), of any of the Commercial Milestone events (which Net Product Sales are aggregated for all Products) described in the table in this Section 9.3 below (each a “Commercial Milestone”), Nektar shall give notice to BMS thereof in writing.

(b)Payment for Commercial Milestone Achievement.  Within [***] following the receipt of the notice referred to in Section 9.3(a), BMS shall pay, or cause to be paid, to Nektar the corresponding payment for the applicable Commercial Milestone achieved as set forth below (each a “Commercial Milestone Payment”), each such payment being non-refundable and non-creditable.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Net Product Sales Event	Payment Amount (USD)
The first Calendar Year in which the total annual worldwide Net Product Sales for any or all Product(s) (including all Indications and formulation of such Products) equals or exceeds [***] USD	[***]
The first Calendar Year in which the total annual worldwide Net Product Sales for any or all Product(s) (including all Indications and formulation of such Products) equals or exceeds [***] USD.	[***]
The first Calendar Year in which the total annual worldwide Net Product Sales for any or all Product(s) (including all Indications and formulation of such Products) equals or exceeds [***] USD.	[***]
Total	$350 million

Each Commercial Milestone set forth in this Section 9.3 shall be payable only one time.

(c)Calculation of Commercial Milestone.  For the purposes of calculating the Commercial Milestone events and Commercial Milestone Payments set forth in this Section 9.3, the revenue received by a Party (including any Affiliate) from any sublicensee of such Party or of such Party Affiliate under this Agreement, for the sale, license, disposition or other transfer of a particular Product in the Territory, shall be adjusted to an estimated Net Product Sales equivalent number according to Nektar accounting policies.

9.4Global Commercial Profit Sharing.

(a)During the Term, Nektar and BMS shall share global Commercialization profits and losses with respect to each Product as follows:  (i) the BMS share shall equal thirty-five percent (35%) of the Net Profit, whether positive or negative (the “BMS Share of Net Profit”); and (ii) the Nektar share shall equal sixty-five percent (65%) of the Net Profit, whether positive or negative (the “Nektar Share of Net Profit”).  Notwithstanding the proceeding sentence, solely for the first twelve (12) Calendar Quarters following the First Commercial Sale of the first Product, for any Calendar Quarter in which Net Profit is negative, an amount equal to fifteen percent (15%) of the Net Profit for any such Calendar Quarter (a “Loss Carry-Forward”) shall be borne by BMS on behalf of Nektar and carried over to subsequent Calendar Quarters in which Net Profit is positive, to be set off against Nektar Share of Net Profit and retained by BMS in such positive Calendar Quarter and any subsequent positive Calendar Quarters.  Notwithstanding anything to the contrary, in the event of a Change of Control of Nektar, [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)For territories that are not Major Markets, if the JFC agrees, the Parties may agree to convert the profit share set forth above in Section 9.4(a) into an equivalent royalty to be paid to the Party that does not book the Product sales, provided that neither Party has any obligation to consent to such conversion.

9.5Calculation and Payment of Net Profit/Net Loss Share

(a)The JFC shall prepare for JCC approval reporting and reconciliation procedures for Commercialization and Product revenue (“Revenue Reporting and Reconciliation Procedures”) that will provide both Parties with sufficient information to record appropriate reserves, adjustments and other accruals required, under each Party’s accounting policies, including for Nektar to properly state Net Product Sales of the Product on a monthly basis in accordance with Nektar’s accounting policies.  The Revenue Reporting and Reconciliation Procedures will be developed in order to enable each Party to maintain Finance and Accounting Compliance under Applicable Law.

(b)On the [***] after the end of each Calendar Quarter, each Party shall use best efforts to report to the other Party estimated Net Product Sales incurred during such Quarter.

(c)Within [***] after the end of each Calendar Quarter, each Party shall provide to the other Party its estimated Allowable Commercialization Expenses incurred by such Party for each Product during such Calendar Quarter in each country in Territory, in accordance with U.S. GAAP, to allow for the calculation of estimated Net Profits for such Calendar Quarter.  Each Party shall report to the other Party, within [***] after the end of each Quarter, the actual Net Product Sales and Allowable Commercialization Expenses incurred by such Party for each Product during such Calendar Quarter in each country in the Territory in a manner sufficient to enable the other Party to comply with its Finance and Accounting Compliance and on a line item basis consistent with the budgetary line items set forth in the Commercialization Plan and Budget (the “Quarterly Report”).  Such Quarterly Report shall specify in reasonable detail all deductions allowed in the calculation of such Net Product Sales and all expenses included in Allowable Commercialization Expenses for such Product.  If requested by a Party, any invoices or other supporting documentation for any payments to a Third Party in respect of Allowable Commercialization Expenses that individually exceed [***] (or such other amount as may be specified by the JEC from time to time) shall be promptly provided not more than [***] after receipt of a request therefor.

(d)Within [***] after the end of each Calendar Quarter (commencing with the Calendar Quarter in which the first Commercialization expenses (such as pre-launch expenses) are incurred), the Parties shall reconcile all Net Product Sales and Allowable Commercialization Expenses on a country-by-country basis to ascertain whether there is a positive or negative Net Profit with respect to any Product in each such country, and not later than [***] following such reconciliation the Parties shall make such payments to one another in accordance with this Agreement as may be necessary to achieve the sharing of Net Profit with respect to such Product in such country, such payment may also be reconciled with any other applicable payment to be

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made by one Party to the other Party so that a single reconciliation payment is made.  To the extent any payments between the Parties include any element of Net Profit, such payments shall be taken into account for purposes of determining the ultimate settlement of Net Profit between the Parties.

(e)In determining the amount of Net Profit payment to be made with respect to a given country, the Parties shall also take into account any payments made by either Party to the other in such country (or its Affiliate) pursuant to any other agreement between the Parties or their Affiliates in consideration of Commercialization efforts in such country for the applicable period.

(f)Notwithstanding anything to the contrary in this Section, on a Calendar Year basis, the Parties shall not share or reimburse any Allowable Commercialization Expenses in excess of the amounts allocated for such Calendar Year in the Commercialization Plan and Budget and each Party will be solely responsible for Allowable Commercialization Expenses it incurs in excess of such budget; provided, however, that Allowable Commercialization Expenses in excess of such budget shall be included in the calculation of Net Profits to be shared by the Parties if [***].

(g)The JFC shall also determine if a quarterly, nonbinding estimated Net Profit report consistent with a Party’s internal reporting standards should be provided for planning purposes, but which would not be binding or used to determine or make any payments.

9.6Joint Finance Committee.

(a)Joint Finance Committee.  Promptly after the Effective Date, the Parties shall form a Joint Finance Committee (the “JFC”).  The JFC shall consist of an equal number of representatives from each Party.  Each Party’s representatives shall include JFC members with the appropriate level of seniority and expertise in accounting, budgeting, cost allocation, and financial reporting.  The JFC shall be co-chaired with one chairperson designated by each Party (each, a “JFC Co-Chair”).  The JFC shall meet at such frequency as the JFC agrees (and it may appoint working teams to meet more frequently), provided that either Party through its JFC Co-Chair may request a meeting of the JFC at any time upon five (5) Business Days’ notice to the other Party, with the understanding that the other Party will use reasonable efforts to comply with such request but such other Party will not be in breach of this Agreement in the event that it is unable to comply with such request but is using reasonable efforts to conduct a JFC meeting as promptly as practicable.  Upon request by either Party, such meetings will be held by audio or video teleconference.  There must be a minimum of [***] from each Party at any meeting of the JFC.  No fewer than five (5) Business Days prior to each meeting, and in any event as soon as reasonably practicable, each Party shall use good faith efforts to disclose to the other Party any proposed agenda items together with appropriate supporting information.  The JFC Co-Chairs or Alliance Managers of each Party shall alternate responsibility for preparing and circulating definitive minutes of each meeting of the JFC.  Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting, a list of material actions and decisions made by the JFC, a list of action items made by the JFC and a list of material issues not resolved by the JFC.  The Alliance

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Manager who drafts the minutes shall provide the other Alliance Manager and each Party’s JFC Co-Chair with the initial draft meeting minutes, who shall return the draft with any proposed changes, and this process shall be repeated until a final version of the meeting minutes is agreed upon and signed (or acknowledged as final via email) by the two JFC Co-Chairs.  The Parties shall reasonably cooperate to complete and agree upon a final version of meeting minutes within ten (10) Business Days from the date of the relevant meeting.  The final version of the meeting minutes shall be signed (or acknowledged as final via email) by the two JFC Co-Chairs, and each Party shall be provided with a copy of the final meeting minutes for its safekeeping.  A reasonable number of additional representatives of a Party may attend meetings of the JFC in advisory capacity with the prior written consent of the other Party; provided that any JFC meetings that includes representatives of either Party who are not JFC members may, at the request of any JFC member, include a closed session consisting of only JFC members and Alliance Managers.  All representatives to the JFC or attending JFC meetings shall be subject to confidentiality and nonuse restrictions at least as restrictive as those set forth herein.

(b)Responsibilities of the Joint Finance Committee.  Each Party shall use Commercially Reasonable Efforts to keep the JFC informed about activities performed by that Party under the Development Program and the Commercialization Plan and Budget.  The JFC (or in the absence of a formal JFC meeting the JFC Co-Chairs) shall be responsible for overseeing and coordinating the financial matters of the Parties with respect this Agreement, and providing a forum for the Parties to discuss, monitor and coordinate all financial activities and communications regarding the Agreement.  JFC responsibilities include undertaking the following activities, and reporting and making recommendations to the JDC or JCC (as the case may be) as follows:

(i)preparing preliminary Development Budgets for Collaboration Studies and other activities included in the Joint Development Plan by October 15th of the prior Calendar Year, and presenting final draft versions of such Development Budgets to the JDC for approval (which presentations shall be made with enough lead time for the JDC to review, and approve, by November 30th of the prior Calendar Year, unless a different date is mutually agreed to by the JFC Co-Chairs):

(A)The Lead Party will prepare the initial budget of the applicable Collaboration Study for review by the Joint Finance Committee and will be responsible for maintaining such budget throughout the completion of the applicable Collaboration Study.

(B)The Development Budget for a Collaboration Study should include any additional information as the JFC may agree.

(ii)periodically reviewing the Development Budget status of Collaboration Studies and monitoring:

(A)actual Development Costs incurred to date;

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(B)forecast of remaining Development Costs; and

(C)contracted Third Party costs;

(iii)reviewing the estimated Development Cost of each Independent Study proposed for inclusion in the Joint Development Plan as a Collaboration Study and, if such proposed Independent Study is actually included in the scope of the Joint Development Plan as a Collaboration Study, preparing and presenting the required update to the Development Budget to the JDC for approval, based on criteria and timelines mutually agreed to by the JFC Co-Chairs;

(iv)reviewing and revising (if needed) preliminary annual budgets under the Commercialization Plan and Budget by October 15th of the prior Calendar Year, and presenting such budgets to the JCC for approval (which presentations shall be made with enough lead time for the JCC to review, and approve, by November 30th of the prior Calendar Year, unless a different date is mutually agreed to by the JFC Co-Chairs);

(v)developing a methodology for calculating Allowable Commercialization Expenses, including the proper allocation of FTE costs including to the extent that FTEs promote other products or otherwise engage in activities not solely related to Commercialization of the Product;

(vi)reviewing and approving Allowable Commercialization Expenses or any other allocations of a Party’s internal costs or expenses to be shared between the Parties in connection with Commercialization of the Product;

(vii)overseeing the Development Cost Reporting Reconciliation Procedures and Revenue Reporting and Reconciliation Procedures set forth in Sections 9.5 and 9.7;

(viii)overseeing the Opt-Out Development Cost Reconciliation Procedures set out in Section 9.7;

(ix)reviewing the quarterly reconciliation of Collaboration Study Development Costs and reconciliation of Net Profit, and approving the net payment due between the Parties as set forth in Sections 9.5 and 9.7;

(x)overseeing internal and Third Party financial or accounting audits in accordance with this Agreement;

(xi)providing support to the other Committees with respect to financial, accounting, budgeting, reporting and other issues that may arise in connection with the Development Budget, Commercialization Plan and Budget and other various plans or budgets for activities under this Agreement; and

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(xii)discussing any other topics or issues relating the Development Budget, Commercialization Plan and Budget or other that either Party requests that cannot be resolved at the working team level.

(c)Authority of the Joint Finance Committee; Disputes.  The JFC shall take action by unanimous consent, with each Party having a single vote, irrespective of the number of its representatives actually in attendance at a meeting.  In the absence of a formal meeting, the JFC Co-Chairs shall have decision-making authority for the JFC, so long as any decisions are documented as provided herein.  The JFC shall have the right to make only those determinations expressly enumerated as decisions of the JFC in this Agreement; provided that such determinations are documented in the written minutes signed (or acknowledged as final via email) by the JFC Co-Chairs.  The JFC will have no power (i) to amend this Agreement or (ii) to modify either Party’s obligations with regard to this Agreement.  The representatives of the JFC shall attempt in good faith to reach consensus on all matters properly brought before the JFC.  If, after a good faith, reasonable and open discussion among the members of the JFC, the JFC is unable to agree on a matter that has been properly before it for a period of ten (10) Business Days and that calls for a decision, either Party may refer the dispute (a “JFC Dispute”) to the JEC for resolution.  If the JEC is unable to reach a resolution within [***] of the referral of the JFC Dispute to the JEC, either Party may refer such JFC Dispute to the Executive Officers for resolution.  If the Executive Officers are unable to reach a resolution within [***] of such referral then the JFC Dispute shall be resolved through arbitration as provided for in Article 15.

9.7Procedures For Development Cost Reporting and Reconciliation: Collaboration Studies and Independent Studies.

(a)Subject to Section 6.4, Development Costs initially shall be borne by the Party incurring the Development Cost, subject to reimbursement as provided in this Section 9.7.  Each Party shall calculate and maintain records of Development Costs incurred by it and its Affiliates in accordance with procedures to be established by the JFC and approved by the JDC.  The procedures for quarterly information sharing, reporting of actual results, quarterly reconciliation, reasonable cost forecasting, and other finance and accounting matters related to Development Costs for Collaboration Studies will be determined by the JFC (the “Development Cost Reconciliation Procedures”).  The Development Cost Reconciliation Procedures will enable each Party to achieve and maintain Finance and Accounting Compliance.  With respect to each Collaboration Study, each Party shall provide to the other Party, within [***] of the end of each Calendar Quarter, the estimated Collaboration Study Development Costs incurred in accordance with U.S. GAAP during such Calendar Quarter by such Party.  A final report of actual Collaboration Study Development Costs incurred in accordance with U.S. GAAP during such Calendar Quarter by such Party will be provided within [***] of the end of each Calendar Quarter.  Such report shall specify in reasonable detail all expenses included in such Collaboration Study Development Costs during such Calendar Quarter.  Within [***] of the end of each Calendar Quarter, or for the last Calendar Quarter in a Calendar Year, within [***] of the end of such Calendar Year, amounts for Collaboration Study Development Costs will be billed to the Party that has paid less than its share of such Collaboration Study Development Costs and such Party

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shall make a reconciling payment to the other Party to achieve the applicable sharing of such Collaboration Study Development Costs.  If reasonably requested by the other Party, each Party shall make every reasonable attempt to accommodate the request and provide copies of any applicable invoices that individually exceed [***].

(b)Within [***] following the receipt of such report, unless a different timeframe is mutually agreed to by the JFC Co-Chairs, each Party shall have the right to request reasonable additional information related to the other Party’s, its Affiliates’, and Third Party Collaborators’ Collaboration Study Development Costs during such Calendar Quarter in order to confirm that such other Party’s spending is in conformance with the Development Budget and this Agreement.  Upon a receipt of a request for additional information, the Party receiving such request shall attempt to comply with the request for additional information as quickly as practicable.

(c)The Parties shall use [***] to discuss and resolve any disputed amounts with respect to Collaboration Study Development Costs incurred or accrued by a Party within [***], unless a different timeframe is mutually agreed to by the JFC Co-Chairs, following the receipt by each Party of the other Party’s report under this Section 9.7.

(d)Notwithstanding the foregoing, on a Calendar Year basis, the Parties shall not share or reimburse any Collaboration Study Development Costs (other than Clinical Manufacturing Costs, which shall not be capped by this Section 9.7(d)) in excess of the amounts allocated for such Calendar Year in the Development Budget and each Party will be solely responsible for such Collaboration Study Development Costs it incurs in excess of the amounts set forth in the Development Budget; provided, however, that Collaboration Study Development Costs in excess of the Development Budget shall be included in the calculation of Collaboration Study Development Costs to be shared by the Parties if [***].

(e)Nektar’s share of Collaboration Study Development Costs that it is responsible for under the Joint Development Plan is subject further to the Development Cost Cap and limitations set forth in Section 6.4, and any payments required of Nektar or BMS (as applicable) shall be adjusted to account for the Development Cost Cap and the reimbursement thereof to BMS in accordance with Article 6.

(f)The procedures for annual reporting of actual results, annual review and discussion of potential discrepancies, annual reconciliation, cost forecasting, and other finance and accounting matters related to Opt-Out Development Costs will be determined by the JFC (the “Opt-Out Development Cost Reconciliation Procedures”).  The Opt-Out Development Cost Reconciliation Procedures will provide enough information (subject to Third Party confidentiality restrictions, if any) to enable the non-funding Party to comply with financial reporting requirements under Applicable Law.  In any event, each Party shall submit to the JFC by [***], a report (in an Independent Study-by-Independent Study format), in such reasonable detail and format as is established by the JFC, of all Opt-Out Development Costs incurred by such Party during such Calendar Year and the full budget, remaining amount of budget, and forecasted costs for the following Calendar Year associated with each such Independent Study.  Within [***]

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following the receipt of such report, unless a different timeframe is mutually agreed to by the JFC Co-Chairs, each Party shall have the right to request reasonable additional information related to the other Party’s and its Affiliates’ Opt-Out Development Costs during such Calendar Year. The JFC shall establish (subject to the Parties’ mutual agreement with respect thereto) additional reasonable procedures for the Parties to share estimated Opt-Out Development Costs for each Calendar Quarter prior to the end of such Calendar Quarter, to enable each Party to appropriately review, account for and/or disclose its potential future obligation of Opt-Out Development Costs for financial reporting purposes.

9.8Certain Tax Matters. The Parties intend that the arrangements between the Parties hereunder shall be treated as a partnership for U.S. federal and state income tax purposes only.  As soon as practicable after the Effective Date but no later than [***], the Parties shall enter into a separate agreement that will cover tax matters (the “Tax Matters Agreement”) including provisions designating the tax representative for the partnership, governing the preparation and filing of tax returns, review of the tax returns, the Parties rights and obligations under audit and contest, document retention and other items that are customarily covered by an agreement of this type.

9.9Currency of Payments; Payment Method.  Except as otherwise provided in this Agreement, all amounts owed by a Party under this Agreement shall be paid by such Party via electronic funds transmission of immediately available funds in U.S. dollars to the account designated in writing to such Party by the other Party.  Conversion of amounts recorded in a currency other than U.S. dollars shall be performed in a manner consistent with each Party’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.  All payments by one Party to another Party under this Agreement shall be paid by electronic funds transmission.  Each Party shall provide payment method information to the JFC.

9.10Interest on Late Payments.  Any undisputed payments or portions thereof that are not paid on the date such payments are due, as provided in this Agreement, shall bear interest at the rate of [***] in which such payments are overdue, or [***], if less, in each case calculated on the number of days such payment is delinquent, compounded monthly.

9.11Withholding of Taxes.  BMS agrees that the initial payment set forth in Section 9.1(a), all Development Milestone Payments and all Commercial Milestone Payments set forth in Section 9.2 and Section 9.3, and all other payments to Nektar under this Agreement, shall be paid from a United States domiciled entity for tax purposes; provided, however, that if any such payments are to be made from an entity domiciled outside of the United States, BMS must provide Nektar with notice at least [***] in advance of such payment to enable Nektar to meet requirements under Applicable Law and IRS Form 8802.  Without modifying the preceding sentence, any withholding of taxes levied by tax authorities on the payments by BMS to Nektar hereunder that are required by Applicable Law to be deducted from such payments to Nektar will be deducted by BMS from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of Nektar, and BMS will pay the taxes to the proper taxing authority and send evidence of the obligation together with proof of tax payment to Nektar on a timely basis following that tax

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payment.  Such taxes will be borne by Nektar.  BMS agrees to reasonably cooperate with Nektar in the event Nektar claims exemption from such withholding or seeks refunds or deductions under any double taxation or other treaty or agreement from time to time in force, such cooperation to include providing receipts of payment of such withheld tax or other documents reasonably available to BMS.

9.12Indirect Taxes.  The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law.  In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

9.13Financial Records.  Each Party will keep, and will cause its Affiliates and sublicensees to keep, complete, true and accurate books and records in accordance with its accounting standards, and to maintain Finance and Accounting Compliance, in relation to Development Costs, Net Product Sales and Net Profit.  Each Party will keep, and will cause its Affiliates and sublicensees to keep, such books and records for at least [***] following the Calendar Quarter to which they pertain or as otherwise required by Applicable Law.

9.14Audit.  At the request (and expense) of a Party, the other Party shall permit a nationally recognized independent certified public accountant appointed by such requesting Party and reasonably acceptable to the other Party (provided that such accountant shall not be retained or compensated on a contingency basis and shall have entered into a confidentiality agreement with the Party to be audited), at reasonable times and upon reasonable notice, to examine those records as may be reasonably necessary (as determined by the auditor) to determine, with respect to any Calendar Year ending not more than [***] prior to a Party’s request, the accuracy, correctness or completeness of any Development Costs for Collaboration Studies (including, for clarity, Opt-Out Development Costs reimbursed by the applicable Party pursuant to Section 7.4), Net Product Sales, and Allowable Commercialization Expenses.  The foregoing right of review may be exercised [***] per year and [***] with respect to each such periodic report and payment.  The Party requesting the audit shall submit an audit plan, including audit scope, to the Party to be audited for such audited Party’s approval, which shall not be unreasonably withheld or delayed, prior to audit implementation.  The auditor shall keep confidential any information obtained during such inspection and shall report to the requesting Party and the audited Party only the amounts of such Development Costs, Net Product Sales, and Allowable Commercialization Expenses.  If it is determined that additional payments are owed or due during such period, the audited Party will pay the requesting Party (with interest subject to Section 9.10) the additional payments, or the requesting Party will pay (with interest subject to Section 9.10) the audited Party the overpaid amounts within [***] of the date the auditor’s written report is received by the Party that requested the audit.  The fees charged by the auditor will be paid by the Party requesting the audit unless such inspection reveals any unfavorable variance for the audited period of [***] or more, in which case the audited Party will pay the reasonable fees of the auditor.  Once a Party has conducted a review and audit of the other Party pursuant to this Section 9.14 in respect of any given period, it may not subsequently re-inspect the other Party’s or its Affiliates’ records in respect of such period,

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unless a subsequent audit of a separate reporting period uncovers fraud on the part of the audited Party that is reasonably expected to have been occurring during the prior audited period.

9.15[***].

Article 10

GLOBAL REGULATORY

10.1Regulatory Approvals.

(a)INDs.  Nektar, as the sponsor of record of each Nektar IND, shall prepare, file, maintain and solely own all Regulatory Documentation associated with each Nektar IND.  The Party who is designated to be Lead Party, as the sponsor of record of the Combined Therapy Collaboration IND shall prepare, file, maintain and solely own all Regulatory Documentation (including the applicable Combined Therapy Collaboration IND) associated with the Combined Therapy Collaboration IND.

(b)BLAs.  Notwithstanding either Party’s ownership of (i) a Combined Therapy Collaboration IND as set forth in Section 3.2(e) or (ii) Regulatory Documentation associated with a Combined Therapy Collaboration IND as set forth in Section 10.1(a), unless otherwise agreed by the JDC:

(i)The Lead Party shall prepare all Regulatory Documentation for the first BLA to be filed for a Product (including, for the avoidance of doubt, the first BLA for NKTR-214) in the Field using any Monotherapy or Combined Therapy (including in combination with any BMS Asset, Third Party Asset or any other Nektar Asset).  Nektar shall solely own and Nektar shall file and maintain (directly or through its designee, which may include BMS) all such Regulatory Documentation for each Regulatory Authority (i.e., for each country or region) for such first BLA to be filed for a Product (including, for the avoidance of doubt, the first BLA for NKTR-214) in the Field using any Monotherapy or Combined Therapy (including in combination with any BMS Asset, Third Party Asset or any other Nektar Asset) and all Regulatory Approvals related thereto; provided that BMS shall have the right to review and comment on all such regulatory filings;

(ii)The Lead Party (and if BMS is the Lead Party, then on behalf of Nektar) shall prepare, file and maintain all Regulatory Documentation for any supplemental BLA to be filed for a Product for any Indication in the Field using any Monotherapy or Combined Therapy (including in combination with any BMS Asset or Nektar Asset) and all Regulatory Approvals related thereto; provided that the non-Lead Party shall have the right to review and comment on all such regulatory filings; provided further that any supplemental BLA to be filed for a Product for any Indication in the Field using any Monotherapy or Combined Therapy (including in combination with any BMS

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Asset, Third Party Asset or any other Nektar Asset) shall be filed first as a supplemental BLA to the NKTR-214 BLA (or the first BLA on another Nektar Compound);

(iii)Notwithstanding Section 10.1(b)(ii), the Lead Party shall prepare all Regulatory Documentation for the first BLA to be filed for any Combined Therapy in a Collaboration Study or Independent Study that incorporates a Nektar Asset (other than NKTR-214) or BMS Asset, as the case may be, for such asset that has not achieved Regulatory Approval.  The Party that owns or controls such non-approved asset shall solely own, and shall file and maintain (directly or through its designee) all such Regulatory Documentation for such first BLA to be filed for such asset and all Regulatory Approvals related thereto; provided that both Parties shall have the right to review and comment on all such regulatory filings; and

(iv)The Parties agree that Nektar and BMS shall each have all necessary Right of Cross-Reference and other rights to support such BLA and supplemental BLA filings, including through the rights set forth in Sections 3.2(e)(ii) (Combined Therapy Collaboration IND), 4.2(b)(v), 4.2(c)(v), 10.1(c) (Right of Cross-Reference), 10.3 (Regulatory Documentation) and 10.6 (Use of Study Data). If required to support any such BLAs or supplemental BLAs, the Lead Party shall transfer any Regulatory Approvals or Regulatory Documentation Controlled by such Lead Party related to a Collaboration Study or Independent Study, but excluding, for the avoidance of doubt, any BMS Regulatory Documentation in the case of Nektar as Lead Party or any Nektar Regulatory Documentation in the case of BMS as Lead Party (except that BMS shall have or be provided with the Regulatory Documentation for Nektar Compounds and Products in instances where Nektar is the Lead Party).

(c)Right of Cross-Reference.  Without limiting each Party’s rights and obligations as set forth in Article 4 or Section 10.1, each Party, its Affiliates and Third Party Collaborators (and Third Parties engaged in an Independent Study) has an irrevocable Right of Cross-Reference to the other Party’s, its Affiliates’ and the Third Party Collaborators’ Regulatory Approvals and related filings anywhere in the world related to BMS Assets, Nektar Assets or Products used in Collaboration Studies or Independent Studies, that are Controlled by such other Party or its Affiliates, in each instance to the extent necessary for a Party in relation to, the performance of its obligations and exercise of its rights under this Agreement.  Each Party or its Affiliate in furtherance of the foregoing, shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. §314.50(g)(3) or the equivalent as required in any country or region of the Territory, or shall otherwise provide appropriate notification of such right of the other Party to the applicable Regulatory Authority.

10.2Regulatory Authority Inspection.  Each Party shall promptly notify the other Party in writing within one (1) Business Day of unannounced inspections by any Regulatory Authority and within two (2) Business Days of receipt of notification of an announced regulatory inspection with respect to any Nektar Compound or Product Development, Manufacture, or Commercialization.

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10.3Regulatory Documentation.  Subject to Section 10.1, (a) BMS shall retain sole and exclusive ownership of any BMS Regulatory Documentation provided to Nektar under this Agreement that is submitted with or referenced in Collaboration Study Regulatory Documentation and (b) Nektar shall retain sole and exclusive ownership of any Nektar Regulatory Documentation that is submitted with or referenced in Collaboration Study Regulatory Documentation.  This Section 10.3 is without limitation of any other disclosure obligations under this Agreement.

10.4Records.  Each Party shall maintain complete and accurate records of all work conducted with respect to the Collaboration Studies and Independent Studies and of all results, information, data, data analyses, reports, records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences and developments made by or provided to either Party, or by the Parties together, in the course of such Party(ies)’ efforts with respect to the Collaboration Studies (including the Statistical Analysis Plan and any Bioanalysis Plan to be conducted pursuant to this Agreement) and Independent Studies (such results, information, data, data analyses, reports, case report forms, adverse event reports, trial records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, developments, and each Protocol referred to as the “Study Data”).  Such records shall fully and properly reflect all work done and results achieved in the performance of the Collaboration Studies and Independent Studies in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

10.5Ownership of Study Data.  BMS shall own the Study Data to the extent that it relates exclusively to the BMS Assets (“BMS Study Data”), and Nektar shall own the Study Data to the extent that it relates exclusively to the Nektar Assets (“Nektar Study Data”).  Both Parties shall jointly own any Study Data that is generated from a Collaboration Study (“Collaboration Study Data”).  Both Parties shall jointly own any Study Data that is generated from an Independent Study (“Independent Study Data”) and that is not BMS Study Data or Nektar Study Data.  Each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Study Data as is necessary to fully effect the foregoing, and agrees to execute all instruments as may be reasonably necessary to effect same.

10.6Use of Study Data.

(a)Use of a Party’s Own Study Data.  Each Party may use and analyze its own Study Data for any purpose without obligation or accounting to the other.

(b)Use of Collaboration Study Data by BMS.  BMS (and its respective Affiliates), Ono, and each of their respective (sub)licensees shall have the right to use and analyze the Collaboration Study Data (i) in connection with its independent Development, Commercialization or other exploitation of the BMS Assets (alone or in combination with other compounds) and/or for inclusion in the safety database for the BMS Assets, in each case without the consent of, or any obligation to account to, Nektar, and (ii) to conduct studies with Samples pursuant to Section 11.8.  Subject to Section 11.8, the results of all such analyses or uses shall be

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owned by BMS, including any intellectual property arising out of same, unless the Parties shall have agreed otherwise in writing.  BMS, its Affiliates, Ono and licensees shall also be entitled to use the Collaboration Study Data and Independent Study Data during and following the Term to (1) make regulatory filings and seek approvals for the BMS Assets, either alone or in combination with any Third Party Asset(s) or Nektar Assets evaluated in connection with an Collaboration Study or an Independent Study, and (2) to promote products based on, and to disseminate, the applicable Collaboration Study Data or Independent Study Data for the benefit of any BMS Asset, either alone or as part of Combined Therapy, where permitted by and in accordance with Applicable Law; provided, that nothing in the foregoing is intended or shall be construed as granting BMS any additional right or license, expressly or impliedly, to make, have made, use, sell, offer for sale, or import the Nektar Compound other than as expressly set forth in this Agreement.

(c)Use of Collaboration Study Data by Nektar.  Nektar, its Affiliates and each of its and their respective (sub)licensees shall have the right to use and analyze the Collaboration Study Data (i) in connection with its independent Development, Commercialization or other exploitation of the Nektar Assets (alone or in combination with other compounds) and/or for inclusion in the safety database for the Nektar Assets, in each case without the consent of, or any obligation to account to, BMS and (ii) to conduct studies with Samples pursuant to Section 11.8.  Subject to Section 11.8, the results of all such analyses or uses shall be owned by Nektar, including any intellectual property arising out of same, unless the Parties shall have agreed otherwise in writing.  Nektar, its Affiliates and licensees shall be entitled to use the Collaboration Study Data and Independent Study Data during and following the Term to (1) make regulatory filings and seek approvals for the Nektar Assets, either alone or in combination with other Third Party Assets or BMS Assets evaluated in connection with an Collaboration Study or an Independent Study, and (2) to promote products based on, and to disseminate, the applicable Collaboration Study Data or Independent Study Data for the benefit of the Nektar Assets, either alone or as part of a Combined Therapy, where permitted by and in accordance with Applicable Law; provided that nothing in the foregoing is intended or shall be construed as granting Nektar any right or license, expressly or impliedly, to make, have made, use, sell, offer for sale, or import the BMS Compound other than as expressly set forth in this Agreement.

(d)Biomarker/Diagnostic Agent Development.  Each Party may use and disclose to a Third Party the Collaboration Study Data and its Single Agent Compound’s Study Data, under obligations of confidentiality consistent with this Agreement, to Develop and Commercialize a biomarker or diagnostic test for use with its Single Agent Compound and/or the Combined Therapy, and, unless otherwise mutually agreed by the Parties in writing, will own any intellectual property arising out of the work funded or conducted by it with or through such Third Party.  The Parties will discuss in good faith any opportunities to jointly participate in the Development of any such biomarker or diagnostic test for use with the Nektar Compound.

(e)No Other Uses.  All other uses of Study Data are limited solely to those permitted by this Agreement, and neither Party may use Study Data for any other purpose without the written consent of the other Party during and after the Term of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.7Access to Study Data.  Subject to the provisions of Sections 4.2(a)(x), 4.2(b)(vi), 4.2(c)(vi) and 10.8 and the Pharmacovigilance Agreement, each Party shall have access to all Study Data (including de-identified patient records) as soon as reasonably practicable after such Study Data is reasonably available to or generated by the Party responsible for generating or collecting such Study Data.

10.8Adverse Event Reporting.  Subject to the terms of this Agreement, within [***], or as soon as practicable after the Effective Date, as agreed to by the Parties and prior to dosing the first study patient in any new Clinical Trial subject to this Agreement, the Parties (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) shall use diligent efforts to define and finalize the responsibilities the Parties shall employ to protect patients and promote their well-being in connection with the use of the Nektar Assets and BMS Assets in the framework of this Agreement, and to execute one or more written pharmacovigilance agreements (each, a “Pharmacovigilance Agreement”).  Such Pharmacovigilance Agreement shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Nektar Assets and BMS Assets.  Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to government authorities.  Furthermore, such agreed procedures shall be consistent with relevant International Council for Harmonization (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements or Applicable Law, in which case local reporting requirements or Applicable Law shall prevail.  Until such guidelines and procedures are set forth in the Pharmacovigilance Agreement, the Party responsible for pharmacovigilance prior to the Effective Date shall have sole pharmacovigilance responsibility for the Party’s Single Agent Compound subject to all applicable regulations and guidelines.  To the extent any provision set forth in the Pharmacovigilance Agreement conflicts with any provision in this Agreement, the provision set forth in the Pharmacovigilance Agreement shall control as related to the exchange and reporting of safety information associated with use of the Nektar Asset and BMS Assets pursuant to this Agreement as well as product safety surveillance.  The Pharmacovigilance Agreement can be amended from time to time.  In the event that this Agreement is terminated, the Parties agree to implement the necessary procedures and practices to ensure that any outstanding pharmacovigilance reporting obligations are fulfilled.

Article 11

INTELLECTUAL PROPERTY

11.1Nektar Grants.

(a)Development License.  Subject to the terms and conditions of this Agreement, Nektar hereby grants, and shall cause its Affiliates to grant, to BMS (and BMS hereby

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accepts) a non-exclusive, worldwide, non-transferable (except as provided in Section 17.12), royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 11.3) under (i) the Nektar Asset Patent Rights, (ii) Nektar Background Patent Rights, (iii) Nektar Technology, and (iv) Nektar Regulatory Documentation, in each case in respect of clauses (i)-(iv), solely to use, Develop and have Developed the Nektar Compounds and Products, other Nektar Assets that Nektar makes available to BMS in accordance with this Agreement, in Monotherapies (but only Nektar Compounds and Products) and Combined Therapies, in the Field in the Territory, in each case solely to the extent necessary to discharge BMS’s obligations under this Agreement and exercise its rights with respect to the Development of the Nektar Compound and the Product (including the conduct of the Collaboration Studies, Independent Studies and the activities described in Section 3.9).

(b)Commercialization License.  Subject to the terms and conditions of this Agreement, Nektar hereby grants, and shall cause its Affiliates to grant, to BMS (and BMS hereby accepts) a co-exclusive (with Nektar), worldwide, non-transferable (except as provided in Section 17.12), royalty-free (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 11.3) license under Nektar Asset Patent Rights, Nektar Background Patent Rights, Nektar Technology, and Nektar Regulatory Documentation, in each case in respect of the foregoing, solely:

(i)to Commercialize (but not to sell, offer for sale, have sold, or offer to have sold) the Nektar Compounds and Products, in Monotherapies and Combined Therapies, in the Field and in the Territory; and

(ii)from and after the date and to the extent that Nektar is not (by itself or through an Affiliate, or through a Third Party acting as an agent of or on Nektar’s behalf) selling or offering for sale any Nektar Compound or Products (whether by operation of law or because Nektar has notified the JCC that it has elected not to sell or offer to sell) to Commercialize (including to sell, offer for sale, have sold, or offer to have sold) the Nektar Compounds and Products, in Monotherapies (but only Nektar Compounds and Products) and Combined Therapies, in the Field and in the Territory.

(c)Manufacturing License.  Subject to the terms and conditions of this Agreement and solely if BMS exercises the Manufacturing Option, Nektar hereby grants, and shall cause its Affiliates to grant, to BMS (and BMS hereby accepts) a co-exclusive (with Nektar), worldwide, non-transferable (except as provided in Section 17.12), royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 11.3) under the Nektar Asset Patent Rights, Nektar Background Patent Rights, Nektar Manufacturing Know-How, Nektar Manufacturing Process, Nektar Technology, and Nektar Regulatory Documentation to make, have made and otherwise Manufacture NKTR-214, solely for use in Collaboration Studies or Independent Studies (by either Party), GLP toxicology studies, activities permitted by Section 3.9, and for Commercialization of the Nektar Compound or Product in Monotherapies and Combined Therapies in the Field and in the Territory.

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11.2BMS Grants.

(a)Development License.  Subject to the terms and conditions of this Agreement, BMS hereby grants, and shall cause its Affiliates to grant, to Nektar (and Nektar hereby accepts) a non-exclusive, worldwide, non-transferable (except as provided in Section 17.12), royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 11.3) under (i) BMS Asset Patent Rights, (ii) BMS Background Patent Rights, (iii) BMS Technology, and (iv) BMS Regulatory Documentation, in each case in respect of clauses (i)-(iv), solely to use, Develop and have Developed BMS Assets in combination with Nektar Assets and/or Nektar Compounds and Product (as part of a Combined Therapy), whether with or without Third Party Assets, in the Field in the Territory, in each case solely to the extent necessary to discharge Nektar’s obligations and exercise its rights under this Agreement with respect to the conduct of the Collaboration Studies, Independent Studies and the activities described in Section 3.9.

(b)Commercialization License.  Subject to the terms and conditions of this Agreement, BMS hereby grants, and shall cause its Affiliates to grant, to Nektar (and Nektar hereby accepts) a non-exclusive, worldwide, non-transferable (except as provided in Section 17.12), royalty-free (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 11.3) license under BMS Asset Patent Rights, BMS Background Patent Rights, BMS Technology, and BMS Regulatory Documentation, in each case in respect of the foregoing, solely to Commercialize (but not to do any of the following: obtain pricing or reimbursement approvals; sell; offer for sale; have sold; or offer to have sold) the Nektar Compounds and Products, in Monotherapies (but only Nektar Compounds and Products) and Combined Therapies, in the Field and in the Territory.

11.3Sublicensing.

(a)Development Sublicensing.  Subject to Section 11.3(b) and Section 11.3(c), each Party shall have the right to grant sublicenses under the licenses granted to it under Sections 11.1(a) and 11.2(a) to Affiliates, and, if required for a Third Party to perform such Party’s duties with respect to the Development of the Nektar Compound and the Product (including the conduct of the Collaboration Studies or Independent Studies (and agreed to by the other Party, such consent not to be unreasonably withheld)), to Third Parties, solely as necessary to assist a Party in carrying out its responsibilities and exercising its rights hereunder.  Nektar hereby consents to a sublicense to Ono as set out in Section 11.3(b).

(b)Ono Sublicensing.  BMS (or any of its sublicensees) shall have the right to grant to Ono and its Affiliates a sublicense under the license granted to BMS in Section 11.1 solely to the extent necessary or reasonably useful for the Development and Commercialization of the Nektar Compounds, Products (whether alone or as part of a Nektar Combination or a BMS Combination), BMS Assets (to the extent they are part of a BMS Combination) and Nektar Combinations in the Field in the BMS/Ono Territory in accordance with this Agreement.

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(c)With regard to any such sublicenses permitted and made under this Agreement, (i) such sublicensees, except to Affiliates (so long as they remain Affiliates of a Party), shall be subject to written agreements that bind such sublicensees to obligations that are consistent with a Party’s obligations under this Agreement, including confidentiality and non-use provisions no less restrictive than those set forth in Sections 10.5 and 10.6 and Article 12, and provisions regarding intellectual property that ensure that the Parties will have the rights, title, and interest provided under this Agreement to any intellectual property created by such sublicensee; (ii) each Party shall provide written notice to the other of any such sublicense and obtain approval for sublicenses to Third Parties, it hereby being understood that Nektar hereby grants approval with respect to Ono; and (iii) the licensing Party shall remain liable for all actions or inactions of its sublicensees.

11.4No Implied Licenses.  Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any intellectual property of the other Party, including Confidential Information disclosed to it under this Agreement or under any Patent Rights Controlled by the other Party or its Affiliates.

11.5Inventions.

(a)Nektar Ownership.  Subject to the terms of this Agreement, all Nektar Asset Inventions shall be owned solely by Nektar, and Nektar will have the full right to exploit such Nektar Asset Inventions without the consent of, or any obligation to account to, BMS.  BMS hereby assigns (and shall cause its Affiliates and contractors to assign) all right, title and interest in any Nektar Asset Inventions to Nektar.  The Parties shall execute any documents necessary to accomplish the foregoing assignment, and BMS shall execute such further documents and provide other assistance as may be reasonably requested by Nektar to perfect Nektar’s rights in such Nektar Asset Inventions, all at Nektar’s expense.  Nektar shall have the sole right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any Nektar Asset Patent Rights or Nektar Background Patent Rights at its own expense.

(b)BMS Ownership.  Subject to the terms of this Agreement, all BMS Asset Inventions shall be owned solely by BMS, and BMS will have the full right to exploit such BMS Asset Inventions without the consent of, or any obligation to account to, Nektar.  Nektar hereby assigns (and shall cause its Affiliates and contractors to assign) all right, title and interest in any BMS Asset Inventions to BMS.  The Parties shall execute any documents necessary to accomplish the foregoing assignment, and Nektar shall execute such further documents and provide other assistance as may be reasonably requested by BMS to perfect BMS’s rights in such BMS Asset Inventions, all at BMS’s expense.  BMS shall have the sole right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any BMS Asset Patent Rights or BMS Background Patent Rights at its own expense.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)Joint Collaboration Inventions.

(i)Subject to the terms of this Agreement (including Section 7.3(d)), all Joint Collaboration Inventions shall be jointly owned by the Parties, and either Party shall have the right to freely exploit the Joint Collaboration Inventions and Joint Collaboration Patent Rights, both within and outside the scope of this Agreement, without accounting or any other obligation to the other Party (except as expressly set forth in Section 11.5(c)(ii) and Sections 11.5(f) and 11.6(d) with regard to the filing, prosecution, maintenance and enforcement of Joint Collaboration Patent Rights) and each Party may use, and exploit its interest in such Joint Collaborations Inventions and Joint Collaboration Patent Rights as permitted under this Agreement; provided that neither Party shall be entitled to grant, without the other Party’s prior written consent, any Commercialization (and Manufacturing for Commercialization purposes) licenses to any Third Party under those Joint Collaboration Inventions and Joint Collaboration Patent Rights (except in the case of BMS, to Ono in the manner set forth in Section 11.3(b)).  The Parties shall execute any documents necessary to accomplish the foregoing assignment, and each Party shall execute such further documents and provide other assistance as may be reasonably requested by the other Party to perfect such other Party’s rights in such Joint Collaboration Inventions, at the requesting Party’s expense.  To be clear, nothing in this Section 11.5(c) is granting any ownership or license rights with respect to underlying Nektar Assets or BMS Assets (as the case may be).

(ii)Any consideration received by a Party (including any Affiliate) from any sublicensee of the Joint Collaboration Inventions and Joint Collaboration Patent Rights for the sale, license, disposition or other transfer of the applicable Party’s right, title and interest in and to such Joint Collaboration Inventions or Joint Collaboration Patent Rights shall be shared by the Parties in accordance with their respective economic interest.

(d)Joint Third Party Inventions.

(i)Subject to the terms of this Agreement (including Section 7.3(d)), all Joint Third Party Inventions shall be jointly owned by the Parties and the Third Party in the applicable Independent Study, but solely if such Third Party is an inventor party, and either Party shall have the right to freely exploit the Joint Third Party Inventions and Joint Third Party Patent Rights, both within and outside the scope of this Agreement, without accounting or any other obligation to the other Party (except as expressly set forth in Section 11.5(d)(ii) and Sections 11.5(f) and 11.6(d) with regard to the filing, prosecution, maintenance and enforcement of Joint Third Party Patent Rights) and each Party may use, exploit its interest in such Joint Third Party Inventions and Joint Third Party Patent Rights as permitted under this Agreement; provided that neither Party shall be entitled to grant, without the other Party’s prior written consent, any Commercialization (and Manufacturing for Commercialization purposes) licenses to any Third Party under those Joint Collaboration Inventions and Joint Collaboration Patent Rights (except in the case of BMS, to Ono in the manner set forth in Section 11.3(b)).  The Parties shall execute any documents

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necessary to accomplish the foregoing assignment, and each Party shall execute such further documents and provide other assistance as may be reasonably requested by the other Party to perfect such other Party’s rights in such Joint Collaboration Inventions, at the requesting Party’s expense.  To be clear, nothing in this Section 11.5(d) is granting any ownership or license rights with respect to underlying Nektar Assets, BMS Assets or Third Party Assets (as the case may be) to any of the Parties or the applicable Third Party.

(ii)Any consideration received by a Party (including any Affiliate) from any sublicensee of the Joint Collaboration Inventions and Joint Collaboration Patent Rights for the sale, license, disposition or other transfer of the applicable Party’s right, title and interest in and to such Joint Collaboration Inventions or Joint Collaboration Patent Rights shall be shared by the Parties in accordance with their respective economic interest.

(e)Involvement of Third Parties.

(i)For Profit Entities. Neither Party shall, in relation to any Collaboration Study or Independent Study, enter into any agreement with any for-profit Third Party that does not provide for, or in any way prevents, the ownership of Nektar Asset Inventions, BMS Asset Inventions, Joint Collaboration Inventions, or Joint Third Party Inventions as set forth in Sections 11.5(a), 11.5(b), 11.5(c) and 11.5(d) respectively.

(ii)Not For Profit Entities. Neither Party shall, in relation to any Independent Study, enter into any agreement with any not-for-profit Third Party (including academic institutions) that either (A) does not provide for, or in any way prevents, the ownership of BMS Asset Inventions as set forth in Section 11.5(b), Nektar Asset Inventions as set forth in Section 11.5(a), the Joint Collaboration Inventions as set forth in Section 11.5(c), Joint Third Party Inventions as set forth in Section 11.5(d), as applicable, or (B) does not at least provide the other Party with a non-exclusive, perpetual, irrevocable, worldwide, fully paid-up, royalty-free, sublicensable and transferable (sub)license to the applicable BMS Inventions, Nektar Inventions, Joint Collaboration Inventions, Joint Third Party Inventions, as applicable.

(f)Prosecution of Joint Collaboration Inventions.  The Parties, using outside patent counsel acceptable to both Parties, shall be responsible for preparing and prosecuting the Joint Collaboration Patent Rights.  Each Party shall keep the other Party advised as to material developments and all steps to be taken with respect to any such Joint Collaboration Patent Rights and shall furnish the other Party with copies of applications for such Patent Rights, amendments thereto and other related correspondence to and from patent offices, and shall permit the other Party a reasonable opportunity to review and offer comments. The Parties shall reasonably assist and cooperate with one another in obtaining, prosecuting and maintaining the Joint Collaboration Patent Rights.  Notwithstanding the foregoing, neither Party shall take any position in a submission to a patent office that interprets the scope of any Patent Rights of BMS without the prior consent of BMS or any Patent Rights of Nektar without the prior written consent of Nektar. Nektar and BMS shall be reimbursed for any out of pocket costs and Third Party costs and expenses incurred

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in preparing and prosecuting the Joint Collaboration Patent Rights and the subsequent maintenance of the Joint Collaboration Patent Rights such that [***].  Nektar will report all such costs and expenses in accordance with Section 9.7.

(i)Abandonment of Patent Rights.  In the event that a Party determines either (A) not to continue the prosecution or maintenance of a Patent Right within the Joint Collaboration Patent Rights or (B) not to file any new patent application requested to be filed by the other Party, in each case other than to optimize overall patent protection of claimed inventions, the applicable Party shall provide the other Party with notice of its decision at least [***] prior to any pending lapse or abandonment thereof.  In such event, the applicable Party shall provide the other Party with an opportunity to assume responsibility for all costs associated with the filing or further prosecution and maintenance of such Patent Rights (such filing to occur prior to the issuance of the Patent Rights to which the application claims priority or expiration of the applicable filing deadline, as set forth above). Such Patent Rights shall otherwise continue to be subject to all of the terms and conditions of this Agreement in the same manner and to the same extent as the other Patent Rights within the Joint Collaboration Patent Rights.

(ii)Failure to Reimburse.  If a Party elects not to reimburse the other Party for the costs of prosecution and maintenance of a Patent Right within the Joint Collaboration Patent Rights in a given country as set forth in this Section 11.5(f), the non-reimbursed Party shall have the right to file or maintain such Patent Right in such country in its own name and at its own expense, with the prior written consent of the other Party (which shall not be unreasonably withheld) and the other Party does hereby assign its rights to the joint invention in said country to the non-reimbursed Party if the non-reimbursed Party wishes to file or maintain said Patent Right, and each Party shall execute such further documents and provide other assistance as may be reasonably requested by the other Party to perfect such other Party’s rights in the applicable Patent Rights, at the requesting Party’s expense.  After giving effect to such assignment, such assigned invention and any corresponding Joint Collaboration Patent Rights thereto shall be the treated as a Nektar Background Patent Rights or BMS Background Patent Rights, as applicable.  The Party who does not wish to file or maintain a Patent Right within the Joint Collaboration Patent Rights in any country shall assist in the timely provision of all documents required under national provisions to register said assignment of rights with the corresponding national authorities at the sole expense of the Party who wished to file or maintain such Patent Right in that given country.

(g)Prosecution of Joint Third Party Inventions.  The Parties shall, using outside patent counsel acceptable to both Parties and the applicable Third Party (if such Third party is an inventor in respect of such Joint Third Party Invention), be responsible for preparing and prosecuting and maintaining Patent Rights related to Joint Third Party Inventions, in accordance with the terms and conditions of Section 11.5(f), provided that Nektar and BMS bear any out of pocket costs and expenses incurred in preparing and prosecuting the applicable Joint Third Party Patent Rights pursuant to this Section 11.5(g) and the subsequent maintenance of the applicable

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Joint Third Party Patent Rights that are not borne by the applicable Third Party joint owner such that [***].

(h)Separation of Patent Rights.  In order to more efficiently enable the prosecution and maintenance of the BMS Asset Patent Rights, Nektar Asset Patent Rights, Joint Collaboration Patent Rights and Joint Third Party Patent Rights relating to Nektar Asset Inventions, BMS Asset Inventions, Joint Collaboration Inventions and Joint Third Party Inventions as described above, the Parties will use good faith efforts to separate BMS Asset Patent Rights, Nektar Asset Patent Rights, Joint Collaboration Patent Rights and Joint Third Party Patent Rights) into separate patent filings to the extent possible and without adversely impacting such prosecution and maintenance.

(i)Disclosure and Assignment of Joint Collaboration Inventions and Joint Third Party Inventions.  Each Party shall disclose promptly to the other Party in writing and on a confidential basis all Joint Collaboration Inventions and Joint Third Party Inventions prior to any public disclosure or filing of Patent Rights and allowing sufficient time for comment by the other Party.  In addition, each Party does hereby assign, and shall cause its Affiliates and contractors to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Joint Collaboration Inventions or Joint Third Party Inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the sole ownership provided for in Sections 11.5(a) and 11.5(b) and the joint ownership provided for in Sections 11.5(c) and 11.5(d).

11.6Infringement of Patent Rights by Third Parties.

(a)Notice.  Each Party shall promptly notify the other Party in writing of any alleged or threatened (in writing) infringement, or misappropriation by a Third Party, of the BMS Background Patent Rights, BMS Asset Patent Rights, Nektar Background Patent Rights, Nektar Asset Patent Rights, Joint Collaboration Patent Rights or Joint Third Party Patent Rights of which its in-house patent counsel becomes aware (such infringement, “Infringement,” and “Infringe” shall be interpreted accordingly).

(b)Infringement of Patent Rights of Nektar.

(i)With respect to Infringement of Nektar Asset Patent Rights or Nektar Background Patent Rights anywhere in the world, in each case to the extent that it relates to any Nektar Asset (other than a Nektar Compound or Product, and not in combination with a Nektar Compound or Product), Nektar shall have the exclusive right to prosecute such Infringement as it may determine in its sole and absolute discretion, and Nektar shall bear all related expenses and retain all related recoveries.  BMS shall reasonably cooperate with Nektar or its designee (to the extent BMS has relevant information arising out of this Agreement), at Nektar’s request and expense, in any such action.

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(ii)Notwithstanding any right of enforcement (including subsidiary rights or step-in rights) of any Nektar Asset Patent Rights or Nektar Background Patent Rights that [***].  With respect to Infringement of Nektar Asset Patent Rights or Nektar Background Patent Rights anywhere in the world, in each case to the extent that it relates to any Nektar Compound or Product (whether as Monotherapy or as part of a Combined Therapy), [***].  If either Party recovers monetary damages from any Third Party in an action approved by the Parties and brought under this Section 11.6(b)(ii), such recovery shall be allocated first to the reimbursement of any actual, unreimbursed costs and expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), then [***], and any remaining amounts shall be split [***], unless the Parties agree in writing to a different allocation and provided that [***].  In connection with any proceeding under this Section 11.6(b)(ii), [***].  In the event that Nektar elects not to prosecute an Infringement under this Section 11.6(b)(ii), Nektar shall inform BMS [***]; provided however, that Nektar has the ultimate right, at its sole discretion, to determine whether or not an Infringement may be prosecuted.

(c)Infringement of Patent Rights of BMS.  With respect to Infringement of BMS Asset Patent Rights or BMS Background Patent Rights anywhere in the world, BMS shall have the exclusive right to prosecute such Infringement as it may determine in its sole and absolute discretion, and BMS shall bear all related expenses and retain all related recoveries.  Nektar shall reasonably cooperate with BMS or its designee (to the extent Nektar has relevant information arising out of this Agreement), at BMS’s request and expense, in any such action.

(d)Infringement of Joint Collaboration Patent Rights.

(i)With respect to Infringement of Joint Collaboration Patent Rights, [***].

(ii)Regardless of which Party brings an enforcement action pursuant to Section 11.6(d)(i), the other Party hereby agrees to cooperate reasonably in any such action, including, if required, by bringing a legal action.  [***].  If either Party recovers monetary damages from any Third Party in an action approved by the Parties and brought under this Section 11.6(d)(ii), such recovery shall be allocated [***], unless the Parties agree in writing to a different allocation.  In connection with any proceeding under this Section 11.6(d), neither Party shall enter into any settlement without the prior written consent of the other Party.

(e)Infringement of Joint Third Party Patent Rights.  Section 11.6(d) shall apply mutatis mutandis to the enforcement of Joint Third Party Patent Rights, subject to the agreed cost and recoveries sharing with any Third Party co-owner, if applicable.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.7Infringement of Third Party Rights.

(a)Notice.  If the activities relating to the Development or Commercialization of the Nektar Compound or Product become the subject of a claim of infringement of a patent, copyright or other proprietary right by a Third Party anywhere in the world, the Party first having notice of the claim shall promptly notify the other Party and, without regard to which Party is charged with said infringement and the venue of such claim, the Parties shall promptly confer to discuss the claim.

(b)Defense.  If both Parties are charged with infringement pursuant to a claim described in Section 11.7(a), [***], unless they agree otherwise.  If only one Party is charged with infringement, such Party will have the first right but not the obligation to defend such claim.  If the charged Party does not commence actions to defend such claim [***].  In any event, the non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim and shall have the right to participate with separate counsel at its own expense, and the defending Party shall consider comments by the non-defending Party in good faith.  The Party defending the claim shall bear the cost and expenses of the defense of any such Third Party infringement claim and shall have sole rights to any recovery.  If the Parties jointly defend the claim, and [***]; provided, however, that, notwithstanding the foregoing, [***].  If either Party recovers monetary damages or costs from any Third Party while jointly defending the claim, such recovery shall be allocated [***], unless the Parties agree in writing to a different allocation.  Neither Party shall enter into any settlement concerning activities under this Agreement or the Monotherapy or Combined Therapy that affects the other Party’s rights under this Agreement or imposes any obligations on the other Party, including any admissions of wrongdoing on behalf of the other Party, without such other Party’s prior written consent, not to be unreasonably withheld or delayed, except that a Party may settle any claim that solely relates to its Single Agent Compound (other than a Nektar Compound) without the consent of the other Party as long as such other Party’s rights under this Agreement are not adversely impacted (in which case, it will obtain such other Party’s prior written consent, not to be unreasonably withheld or delayed).

11.8Samples.  Samples collected in the course of activities conducted under a Collaboration Study shall be jointly owned by the Parties (to the extent not owned by the patient and/or the clinical trial site).  Any such Samples shall be collected in accordance with the applicable Protocol and ICFs.  Neither Party shall be permitted to use such Samples for any purpose without the prior written consent of the other Party, which consent shall not be unreasonably withheld if such use is directed to the Monotherapy or Combined Therapy and with the terms of such use to be set forth in a written agreement between the Parties setting forth the Samples to be used, and any appropriate terms/restrictions on such use.  Any data and intellectual property arising out of such Sample use shall be owned by the Lead Party conducting such study using the same; provided that to the extent that any such data or intellectual property relates solely to the Combined Therapy (or biomarkers solely for use with the Combined Therapy), such data or intellectual property shall be considered Collaboration Study Data or Joint Collaboration Inventions/Joint Collaboration Patent Rights, as the case may be.  Samples for PK and ADA serum analysis will be stored for future use in the Lead Party’s sample repository, at its own expense;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provided that if the Party holding the Samples determines that it no longer has a use for the Samples and the other Party determines that it does, then the Samples shall, subject to Applicable Law and the terms of the signed ICFs, be transferred to the other Party and may be used solely thereafter by the other Party.  If neither Party has any further use for the Samples, then the remaining Samples will be destroyed pursuant to the respective Party’s standard operating procedures for sample retention and destruction, subject to the terms of and permission(s) granted in the ICFs by the subjects contributing the Samples in the Collaboration Studies.  All Development Costs for collecting, testing and storing the Samples will be split between the Parties in accordance with Section 9.7, except as otherwise noted in this Section 11.8.

Article 12

CONFIDENTIALITY

12.1Nondisclosure and Nonuse of Confidential Information.

(a)Except to the extent expressly authorized in this Section 12.1 and Sections 12.2, 12.3 and 12.5 below, or as otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [***] thereafter, it shall: (i) keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information owned by the other Party; (ii) treat the other Party’s Confidential Information with the same degree of care the receiving Party uses for its own confidential information but in no event with less than a reasonable degree of care; and (iii) reproduce the disclosing Party’s Confidential Information solely to the extent necessary to accomplish the receiving Party’s obligations under this Agreement, with all such reproductions being considered the disclosing Party’s Confidential Information; provided, that with respect to BMS Confidential Information that BMS received as confidential information from Ono and has identified as such to Nektar, the obligations of confidentiality and non-use shall continue for the longer of the period set forth above or five (5) years after the termination of the Ono-BMS Agreements.

(b)For purposes of this Agreement, regardless of which Party discloses such Confidential Information to the other, (i) all Nektar Asset Inventions, Nektar Technology and Nektar Regulatory Documentation shall be Confidential Information of Nektar, and BMS shall be deemed the receiving Party; (ii) all BMS Asset Inventions, BMS Technology and BMS Regulatory Documentation shall be Confidential Information of BMS, and Nektar shall be deemed the receiving Party; (iii) inventions from Independent Studies (other than as noted in clause (iv)) shall be the Confidential Information of the Party(ies) owning such Study Data or inventions; and (iv) all Joint Collaboration Inventions, Collaboration Study Data, Joint Third Party Invention, Independent Study Data and Collaboration Study Regulatory Documentation shall be Confidential Information of each Party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)Notwithstanding anything to the contrary in this Section 12.1, the receiving Party may disclose the disclosing Party’s Confidential Information to its employees, consultants, agents or permitted sublicensees solely on a need-to-know basis for the purpose of fulfilling the receiving Party’s obligations under this Agreement; provided, however, that (i) any such employees, consultants, agents or permitted sublicensees are bound by obligations of confidentiality at least as restrictive as those set forth in this Agreement, and (ii) the receiving Party remains liable for the compliance of such employees, consultants, agents or permitted sublicensees with such obligations.  Each receiving Party acknowledges that in connection with its and such representatives’ examination of the Confidential Information of the disclosing Party, the receiving Party and such representatives may have access to material, non-public information, and that the receiving Party is aware, and will advise such representatives that State and Federal laws, including United States securities laws, impose restrictions on the dissemination of such information and trading in securities when in possession of such information.  Each receiving Party agrees that it will not, and will advise its representatives who are informed as to the matters that are the subject of this Agreement to not, purchase or sell any security of the disclosing Party on the basis of the Confidential Information to the extent such Confidential Information constitutes material non-public information about the disclosing Party or such security.

12.2Exceptions.  The obligations in Section 12.1 shall not apply with respect to any portion of Confidential Information that the receiving Party can demonstrate by contemporaneous tangible records or other competent proof:

(a)was already known to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, either (i) at the time of disclosure by the disclosing Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier;

(b)was generally available to the public or otherwise part of the public domain either (i) at the time of its disclosure to the receiving Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)was disclosed to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, by a Third Party who had no obligation to the Party owning or Controlling the information not to disclose such information to others; or

(e)was independently discovered or developed by the receiving Party (or its Affiliates) without the use of or reference to the Confidential Information belonging to the disclosing Party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.3Authorized Disclosure.  Notwithstanding any other provision of this Agreement, each Party may disclose and use Confidential Information solely owned by the other Party to the extent such disclosure or use is reasonably necessary in the following instances:

(a)filing or prosecuting Patent Rights;

(b)prosecuting or defending litigation, except that a Party may not use or disclose the other Party’s Confidential Information to challenge the validity or enforceability of such other Party’s Patent Rights;

(c)complying with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock is listed;

(d)disclosure, in connection with the performance of this Agreement, to Affiliates, permitted sublicensees, contractors, ethics committees and institutional review boards (collectively, “IRBs”), CROs, academic institutions, consultants, agents, investigators, and employees and contractors engaged by study sites and investigators involved with the Collaboration Studies and Independent Studies, each of whom, prior to disclosure, must be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 12;

(e)disclosure that is deemed reasonably necessary by either Party to be disclosed to its respective Affiliates, agents, consultants or actual or prospective licensees (or other bona fide collaborators) in furtherance of the Development, Manufacture or Commercialization of such Party’s compound or assets, as applicable, on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that are at least equivalent in scope to those set forth in this Article 12;

(f)disclosure to its attorneys, accountants, auditors and other advisors on a need to know basis provided such individuals or Persons are bound to confidentiality and nondisclosure requirements by professional rules of conduct or nondisclosure agreements, and to actual or prospective acquirers, lenders, financers, or investors as may be necessary to comply with the terms, or in connection with their evaluation, of such potential or actual acquisition, loan, financing, or investment; on the condition that such acquires, lenders, financers, or investors agree to be bound by confidentiality and non-use obligations that are that are at least equivalent in scope to those set forth in this Article 12;

(g)disclosure of the Collaboration Study Data, Joint Collaboration Inventions, Joint Third Party Inventions, Joint Collaboration Patent Rights, Joint Third Party Patent Rights to Regulatory Authorities in connection with the Development of any Combined Therapy, any of the Nektar Assets or any of the BMS Assets; and

(h)disclosure of relevant safety information contained within Collaboration Study Data to investigators, IRBs or ethics committees and Regulatory Authorities that are

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

involved in other Clinical Trials of the Nektar Assets with respect to Nektar, and BMS Assets with respect to BMS, and (in the event of a Material Safety Issue) to Third Parties that are collaborating with Nektar or BMS, respectively in the conduct of such other clinical trials of the Nektar Assets or the BMS Assets, in each case solely to the extent necessary for the conduct of such clinical trials or to comply with Applicable Law and regulatory requirements; and

(i)exercising its rights and performing its obligations under the Investment Agreements.

Notwithstanding the foregoing, if a Party is required or otherwise intends to make a disclosure of the other Party’s Confidential Information or any of the terms and conditions of this Agreement pursuant to Section 12.3(b) or Section 12.3(c), it shall (x) give reasonable advance notice to such other Party of such impending disclosure in order to allow such other Party to review and comment of the proposed disclosure and (y) endeavor in good faith to secure confidential treatment of such Confidential Information or reasonably assist the Party that owns such Confidential Information in seeking a protective order or other confidential treatment.  Without limiting the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to agree on the contents of any redacted version of this Agreement to be filed with any securities exchange on which a Party’s stock is listed.

12.4Disclosure to Ono.  Notwithstanding any other provision of this Agreement, Nektar hereby expressly authorizes BMS to disclose to Ono, but only insofar as the BMS Compound is involved, (a) the existence and the terms of this Agreement, Collaboration Studies and Protocols; and (b) any other Nektar Confidential Information, BMS Study Data, Collaboration Study Data and Independent Study Data, in each case solely to the extent necessary for BMS to fulfill its obligations to Ono under the Ono-BMS Agreements; provided that Ono is under confidentiality obligations at least as restrictive as those set forth herein.  For clarity, all disclosures of this Agreement (including to Ono prior to the Effective Date) shall be subject to the Mutual Confidentiality Agreement, by and between the Parties dated December 13, 2012, as amended.

12.5Press Releases and Publications.

(a)Subject to this Section 12.5, the Parties shall jointly agree to the content and timing of all external communications with respect to this Agreement (including an initial press release, the content of which shall be as attached hereto as Schedule 12.5, subsequent press releases, Q&As and the content and wording of any listing for any Collaboration Study required to be listed on a public database or other public registry (such as www.clinicaltrials.gov)).  For clarity, if either Party terminates or suspends a Collaboration Study pursuant to Section 16.4, the Parties shall mutually agree upon any external communication related to such termination or suspension, which shall not include the rationale for such termination or suspension unless (and to the extent) mutually agreed by the Parties.  Neither Party shall use in advertising, publicity or otherwise the name or any trademark of the other Party without the prior written consent of the other Party.  Notwithstanding any provision of this Agreement to the contrary and subject to Section 12.3, each Party shall be permitted to publicly disclose information that such Party

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

determines in good faith is necessary to be disclosed to comply with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock may be listed, or pursuant to an order of a court or governmental entity.

(b)Nektar and BMS agree to collaborate to publicly disclose, publish or present (i) top-line results from each Collaboration Study, limited if possible to avoid jeopardizing the future publication of the Study Data at a scientific conference or in a scientific journal, solely for the purpose of disclosing, as soon as reasonably practicable, the safety or efficacy results and conclusions that are material to either Party under applicable securities laws, and (ii) the conclusions and outcomes (the “Results”) of each Collaboration Study at a scientific conference as soon as reasonably practicable following the completion of such Collaboration Study, subject in the case of (ii) to the following terms and conditions.  The Party proposing to disclose, publish or present the Results shall deliver to the other Party a copy of (A) any abstract or press release at least [***] before submission to a Third Party and (B) any proposed slide presentation, publication, poster presentation or any other disclosure, publication or presentation at least [***] before submission to a Third Party.  The reviewing Party shall determine whether any of its Confidential Information that may be contained in such disclosure, publication or presentation should be modified or deleted, whether to file a patent application on any Nektar Asset Invention (solely with respect to Nektar) or BMS Asset Invention (solely with respect to BMS), Joint Collaboration Invention or Joint Third Party Invention disclosed therein.  If practicable, the disclosure, publication or presentation shall be delayed for an additional [***] if the reviewing Party reasonably requests such extension to allow time for the preparation and filing of relevant patent applications.  If the reviewing Party reasonably requests modifications to the disclosure, publication or presentation to prevent the disclosure of a material trade secret or proprietary business information, the publishing Party shall edit such publication to prevent the disclosure of such information prior to submission of the disclosure, publication or presentation.  In the event of a disagreement as to content, timing and/or venue or forum for any disclosure, publication or presentation of the Results, such dispute (a “Publication Dispute”) shall be referred to the JEC; provided that, in the absence of agreement after such good faith discussions, and upon expiration of the additional [***]-period (to the extent provided pursuant to the above), (1) academic collaborators engaged by Nektar in connection with the performance of the Collaboration Studies may publish Collaboration Study Data obtained by such academic collaborator solely to the extent that such ability to publish such Collaboration Study Data is set forth in an agreement between Nektar and such academic collaborator relating to the conduct of Collaboration Studies and (2) the publishing Party may proceed with the disclosure, publication or presentation provided that such disclosure, publication or presentation is consistent with its internal publication guidelines and customary industry practices for the publication of similar data.  Authorship of any publication shall be determined based on the accepted standards used in peer-reviewed academic journals at the time of the proposed disclosure, publication or presentation.  The Parties agree that they shall make reasonable efforts to prevent publication of a press release that could jeopardize the future publication of Study Data at a scientific conference or in a scientific journal but in no way will this or any other provision of this Agreement supersede the requirements of any Applicable Law or the rules or regulations of any securities exchange or listing entity on which a Party’s stock is listed

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(including any such rule or regulation that may require a Party to make public disclosures about interim or ongoing results of a Collaboration Study).  Notwithstanding the foregoing, Nektar hereby authorizes disclosure to Ono in accordance with Section 12.4 above.  Notwithstanding the foregoing, nothing herein shall prevent or restrict Ono from making any disclosures of published Study Data disclosed to it by BMS pursuant to Section 12.4 or of the existence of this Agreement, in each case in order for Ono to comply with requirements of Applicable Law, the rules or regulations of any securities exchange or listing entity on which its stock may be traded or pursuant to an order of a court or governmental entity to publicly disclose the existence of the Agreement and the Study Data.

12.6Compliance with Sunshine Laws.

(a)For purposes of compliance with reporting obligations under Sunshine Laws, Nektar represents that it is not, as of the Effective Date, subject to reporting obligations under the Sunshine Laws.  Therefore, as between the Parties, BMS will report payments or other transfers of value (“POTV”) made by Nektar or the CRO related to the conduct of the Collaboration Studies and any applicable associated contractor engagements as required under the Sunshine Laws, for each Collaboration Study initiated prior to such date that Nektar becomes responsible for reporting POTV for studies sponsored by it.  BMS shall request delayed publication for any reported POTV for the studies sponsored by Nektar as permitted under the Sunshine Laws and if consistent with BMS’s normal business practices.  In the event Nektar becomes responsible for reporting POTV for studies sponsored by it in a given country during the Term, Nektar shall provide written notification to BMS, and the Parties will meet and confer to discuss how they wish to handle reporting thereafter.  Interpretation of the Sunshine Laws for purposes of reporting any POTV by a Party shall be in such Party’s sole discretion so long as the interpretation complies with Applicable Law.

(b)Nektar (i) will provide (to the extent in the possession of Nektar), or will utilize Commercially Reasonable Efforts to obligate and ensure that each CRO and other applicable Third Party contractors for each Collaboration Study for which Nektar is the Lead Party provides, BMS with any information requested by BMS as BMS may reasonably determine is necessary for BMS to comply with its reporting obligations under Sunshine Laws (with such amounts paid to, or at the direction of, each Recipient to be reported to BMS within a reasonable time period specified by BMS and agreed by Nektar) and (ii) will reasonably cooperate with, and will utilize Commercially Reasonable Efforts to obligate and ensure that each CRO and other applicable Third Party contractors for each Collaboration Study for which Nektar is the Lead Party reasonably cooperate with, BMS in connection with its compliance with such Sunshine Laws.  The form in which Nektar provides any such information shall be mutually agreed but sufficient to enable BMS to comply with its reporting obligations and BMS may disclose any information that it believes is necessary to comply with Sunshine Laws.  Without limiting the foregoing, BMS shall have the right to allocate payments or other transfers of value in connection with this Agreement in any required reporting under Sunshine Laws in accordance with its normal business practices.  These obligations shall survive the expiration and termination of the agreement to the extent necessary for BMS to comply with Sunshine Laws.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)For purposes of this Section 12.6, “Sunshine Laws” means Applicable Laws requiring collection, reporting and disclosure of POTVs to certain healthcare providers, entities and individuals.  These Applicable Laws may include relevant provisions of the Patient Protection and Affordable Health Care Act of 2010 and implementing regulations thereunder.  “Recipients” means healthcare providers, teaching hospitals or any other Persons for whom transfers of value or payments must be reported under Sunshine Laws.

12.7Response Plan and Notification of Non-Authorized Disclosures.  Each Party shall have a response plan in place for any disclosure of Confidential Information that is not authorized or otherwise permitted under this Agreement.  Such plan shall include considerations of, among other things, notification, remediation and retrieval.  In the event that a Party becomes aware of an unauthorized disclosure of the other Party’s Confidential Information, then such Party shall notify the other Party promptly in writing.

12.8Destruction of Confidential Information.  Upon expiration or termination of this Agreement, the receiving Party shall, upon request by the other Party, immediately destroy or return all of the other Party’s Confidential Information relating solely to such other Party’s compound or other assets as monotherapy (but not to the Combined Therapy or the Collaboration Study Data) in its possession; provided, however, that the receiving Party shall be entitled to retain one (1) copy of Confidential Information solely for record-keeping purposes and shall not be required to destroy any off-site computer files created during automatic system back up which are subsequently stored securely by the receiving Party.

Article 13

REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1Authority and Binding Agreement.  Nektar and BMS each represents and warrants to the other that: (a) it is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (b) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (c) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (d) the Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

13.2No Conflicts.  Nektar and BMS each represents and warrants that, to the best of its knowledge as of the Execution Date, it has not (a) entered into any agreement with any Third Party

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

that is in conflict with the rights granted to the other Party under this Agreement, including initiating a Clinical Trial under a Collaboration Therapy or (b) taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement or that would otherwise materially conflict with or materially adversely affect the rights granted to the other Party under this Agreement, including initiating a Clinical Trial under a Collaboration Therapy.

13.3Litigation.  Nektar and BMS each represents and warrants that, to the best of its knowledge as of the Execution Date, it is not aware of any pending or threatened litigation (and has not received any communication) that alleges that its activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement it would infringe, misappropriate or violate any of the intellectual property or intellectual property rights of any other Person (after giving effect to the license grants in this Agreement).

13.4No Adverse Proceedings.  Except as otherwise notified to the other Party, there is no pending or, to the knowledge of such Party as of the Execution Date, threatened, against such Party, any claim, suit, action or governmental proceeding that would, if adversely determined, materially impair the ability of such Party to perform its obligations under this Agreement.

13.5Consents.  Nektar and BMS each represents and warrants that, to its knowledge, all necessary consents, approvals and authorizations of all Regulatory Authorities and other Persons (a) required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained (or will have been obtained prior to such execution and delivery) and (b) required to be obtained by such Party in connection with the performance of its obligations under this Agreement have been obtained or will be obtained prior to such performance.

13.6No Debarment.  Each Party hereby certifies to the other that it has not used, and will not use the services of any person disqualified, debarred, banned, subject to debarment or convicted of a crime for which a person could be debarred by the FDA under 21 U.S.C. §335a, as amended (or subject to a similar sanction of any other Regulatory Authority), in any capacity in connection with any of the services or work provided under any Collaboration Study and that this certification may be relied upon in any applications to the FDA or any other Regulatory Authority.  It is understood and agreed that this certification imposes a continuing obligation upon each Party to notify the other promptly of any change in the truth of this certification.  Upon request by a Party, the other Party agrees to provide a list of persons used to perform the services or work provided under any activities conducted for or on behalf of such Party or any of its Affiliates pursuant to this Agreement who, within the five (5) years preceding the Execution Date, or subsequent to the Execution Date, were or are convicted of one of the criminal offenses required by 21 U.S.C. §335a, as amended, to be listed in any application for approval of an abbreviated application for drug approval.

13.7Compliance with Applicable Law.  Nektar and BMS each represents and warrants that it shall comply with all Applicable Laws of the country or other jurisdiction, or any court or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

agency thereof, applicable to the performance of its activities hereunder or any obligation or transaction hereunder, including those pertaining to the production and handling of drug products and reporting of information, such as those set forth by the Regulatory Authorities, as applicable, and the applicable terms of this Agreement, in the performance of its obligations hereunder.

13.8Compliance with Party Specific Regulations.  The Parties agree to cooperate with each other as may reasonably be required to ensure that each is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it.  Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it.  All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.  “Party Specific Regulations” shall mean all judgments, decrees, orders or similar decisions issued by any governmental authority specific to a Party, and all consent decrees, corporate integrity agreements or other agreements or undertakings of any kind by a Party with any governmental authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

13.9Compliance with Internal Compliance Codes.  All Internal Compliance Codes shall apply only to the Party to which they relate.  The Parties agree to reasonably cooperate with each other to ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consist with its usual compliance-related processes.  For purposes of this Section 13.9, “Internal Compliance Codes” shall mean a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

13.10Affiliates.  Nektar and BMS each represents and warrants that, to the extent the intellectual property, Regulatory Documentation or Technology licensed by it hereunder are Controlled by its Affiliates or a Third Party, it has the right to use, and has the right to grant (sub)licenses to the other Party to use, such intellectual property, Regulatory Documentation or Technology in accordance with the terms of this Agreement and subject to any restrictions expressly disclosed in writing to the other Party.

13.11Ethical Business Practices.  Nektar and BMS each represents and warrants that neither it nor its Affiliates will make any payment, either directly or indirectly, of money or other assets, including the compensation such Party derives from this Agreement (collectively a “Payment”), to government or political party officials, officials of International Public Organizations, candidates for public office, or representatives of other businesses or Persons acting on behalf of any of the foregoing (collectively “Officials”) where such Payment would constitute violation of any Applicable Law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.  In addition, regardless of legality, neither it nor its Affiliates will make any Payment either directly or indirectly to Officials if such Payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement.  All activities

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

under this Agreement will be conducted in compliance with the U.S. False Claims Act and the U.S. Anti-Kickback Statute.

13.12Single Agent Compound Safety Issues.  Each Party represents and warrants that, to the best of its knowledge, it is not aware of any material safety or toxicity issue with respect to its Single Agent Compound that are not reflected in the investigator’s brochure for its Single Agent Compound existing as of the Effective Date.

13.13Single Agent Compound Information.  Each Party represents and warrants that it has made available to the other Party all toxicology studies, clinical data, manufacturing process data, material filings and material correspondence with Regulatory Authorities, and all other material information in its possession or control relating to its Single Agent Compound, and, to the knowledge of each Party, all such information is complete and accurate in all material respects.

13.14Accounting.  Each Party represents and warrants that all transactions under the Agreement shall be properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects.

13.15Compliance with Ono-BMS Agreements.  BMS represents and warrants it will comply with its obligations under the Ono-BMS Agreements (and not to voluntarily terminate same) to the extent necessary for each Collaboration Study or Independent Study to be completed in accordance with the terms of this Agreement and for Nektar to receive the rights and benefits provided to it under this Agreement.

13.16Nektar Representations and Warranties.  Nektar represents and warrants to BMS as of the Execution Date, that:

(a)there are no liens, charges or encumbrances on the Nektar Background Patent Rights owned by Nektar that would prevent or limit BMS’s exercise of its rights under the licenses granted to BMS under Section 11.1;

(b)Nektar is the owner of the Patent Rights describing the composition of matter, method of manufacture or method of use of any Nektar Compound, and has made available to BMS complete and accurate copies of such Patent Rights;

(c)none of the Nektar Background Patent Rights for the composition of matter, method of manufacture or method of use of any Nektar Compound is Controlled by Nektar pursuant to any in-license agreement;

(d)there are no judgments or settlements against or owed by Nektar or any of its Affiliates and there are no pending claims or litigation relating to the Nektar Compounds; and Nektar and its Affiliates have not received written notice of any threatened claims or litigation

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

seeking to invalidate or alleging the invalidity of any Patent Rights describing the composition of matter, method of manufacture or method of use of any Nektar Compound;

(e)none of the rights of Nektar or its Affiliates describing the composition of matter, method of manufacture or method of use of any Nektar Compound owned by Nektar or such Affiliate were developed with federal funding from the United States government or any other governmental authority such that the United States government or other governmental authority has any march-in rights in or to any such Patent Rights or such that Nektar or its Affiliates would be subject to any compulsory licensing requirements or any rights under 35 U.S.C. §§ 201-212;

(f)Nektar has not received any written notice of and is not under a Clinical Hold with respect to the Nektar Compound;

(g)Nektar has made available to BMS complete and accurate copies of all INDs and all other material documentation submitted to any Regulatory Authority with respect to the Nektar Compound and Nektar has filed with the FDA all required notices, supplemental applications and annual or other reports or documents, including adverse experience reports, with respect to each IND which, in each instance, are material to the continued Development of the Nektar Compound;

(h)to its knowledge, the conception, development and reduction to practice of any Nektar Technology material to the Development of the Nektar Compound has not constituted or involved the misappropriation of any trade secrets or other rights or property of any Person;

(i)without limiting the generality of Section 13.2, the agreement [***] does not conflict with the rights granted to BMS under this Agreement; and

(j)[***].

13.17BMS Representations and Warranties.  BMS represents and warrants to Nektar as of the Execution Date, that:

(a)there are no liens, charges or encumbrances on the BMS Background Patent Rights owned by BMS or any of its Affiliates that would prevent or limit Nektar’s exercise of its rights under the licenses granted to Nektar under Section 11.2;

(b)BMS is the owner or licensee of the BMS Background Patent Rights that are necessary or reasonably useful for the conduct of the Initial Trials;

(c)there are no judgments or settlements against or owed by BMS or any of its Affiliates and there are no pending claims or litigation relating to the BMS Compounds; and BMS and its Affiliates have not received written notice of any threatened claims or litigation seeking to invalidate or alleging the invalidity of any Patent Rights describing the composition of matter,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

method of manufacture or method of use of any BMS Compound, in each case to an extent that would materially impair the ability of BMS to perform its obligations under this Agreement;

(d)BMS has not received any written notice of and is not under a Clinical Hold with respect to the BMS Compound;

(e)BMS has filed with the FDA all required notices, supplemental applications and annual or other reports or documents, including adverse experience reports, with respect to each IND which, in each instance, are material to the continued Development of the BMS Compound; and

(f)to its knowledge, the conception, development and reduction to practice of any BMS Technology material to the Development of the BMS Compound has not constituted or involved the misappropriation of any trade secrets or other rights or property of any Person to an extent that would materially adversely impact the conduct of the Initial Trials that rely on such BMS Technology.

13.18Representations and Warranties of the Parties as of the Effective Date.  Each Party’s representations and warranties in this Article 13, without regard to materiality qualifiers contained within such representations and warranties, shall be true and complete in all respects as of the Effective Date, except for any failure of such representations and warranties to be true and correct that would not reasonably be expected to have a Material Adverse Effect (as defined in the SPA).

13.19DISCLAIMER OF WARRANTY.  NEITHER PARTY MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.  Nektar AND BMS ARE NOT RELYING ON, AND EACH HEREBY DISCLAIMS, ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY CONTAINED HEREIN (WHETHER EXPRESS OR IMPLIED), INCLUDING WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS, OR THE NON-INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

Article 14

INDEMNIFICATION

14.1BMS Indemnification.  BMS hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Nektar, its Affiliates, and its and their agents, directors, officers, and employees (the “Nektar Indemnitees”) from and against any and all liabilities,

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expenses and/or losses, including reasonable cost of investigations, experts, legal expenses and attorneys’ fees (collectively “Losses”) resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) to the extent that they arise or result from: [***].

14.2Nektar Indemnification.  Nektar hereby agrees to Indemnify BMS, its Affiliates, and its and their agents, directors, officers, and employees (the “BMS Indemnitees”) from and against any and all Losses resulting from Third Party Claims to the extent that they arise or result from: [***].

14.3[***].

14.4Indemnification Procedure.  Each Party’s agreement to Indemnify the other Party is conditioned on the performance of the following by the Party seeking indemnification:  (a) providing written notice to the Indemnifying Party of any Loss of the types set forth in Sections 14.1 and 14.2 within ninety (90) calendar days after the Party seeking indemnification has knowledge of such Loss; provided that, any delay in complying with the requirements of this clause (a) will only limit the Indemnifying Party’s obligation to the extent of the prejudice caused to the Indemnifying Party by such delay; (b) permitting the Indemnifying Party to assume full responsibility (but without any reservation of rights or recovery against the Indemnified Party) to investigate, prepare for and defend against any such Loss; (c) providing reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in the investigation of, preparation for and defense of any Loss; and (d) not compromising or settling such Loss without the Indemnifying Party’s written consent, such consent not to be unreasonably withheld or delayed.

14.5Separate Defense of Claims.  In the event that the Parties cannot agree as to the application of Sections 14.1, 14.2 or 14.3 to any particular Loss, the Parties may conduct separate defenses of such Loss.  Each Party further reserves the right to claim indemnity from the other in accordance with Sections 14.1, 14.2 or 14.3 upon resolution of the underlying claim, notwithstanding clause (b) of Section 14.3.

14.6Insurance.  Each Party shall maintain commercially reasonable levels of insurance or other adequate and commercially reasonable forms of protection or self-insurance to satisfy its indemnification obligations under this Agreement.  Each Party shall provide the other Party with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance or self-insurance that would materially adversely affect the rights of the other Party hereunder.  The maintenance of any insurance shall not constitute any limit or restriction on damages available to a Party under this Agreement.

14.7LIMITATION OF LIABILITY.  NEITHER PARTY NOR ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS (OTHER THAN WITH RESPECT TO PAYMENT OF NET PROFIT SHARES), ARISING FROM OR RELATING TO THIS AGREEMENT AND/OR SUCH PARTY’S PERFORMANCE HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES AND

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REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE).  NOTHING IN THIS SECTION 14.7 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTIONS 14.1 OR 14.2, OR DAMAGES AVAILABLE FOR BREACHES OF PAYMENT OBLIGATIONS IN Article 9, CONFIDENTIALITY OBLIGATIONS IN Article 12 OR FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR WILLFUL BREACH OF SECTION 7.3(d) OR SECTION 7.3(e).

Article 15

DISPUTE RESOLUTION

15.1Dispute Resolution.

(a)In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement (each a “Dispute”), other than a JDC Dispute, JCC Dispute, JFC Dispute or JMC Dispute or a Publication Dispute or a dispute as to whether a Material Safety Issue exists, the Parties shall refer such Dispute promptly to the Alliance Managers for resolution.  If the Alliance Managers are unable to resolve such Dispute within ten (10) calendar days after a matter has been presented to them, then upon the request of either Party by written notice, the Parties shall refer such Dispute to the JEC.  This Agreement shall remain in effect during the pendency of any such dispute.  In the event that no resolution is made by them in good faith negotiations within [***] after such referral to them, such unresolved Dispute shall be referred to the Executive Officers or their respective designee for attempted resolution by good faith negotiations within [***] after such referral is made.  In the event such officers are unable to resolve such Dispute within such [***] period then, if such Dispute constitutes an Arbitration Matter, such Dispute shall be resolved through arbitration in accordance with Sections 15.2 or 15.3; provided, however, that with respect to any such Dispute that relates to a matter described in Section 17.5, either Party shall have the right to seek an injunction or other equitable relief without waiting for the expiration of such [***] negotiation period, and with respect to any JDC Dispute, JCC Dispute, JMC Dispute, JFC Dispute or Publication Dispute, the specific dispute resolution processes contained in Sections 3.7, 5.2(b), 8.5, 9.6(c) or 12.5(b), as applicable, also will apply.

(b)In the event of a Dispute, a Party shall have no right to toll or delay any payment or other obligation in this Agreement unrelated to the Dispute as a result of the Dispute.

15.2Commercial & Financial Disputes.

(a)If, after completing the review process by the Executive Officers described in Section 15.1, the Parties do not fully settle a Commercial/Financial Dispute, and a Party wishes to pursue the matter, each such Commercial/Financial Dispute will be resolved exclusively in the manner set forth in this Section 15.2.  The Parties will endeavor for up to [***]to agree upon a single individual to serve as a Commercial/Financial Dispute Arbitrator.  As used in this Agreement, the “Commercial/Financial Dispute Arbitrator” shall be [***].  If the Parties cannot

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mutually agree on the Commercial/Financial Dispute Arbitrator within such [***], then [***] to serve as the Commercial/Financial Dispute Arbitrator.  The process for selecting a Commercial/Financial Dispute Arbitrator shall be completed in no more than [***].  Once selected, the Commercial/Financial Dispute Arbitrator shall render a final binding decision on the Commercial/Financial Dispute [***] (or such other time as the Parties may mutually agree in writing) of the appointment of said arbitrator as set forth in this Section 15.2.

(b)The process for resolving the Commercial/Financial Dispute shall be conducted in accordance with the American Arbitration Association Arbitration Rules and shall be held, on an alternating basis, per arbitrated Commercial/Financial Dispute, between San Francisco, CA and New York, NY (unless the Parties otherwise mutually agree to telephone or video conference, or a different location).  The language of the arbitration shall be English.  Within [***] following selection of the Commercial/Financial Dispute Arbitrator, the Parties each shall provide a memorandum to the Commercial/Financial Dispute Arbitrator describing the Commercial/Financial Dispute, the background and supporting factual materials in support of such Party’s proposed outcome, and a proposed ruling that decides the outcome of the Commercial/Financial Dispute for issuance by the Commercial/Financial Dispute Arbitrator, if adopted (a “Ruling”).  If a Party fails to timely submit a memorandum and proposed Ruling, the Commercial/Financial Dispute Arbitrator shall interpret such failure as the Party having accepted the proposed Ruling of the other Party, and shall adopt such other Party’s Ruling as the decision of the Commercial/Financial Dispute Arbitrator.

(c)The Commercial/Financial Dispute Arbitrator shall determine what discovery, if any, shall be permitted based on the memoranda submitted by the Parties, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the Commercial/Financial Dispute Arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the dispute.  The Commercial/Financial Dispute Arbitrator further is entitled to engage experts and other consultants to assist him or her in rendering a decision regarding the Commercial/Financial Dispute.  Such experts or consultants shall not have any voting power and shall be independent under the same standard as applies to the Commercial/Financial Dispute Arbitrator.  The costs of resolving the Commercial /Financial Dispute, including administrative and arbitrator’s fees, shall be shared [***].

(d)At the conclusion of discovery (if any) and review, the Commercial/Financial Dispute Arbitrator shall adopt one of the proposed Rulings submitted by the Parties as the decision of the Commercial/Financial Dispute Arbitrator in respect of the Commercial/Financial Dispute.  The Commercial/Financial Dispute Arbitrator must select for his or her decision one of the Parties’ Rulings, and is not entitled to change such Ruling or issue an alternative award.  The Parties agree that the Ruling issued by the Commercial/Financial Dispute Arbitrator decision shall be the sole, exclusive and binding remedy between them regarding the Commercial/Financial Dispute.  Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and an order of enforcement.

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Arbitration Matters.  If a Dispute that constitutes an Arbitration Matter remains unresolved after escalation to the senior executives as described above, either Party may refer the matter to arbitration as described herein, the results of which shall be binding upon the Parties

.  Any arbitration under this Agreement shall be conducted under the auspices of the American Arbitration Association (“AAA”) by a panel of three (3) arbitrators pursuant to that organization’s Commercial Arbitration Rules then in effect.  The fees and expenses of the arbitrators shall be [***].  Each Party shall bear the fees and expenses of its legal representation in the arbitration.  The arbitral tribunal shall not reallocate either the fees and expenses of the arbitrators or of the Parties’ legal representation.  The arbitration shall be held in New York, NY, USA, which shall be the seat of the arbitration.  The language of the arbitration shall be English.  Notwithstanding anything to the contrary in this Agreement, each Party shall be entitled to recover its attorneys’ fees and arbitration fees and expenses to the extent it is successful in bringing an action to enforce its rights to indemnification under this Agreement against the other Party.

Article 16

TERM AND TERMINATION

16.1Term.  This Agreement shall commence on the Effective Date, and unless earlier terminated pursuant to this Article 16 or any other termination right expressly stated in this Agreement, shall expire: (a) with respect to the Parties’ obligation to collaborate in the Development of Nektar Compounds and Products, upon the expiration of the last to expire Patent Right that Covers a Nektar Compound; and (b) for all other matters, upon the expiration of all payment obligations set forth in Article 9 (the “Term”).

16.2Termination for Material Breach.

(a)Notice and Cure Period.  If a Party (the “Breaching Party”) is in material breach, the other Party (the “Non-Breaching Party”) shall have the right to give the Breaching Party notice specifying the nature of such material breach.  The Breaching Party shall have a period of [***] after receipt of such notice to cure such material breach (the “Cure Period”) in a manner reasonably acceptable to the Non-Breaching Party.  For the avoidance of doubt, this provision is not intended to restrict in any way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.  The Parties agree that for purposes of this Section 16.2, a breach of the representations or warranties of a Party under this Agreement shall not be a cause for termination of this Agreement unless such breach has had or would be reasonably expected to have a material adverse effect on the Development, Manufacture or Commercialization of the Product.

(b)Termination Right.  The Non-Breaching Party shall have the right to terminate this Agreement (either in its entirety or only in part) as further described below, upon written notice, in the event that the Breaching Party has not cured such material breach within the Cure Period, provided, however, that if such breach is capable of cure but cannot reasonably be cured within the Cure Period, and the Breaching Party notifies the non-Breaching Party of its intent

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to cure such material breach, commences actions to cure such material breach within the Cure Period and thereafter diligently continues such actions, the Breaching Party shall have an additional [***] to cure such breach.  If a Party contests such termination pursuant to the dispute resolution procedures under Section 15.1, such termination shall not be effective until a conclusion of the dispute resolution procedures in Section 15.1, as applicable, resulting in a determination that there has been a material breach that was not cured within the Cure Period (or, if earlier, abandonment of the dispute by such Party).  For clarity, such material breach of this Agreement may apply to (i) this Agreement in its entirety, in which case the termination right pursuant to this Section 16.2(b), and Section 16.6 (as applicable), shall apply to the entire Agreement; (ii) a specific Product or Single Agent Compound in which case the termination right pursuant to this Section 16.2(b), and Section 16.6 (as applicable), shall apply only to such affected Product or Single Agent Compound; or (iii) a specific Region or country within a Region, in which case the termination right pursuant to this Section 16.2(b), and Section 16.6 (as applicable), shall apply only to such affected Region as a whole.  As used in this Section 16.2, “Region” shall mean each of the following groups of countries: [***].

16.3Termination for Bankruptcy.  Either Party will have the right to terminate this Agreement in the event of a general assignment for the benefit of creditors of the other Party, or if proceedings of a case are commenced in any court of competent jurisdiction by or against such other Party seeking (a) such other Party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b) the appointment of a receiver or trustee for or over such other Party’s property, or (c) similar relief in respect of such other Party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt and, in each case of clauses (a) through (c) such proceedings shall continue un-dismissed, or an order with respect to the foregoing shall be entered and continue unabated, for a period of more than [***].

16.4Termination or Suspension of Collaboration Study due to Material Safety Issue or Clinical Hold.

(a)Either Party shall have the right to suspend or terminate the applicable Collaboration Study immediately upon written notice if it reasonably deems it necessary to protect the safety, health or welfare of subjects enrolled in any Collaboration Study due to the existence of a Material Safety Issue.  In the event of a termination of a Collaboration Study due to a Material Safety Issue, prior to the terminating Party providing written notice, each Party’s safety committee shall, to the extent practicable, meet and discuss in good faith the safety concerns raised by the terminating Party and consider in good faith the input, questions and advice of the non-terminating Party, but should any dispute arise in such discussion, the dispute resolution process set forth in Section 3.7 or Article 15 shall not apply to such dispute and the terminating Party shall have the right to issue such notice and such termination shall take effect without the Parties first following the procedures set forth in Section 3.7 or Article 15.

(b)If a Clinical Hold with respect to any of the BMS Assets, Nektar Assets or Third Party Assets used in a Collaboration Study should arise at any time after the Effective Date,

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the Parties will meet and discuss the basis for the Clinical Hold, how long the Clinical Hold is expected to last and how they might address the issue that caused the Clinical Hold.  If, after [***] of discussions following the Clinical Hold, either Party reasonably concludes that the issue is not solvable or that unacceptable and material additional costs or delays have been or will continue to be incurred in the conduct of the applicable Collaboration Study, then such Party may immediately suspend or terminate the applicable Collaboration Study.

16.5BMS Right to Terminate without Cause.

(a)BMS shall have the right to terminate this Agreement in its entirety (but not in part) without cause at any time after the completion, discontinuation or cancellation of all of the Initial Trials in accordance with this Agreement in the event that no Regulatory Approval is obtained on the basis of the results of any of the Initial Trials, subject to a six (6) month prior notice to Nektar.

(b)Provided that all of the Initial Trials have been completed, discontinued or cancelled in accordance with this Agreement, BMS shall have the right to terminate this Agreement in its entirety (but not in part) without cause at any time after the first (1st) anniversary of the First Commercial Sale of the first Product, subject to a twelve (12) month prior notice to Nektar after such First Commercial Sale.

(c)In the event of a Change of Control of Nektar, BMS shall have the right to terminate this Agreement in its entirety (but not in part) without cause at any time after the First Commercial Sale of the first Product, subject to a six (6) month prior notice to the Nektar Successor after such First Commercial Sale.

(d)At Nektar’s request after the effective date of the termination of this Agreement pursuant to this Section 16.5, BMS will provide Nektar, free of charge, with the BMS Compound, ipilimumab and any other BMS Asset owned by BMS (subject to any Third Party limitations or obligations, including as may be further limited following a Change of Control pursuant to Section 17.12(b)) for which a BLA has been Filed or for which a BLA Regulatory Approval has been provided, for use in Clinical Trials of a Combined Therapy of a combination of Nektar Assets with such BMS Assets (whether or not also with any Third Party Assets), pursuant to one or more clinical collaboration agreements to be entered into by Nektar and BMS.  Nektar’s right to request quantities of such BMS Assets pursuant to this Section 16.5 will terminate on the [***] of the effective date of the termination of this Agreement pursuant to this Section 16.5.

16.6Effect of Termination.

(a)Termination for Any Reason.  Upon any termination under this Article 16 (for the avoidance of any doubt in the case of a termination with respect to one or more particular Products, compounds or assets the following provisions shall only apply to such particular Products, compounds or assets being terminated and, therefore, shall have no application or effect

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on any of the other Products, compounds, assets or country(ies) not being terminated), the provisions of this Section 16.6 shall apply:

(i)Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination. If applicable, upon termination of this Agreement, the Parties shall remain responsible pursuant to the terms of this Agreement for any expenses that are associated with terminating any ongoing Clinical Trial work or resulting from such ongoing activities under this Agreement solely to the extent such activities are deemed reasonably necessary by the JDC based on reasonable medical judgment to protect the health of subjects participating in any Collaboration Study or Independent Study.

(ii)Shared Profits. Upon the effective date of the termination of this Agreement, BMS shall not share any additional global Commercialization profits with respect to any Product after the effective date of the termination of this Agreement.

(iii)Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, expiration or termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

(iv)Regulatory Filings and Data.  BMS shall transfer, and shall cause each of its Affiliates and sublicensees to transfer, to Nektar any and all regulatory filings and Regulatory Documentation (other than INDs and related data, the obligations with respect to which are set forth in Section 16.6(b)(ii)), directly related to any Nektar Compound or Product, and upon Nektar’s request, shall make available to Nektar any other relevant information and documentation reasonably related to such regulatory filings and Regulatory Documentation (including non-clinical, preclinical and clinical data that are held by or reasonably available to BMS, its Affiliates or sublicensees), but without any obligation to transfer BMS Regulatory Documentation. BMS shall take such actions an execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such regulatory filings and Regulatory Documentation to Nektar.  If Applicable Law prevents or delays the transfer of ownership of any such regulatory filings or Regulatory Documentation to Nektar, BMS hereby grants to Nektar an irrevocable right of access and Right of Cross Reference to such regulatory filings and Regulatory Documentation for the Products, and shall cooperate fully to make the benefits of such regulatory filings and Regulatory Documentation available to Nektar or its designee.

(v)Domain Names.  Upon the effective date of the termination of this Agreement, BMS hereby assigns and shall cause to be assigned to Nektar all Internet domain names incorporating the applicable Product Marks or any variation or part of such Product Mark(s) as its URL address or any part of such address, for domains outside the

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United States.  It is understood that such assignment shall not include the name of BMS or any of its Affiliates, nor the corporate logo, service mark, or trademark for BMS or for any of its Affiliates as a corporate entity or any BMS Asset.

(vi)Wind-Down.  The Parties shall use reasonable efforts to wind down activities under this Agreement in a reasonable manner and avoid incurring any additional expenditures or non-cancellable obligations; provided that, in the case of termination, the applicable Lead Party may continue to dose subjects enrolled in any then On-Going Collaboration Study through completion of the applicable Protocol if dosing is in due regard for patient safety or required by the applicable Regulatory Authority(ies) or Applicable Law(s).  The Development licenses to BMS and Nektar in Sections 11.1(a) and 11.2(a) shall continue, as the case may be, through such Development wind-down activities.  Any wind-down activities under this Agreement will include the return to BMS, or destruction, of all BMS Assets provided to Nektar and not consumed or planned to be consumed in any applicable On-Going Collaboration Studies or ongoing Independent Studies, and the return to Nektar, or destruction, of all Nektar Assets provided to BMS and not consumed or planned to be consumed in any applicable On-Going Collaboration Studies or ongoing Independent Studies.

(vii)No Restrictions.  Upon the effective date of the termination of this Agreement, neither Party (nor any successor thereto) shall have any further obligations or limitations imposed upon it under Sections 7.3(d) or 7.3(e).

(viii)Post-Termination Product Liability Losses. In the event a Party or any of its Affiliates incurs any Losses described in Section 14.1(e), Section 14.1(f), Section 14.2(d) or Section 14.2(f) after the effective date of the termination of this Agreement and after the final reconciliation of Net Profits under Section 9.5 in accordance with Article 9, which Losses are attributable to sales or other activities under this Agreement, each Party shall be responsible for such Losses (but only to the extent attributable to sales or other activities under this Agreement prior to the effective date of the termination of this Agreement) as set forth in Section 14.3.  Each Party will promptly pay the other Party its share of any such Losses after receipt of reasonably detailed supporting documentation evidencing such Losses.

(b)BMS Termination for Convenience; Nektar Termination for Cause. In the event that BMS terminates this Agreement pursuant to Section 16.5, or Nektar terminates this Agreement pursuant to Section 16.2, the provisions of this Section 16.6(b) shall apply in addition to the provisions of Section 16.6(a).

(i)Transition.  BMS agrees, and agrees on behalf of its Affiliates, to reasonably cooperate with Nektar and its designee(s) to facilitate a smooth, orderly and prompt transition of the program and activities with respect to Nektar Compounds and Products, including any ongoing Development, Manufacturing and Commercialization of Nektar Compounds or Products, to Nektar or its designee(s), during the wind-down period.

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(ii)On-Going Trials. In the event that any further Collaboration Study (after completion of all the Initial Trials) with respect to Products has been initiated (i.e., first patient dosed) and is on-going as of the effective date of the termination of this Agreement (each, an “On-Going Collaboration Study”), BMS shall continue to fund BMS’s share of Development Costs with respect to such On-Going Collaboration Study pursuant to Section 6.2 and 6.3.  In addition, if there are any On-Going Collaboration Studies or Independent Studies being conducted by or under authority of BMS or its Affiliate at the time of notice of termination, BMS agrees, as Nektar may request, to (A) promptly transition to Nektar or its designee some or all of such On-Going Collaboration Studies or Independent Studies and the activities and INDs related to or supporting such Clinical Trials, (B) continue to conduct such On-Going Collaboration Studies and Independent Studies through their completion after the effective date of such termination, or (C) terminate such On-Going Collaboration Studies and Independent Studies in a manner consistent with Applicable Laws; provided, however, that neither BMS nor its Affiliate shall be required to continue an On-Going Collaboration Study or Independent Study if a Party (1) reasonably deems there to be a Material Safety Issue for such On-Going Collaboration Study or Independent Study or (2) receives communications from a Regulatory Authority ordering or suggesting the discontinuation of such On-Going Collaboration Study or Independent Study.  The license granted to BMS in Section 11.1(a)  shall terminate upon the later of (X) the transition to Nektar of all such requested On-Going Collaboration Studies, Independent Studies, activities and INDs; (Y) the completion of all such On-Going Collaboration Studies and Independent Studies; or (Z) such termination of all such On-Going Collaboration Studies and Independent Studies.

(iii)Commercialization Wind-Down. If requested by Nektar, BMS and its Affiliates and sublicensees shall continue to Commercialize (in accordance with this Agreement) Products already commercially launched as of the effective date of the termination (the “Launched Products”) in each country requested by Nektar within the Territory, in accordance with the terms and conditions of this Agreement and the license grant in Section 11.1(b), for a period requested by Nektar not to exceed [***].  Any Launched Products Commercialized by BMS or its Affiliates or sublicensees during the Agreement Wind-Down Period shall be subject to the applicable payments under Article 9. After the Agreement Wind-Down Period (or the earlier termination thereof by Nektar), (X) the license granted to BMS in Section 11.1(b) shall terminate and (Y) BMS and its Affiliates and sublicensees shall no longer have any rights to Commercialize any Products hereunder.  For clarity, nothing in this Section shall limit BMS’s rights to Commercialize the BMS Assets to their Labels or as permitted by and in accordance with Applicable Law.

(iv)Manufacturing; Inventory.  If BMS exercised the Manufacturing Option and Manufacturers Nektar Compounds and Products prior to the effective date of the termination of this Agreement, then BMS (or its Affiliate) shall continue to Manufacture such Nektar Compound or Product for Nektar, at a price equal to [***], from the date of notice of such termination until such time as Nektar is able, using [***], to

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increase its own Manufacturing or secure an acceptable alternative commercial manufacturing source from which sufficient quantities of such Nektar Compound or Product may be procured and legally sold throughout the Territory, but in any event no longer than [***].  If BMS exercised the Manufacturing Option and has a Third Party Manufacture Nektar Compounds or Products on BMS’s or its Affiliate’s behalf prior to the effective date of the termination of this Agreement, upon request of Nektar, BMS shall use Commercially Reasonable Efforts to transfer the applicable Manufacturing contract to Nektar on or promptly after the effective date of the termination of this Agreement. Prior to expiration of the Agreement Wind-Down Period, Nektar shall have the right to purchase from BMS, and BMS shall sell to Nektar, if requested by Nektar, all of BMS’s and its Affiliate’s existing inventory of Nektar Compounds and Products at a price equal to BMS’s Fully Burdened Cost to Manufacture any Nektar Compound or Product (taking into account the portion, if any, of such Clinical Manufacturing Costs or Fully Burdened Costs to Manufacture any Nektar Compounds or Products for Commercialization for such inventory previously shared by Nektar under this Agreement).  The license granted to BMS in Section 11.1(c) shall terminate upon the later of (X) the end of the eighteen (18) months after the effective date of the termination of this Agreement or (Y) the transfer of the applicable Third Party Manufacturing contract to Nektar.

(v)Loss Carry-Forward.  The Parties acknowledge and agree that any outstanding Loss Carry-Forward and Nektar Excess Development Cost as of the effective date of the termination of this Agreement are not liabilities or obligations that have accrued on behalf of Nektar and are only reimbursed to BMS as set forth in Sections 6.4 and 9.4, as applicable, and Nektar shall have no obligation to reimburse or repay BMS for any unrecouped Loss Carry-Forward or Nektar Excess Development Cost outstanding on the effective date of the termination of this Agreement after the final reconciliation of Net Profit under Section 9.5.

(vi)BMS Assets.  The licenses granted to Nektar in Section 11.2, and the access to BMS Assets provided pursuant to Section 16.5(d), shall continue.  In addition, if there are any Launched Products (whether existing as of the effective date of termination or commercially launched thereafter), [***].

(c)BMS Termination for Cause. In the event that BMS terminates this Agreement pursuant to Section 16.2, the provisions of this Section 16.6(c) shall apply in addition to the provisions of Section 16.6(a).

(i)Transition. BMS agrees, and agrees on behalf of its Affiliates, to reasonably cooperate with Nektar and its designee(s) to facilitate a smooth, orderly and prompt transition of the program and activities with respect to Nektar Compounds and Products, including any ongoing Development, Manufacturing and Commercialization of Nektar Compounds or Products, to Nektar or its designee(s), during the wind-down period; provided, however that BMS and its Affiliates shall not be obligated to continue any On-

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Going Collaboration Studies (except as necessary to transfer or wind down pursuant to Section 16.6(c)(ii)).

(ii)On-Going Trials. If there are any On-Going Collaboration Studies being conducted by or under authority of BMS or its Affiliate at the time of notice of termination, BMS agrees, as Nektar may request, to (A) promptly transition to Nektar or its designee some or all of such On-Going Collaboration Studies and the activities and INDs related to or supporting such Clinical Trials or (B) terminate such On-Going Collaboration Studies in a manner consistent with Applicable Laws.  The license granted to BMS in Section 11.1(a) shall terminate upon the later of (X) the transition of all such requested On-Going Collaboration Studies, activities and INDs; and (Y) such termination of such On-Going Collaboration Study.

(iii)Commercialization.  The license granted to BMS in Section 11.1(b) shall terminate upon the effective date of the termination of this Agreement.

(iv)Manufacturing; Inventory. If BMS exercised the Manufacturing Option and Manufacturers Nektar Compounds and Products prior to the effective date of the termination of this Agreement, then BMS (or its Affiliate) shall continue to Manufacture such Nektar Compound or Product for Nektar, at a price equal to [***], from the date of notice of such termination until such time as Nektar is able, using [***] to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of such Nektar Compound or Product may be procured and legally sold throughout the Territory, but in any event no longer than [***] after the effective date of the termination of this Agreement. If BMS exercised the Manufacturing Option and has a Third Party Manufacture Nektar Compounds or Products on BMS’s or its Affiliate’s behalf at the time of termination, upon request of Nektar prior to the effective date of the termination of this Agreement, BMS shall use [***] to transfer the applicable Manufacturing contract to Nektar on or promptly after the effective date of the termination of this Agreement. Prior to expiration of the Agreement Wind-Down Period, Nektar shall have the right to purchase from BMS, and BMS shall sell to Nektar if requested by Nektar, all of BMS’s and its Affiliate’s existing inventory of Nektar Compounds and Products at a price equal to [***].  The license granted to BMS in Section 11.1(c) shall terminate upon the later of [***].

16.7Survival.  The following Articles and Sections of this Agreement and all definitions relating thereto shall survive any expiration or termination of this Agreement for any reason:  Article 1 (“Definitions”), Section 3.2(e)(iv), Section 3.2(e)(v), Section 6.4 (except in the event that BMS terminates this Agreement pursuant to Section 16.5, or Nektar terminates pursuant to Section 16.2), Section 9.4(a) solely in relation to the reimbursement of any Loss Carry-Forward (except in the event that BMS terminates this Agreement pursuant to Section 16.5, or Nektar terminates pursuant to Section 16.2), Section 9.5 (“Calculation and Payment of Net Profit/Net Loss Share”) (to the extent necessary to reconcile Net Profits earned during the Term), Section 9.7 (“Procedures For Development Cost Reporting and Reconciliation: Collaboration Studies and Independent

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Studies”) (to the extent necessary to reconcile Development Costs incurred during the Term or Opt-Out Development Costs), Sections 9.9 through 9.15, Section 10.1 (“Regulatory Approval”), Sections 10.3 through 10.7, Section 10.8 (last sentence only), Section 11.4 (“No Implied Licenses”), Section 11.5 (“Inventions”), Section 11.6 (“Infringement of Patent Rights by Third Parties”) (solely with respect to Joint Collaboration Patent Rights and Joint Third Party Patent Rights), Section 11.7 (“Infringement of Third Party Rights”), Section 11.8 (“Samples”), Article 12 (“Confidentiality”), Section 13.19 (“Disclaimer of Warranty”), Article 14 (“Indemnification”), Section 15.2 (“Commercial & Financial Disputes”), Section 16.6 (“Effect of Termination”), Section 16.7 (“Survival”) and Article 17 (“Miscellaneous”); Sections 6.1, 6.2, 6.3 (for the time period that BMS is performing Development activities pursuant to Section 16.6); Article 4 and Sections 3.4, 3.10, 5.3, 5.4, 7.3(h), 7.3(i), 7.3(j) (as applicable, and solely for the time period that BMS is (a) winding-down Development activities under this Agreement, (b) continuing to conduct On-Going Collaboration Studies and Independent Studies, (c) supplying BMS Assets for such On-Going Collaboration Studies and ongoing Independent Studies, or (d) Manufacturing (or having Manufactured) and supplying Nektar Compounds or Products to Nektar, in each case pursuant to Section 16.6); Sections 8.1, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.13, 8.14, 8.15 and 8.16 (as applicable, and solely for the Applicable Wind-Down Period, in each case pursuant to Section 16.6(b)(iii)); Sections 9.5 and 9.7 (as applicable, and solely for the time period necessary to reconcile costs and expenses for Commercialization, Development and Manufacturing activities performed pursuant to Section 16.6); as well as any other Sections necessary to give them effect.  Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement shall survive to the extent required.  Except as otherwise provided in this Article 16, all rights and obligations of the Parties under this Agreement, including any licenses granted hereunder, shall terminate upon termination of this Agreement for any reason.

Article 17

MISCELLANEOUS

17.1Effective Date.

(a)Other than the provisions of this Section 17.1 and Article 12 (Confidentiality), the rights and obligations of the Parties under this Agreement shall not become effective until: (i) any waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement and the SPA under HSR (as defined in the SPA) shall have expired or earlier been terminated; (ii) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement and the Investment Agreements or any material portion hereof shall be in effect; (iii) no judicial or administrative proceeding opposing consummation of all or any part of this Agreement and the SPA shall be pending; and (iv) achievement of the Closing and receipt by Nektar of the amounts set forth in Section 9.1 (the date all these conditions are satisfied being the “Effective Date”).  Upon the occurrence of the Effective Date, all provisions of this Agreement and the SPA shall become effective automatically without the need for further action by the Parties.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)If the Effective Date has not occurred within one hundred and eighty (180) calendar days of the Execution Date, this Agreement may be terminated by either Party on written notice to the other Party.

(c)For the period between the Execution Date and the Effective Date, neither Party shall:

(i)enter into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, had this Agreement been effective during such period, and shall not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, had this Agreement been effective during such period, or that would otherwise materially conflict with or materially adversely affect the rights granted to the other Party under this Agreement, had this Agreement been effective during such period; nor

(ii)enter, without to the other Party’s prior written consent, into any agreement with any Third Party relating to the conduct of a Clinical Trial (excluding any Clinical Trial under the Clinical Trial Agreement) for a Collaboration Therapy, including any Clinical Trials that would be prohibited to be conducted pursuant to Section 7.3(d) had this Agreement become effective on the Execution Date.

17.2Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  Further, the Parties agree (a) the intellectual property rights granted hereunder by each Party are personal to, and non-delegable by, the licensee and (b) that each of them, as licensee of rights and licenses under this Agreement, will retain and may fully exercise all of its rights and elections to the extent permitted under Applicable Laws, including the U.S. Bankruptcy Code.

17.3Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto and together with any ancillary agreements required hereunder, sets forth the complete, final and exclusive agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter (including the Clinical Trial Agreement to the extent set forth in Section 2.1(b)).  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement.  All Exhibits and Schedules attached hereto are incorporated herein as part of this Agreement.  In the event of a conflict between the Joint Development Plan or the Commercialization Plan and Budget, on the one hand, and this Agreement, on the other hand, the terms of this Agreement shall govern.

17.4Governing Law.  This Agreement and all claims relating to or arising out of this Agreement or the breach thereof shall be governed and construed in accordance with the internal

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

laws of the State of New York, USA, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

17.5Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of the state and federal courts sitting in New York, New York, with respect to actions or proceedings arising out of or relating to this Agreement in which a Party brings an action in aid of arbitration, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, other than an action or proceeding seeking injunctive relief or brought to enforce an arbitration ruling issued pursuant to Article 15. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 17.8.  Nothing in this Section 17.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law.

17.6Injunctive Relief.  Notwithstanding anything herein to the contrary, a Party will be entitled to an injunction or other injunctive relief from any court of competent jurisdiction, without posting bond or other security, in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, which remedy such Party will be entitled to seek in any court of competent jurisdiction.  For the avoidance of doubt, if either Party (a) discloses Confidential Information of the other Party other than as permitted under Article 12; (b) uses (in the case of Nektar) the BMS Assets or BMS Technology or (in the case of BMS) the Nektar Compound or Nektar Technology in any manner other than as expressly permitted under this Agreement; or (c) otherwise is in material breach of this Agreement and such material breach could cause immediate harm to the value of the Nektar Compound (by BMS) or the BMS Assets (by Nektar), the other Party shall have the right to an injunction or other equitable relief precluding the other Party from continuing its activities related to the applicable activity without waiting for the conclusion of the dispute resolution procedures under Section 15.1, which remedy such Party will be entitled to seek in any court of competent jurisdiction.

17.7Force Majeure.  If either Party is affected by any extraordinary, unexpected and unavoidable event, including acts of God, floods, fires, riots, terrorism, war, accidents, labor disturbances, breakdown of plant or equipment, lack or failure of transportation facilities, unavailability of equipment, sources of supply or labor, raw materials, power or supplies, infectious diseases of animals, or by the reason of any law, order, proclamation, regulation, ordinance, demand or requirement of the relevant government or any sub-division, authority or representative thereof (provided that in all such cases the Party claiming relief on account of such event can demonstrate that such event was extraordinary, unexpected and unavoidable by the exercise of reasonable care) (“Force Majeure”), it will as soon as reasonably practicable notify the other Party of the nature and extent thereof and take all reasonable steps to overcome the Force Majeure and to minimize the loss occasioned to the other Party.  Neither Party will be deemed to be in breach of this Agreement or otherwise be liable to the other Party by reason of any delay in

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

performance or nonperformance of any of its obligations hereunder to the extent that such delay and nonperformance is due to any Force Majeure of which it has notified the other Party; provided, however, that such delay or nonperformance shall be excused for up to a maximum of [***], after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution.

17.8Notices.  Any consent, notice, report or other communication required or permitted to be given or made under this Agreement by one of the Parties to the other Party will be delivered in writing by one of the following means and be effective: (a) upon receipt, if delivered personally; (b) when sent, if sent via e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending Party and the sending Party does not immediately receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient); (c) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (d) when delivered by a reputable, commercial overnight courier; provided in all cases addressed to such other Party at its address indicated below, or to such other address as the addressee will have last furnished in writing to the addressor and will be effective upon receipt by the addressee.

For Nektar:	Nektar Therapeutics 455 Mission Bay Boulevard South San Francisco, CA 94158 Attention: Chief Medical Officer
With a copy to:	Nektar Therapeutics 455 Mission Bay Boulevard South San Francisco, CA 94158 Attention: SVP & General Counsel
For BMS:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543-4000 Attention: VP, Business Development
With a copy to:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543-4000 Attention: VP & Assistant General Counsel, Licensing and Business Development

Written confirmation of receipt (x) given by the recipient of such notice, (y) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (z) provided by an overnight courier service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

with clause (a), (c) or (d) above, respectively.  A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (b) above.

17.9No Waiver; Modifications.  It is agreed that no waiver by a Party hereto of any breach or default of any of the covenants or agreements set forth herein shall be deemed a waiver as to any subsequent or similar breach or default.  The failure of either Party to insist on the performance of any obligation hereunder shall not be deemed a waiver of any such obligation.  No amendment, modification, waiver, release or discharge to this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

17.10No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

17.11Independent Contractor.  This Agreement will not constitute, create or otherwise imply a joint venture, partnership or formal business organization of any kind, and no employee or contractor of either Party or its Affiliates will be considered an employee or contractor of the other Party or its Affiliates.  Each Party to this Agreement will act as an independent contractor and not as an agent or legal representative of the other.  Neither Party will have the right or authority to assume, create or incur any Third Party liability or other obligation or liability of any kind, express or implied, against or in the name of or on behalf of the other Party except as expressly set forth in this Agreement.

17.12Assignment.

(a)Assignment Generally.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, each Party may, without such consent, assign this Agreement and its rights and obligations hereunder: (i) to any of its Affiliates, in whole or in part; (ii) in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates or in the event of its merger or consolidation with a Third Party; or (iii) pursuant to a Change of Control.  Any permitted assignee will assume all of the applicable obligations of its assignor under this Agreement in writing concurrent with the assignment. Notwithstanding the foregoing, Nektar may assign any or all of its rights under Article 9 in connection with a financing transaction, and BMS agrees that, upon written notice from Nektar (or any permitted assignee under this Section 17.12), BMS shall deliver any future payments, together with any reports, notices or statements contemplated under Article 9, in accordance with the directions in such written notice.  Any purported assignment or attempted assignment by any Party in violation of the terms of this Section 17.12 shall be null and void and of no legal effect.  Except as otherwise provided herein, this Agreement shall be binding

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

upon and inure to the benefit of the Parties and their successors and permitted assigns under this Section 17.12.

(b)Change of Control.  Notwithstanding anything to the contrary herein, Nektar Assets shall not include (i) any assets Controlled by a Nektar Successor or any of its Affiliates prior to the effective date of a Change of Control of Nektar or (ii) acquired by a Nektar Successor or any of its Affiliates after the effective date of a Change of Control of Nektar, and BMS Assets shall not include (x) any assets Controlled by a BMS Successor or any of its Affiliates prior to the effective date of a Change of Control of BMS or (y) acquired by a BMS Successor or any of its Affiliates after the effective date of a Change of Control of BMS (with BMS Successor and Change of Control of BMS having correlative meanings to Nektar Successor and Change of Control of Nektar, mutatis mutandis).  In the event of a Change of Control of Nektar, certain obligations or rights set forth in each following Sections shall terminate or be modified as set forth therein: 5.5 (Manufacturing Option); 6.4 (Nektar Annual Development Cost Cap); 7.3 (Independent Studies: Rights and Limitations); 8.12 (BMS Combination Commercialization Option); 9.4 (Global Commercial Profit Sharing); and 16.5 (BMS Right to Terminate without Cause).

17.13Headings.  The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

17.14Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such executed signature page shall create a valid and binding obligation of the Party executing it (or on whose behalf such signature page is executed) with the same force and effect as if such executed signature page were an original thereof.

17.15Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of a Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith a substitute legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as possible and as reasonably acceptable to the Parties.

17.16Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Subject to the terms of this Agreement, either Party may use one or more of its Affiliates to perform

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

its obligations and duties hereunder, provided that such Party so notifies the other Party in writing and provided further that such Party shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder.

17.17Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and shall do and cause to be done such further acts and things, including the filing of any assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in order to perfect any license, assignment or other transfer of any properties or rights under or pursuant to this Agreement.

17.18No Benefit to Third Parties.  The representations, warranties and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other parties.

[Signature page follows]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

Nektar TherapeuticsBristol-Myers Squibb Company

By: /s/ Howard W. RobinBy: /s/ Giovanni Caforio

Name: Howard W. RobinName: Giovanni Caforio

Title:   President and Chief Executive OfficerTitle:  Chairman and Chief Executive Officer

Date: February 13, 2018Date: February 13, 2018

Signature Page to Strategic Collaboration Agreement

Index of Exhibits and Schedules

Exhibit A – Share Purchase Agreement

Exhibit B – Investor Agreement

Schedule 1.34 – Clinical Manufacturing Costs

Schedule 1.43 – Collaboration Therapies

Schedule 1.70 – Development Costs

Schedule 1.156(a) – NKTR-214

Schedule 1.156(b)(1) – [***]

Schedule 1.156(b)(2) – [***]

Schedule 3.1 – Initial Joint Development Plan

Schedule 3.4(c) – List of Existing CROs, Investigators and Third Party Contractors

Schedule 5.2(a)(iii) – Third Party Manufacturers

Schedule 5.5(d)(i) – NKTR-214 Technology Transfer by Nektar

Schedule 5.5(d)(ii) – PEG Reagent Technology Transfer by Nektar

Schedule 6.3 – Combined Therapy Collaboration Study Development Cost Allocation

Schedule 7.2 – Current Studies

Schedule 12.5 – Initial Press Release

EXHIBIT A

SHARE PURCHASE AGREEMENT

Please refer to Exhibit 10.1 filed with Nektar Therapeutics’ Current Report on Form 8-K filed with the SEC on February 14, 2018.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit

EXHIBIT B

INVESTOR Agreement

Please refer to Exhibit 4.1 filed with this quarterly report on Form 10-Q.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit

EXECUTION VERSION

Schedule 1.34

Clinical Manufacturing Costs

Subject to JMC approval, Clinical Manufacturing Costs includes the following internal and external costs and expenses related to the Development, Manufacture and supply of the Nektar Compounds for Collaboration Studies, Independent Studies and other Joint Development Plan activities:

A.	Manufacturing process, formulation and delivery system development and validation;
B.	Manufacturing scale-up (including capital expenditures therefor) and improvements;
C.	Stability testing;
D.	Quality assurance/quality control development;
E.	Qualification and validation of Third Party contract manufacturers and subject to the terms and conditions of this Agreement;
F.	Internal costs (including labor) for Manufacture of Nektar Assets; and
G.

External costs (e.g., Third Party manufacturing or supply agreements) for Manufacture of the Nektar Compound and other Nektar Assets (as applicable) for use in clinical studies and other development activities.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

SCHEDULE 1.43

COLLABORATION THERAPIES

No.	Lines and Indications	MOAs / Targets*
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]
10	[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

11	[***]	[***]
12	[***]	[***]
13	[***]	[***]
14	[***]	[***]
15	[***]	[***]
16	[***]	[***]
17	[***]	[***]
18	[***]	[***]
19	[***]	[***]
20	[***]	[***]
21	[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

-	[***]

SCHEDULE 1.70

Development Costs

Development Costs include:

[***]

Development Costs exclude:

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

SCHEDULE 1.156(a)

NKTR-214

The IL-2 pathway agonist NKTR-214 is produced by conjugating [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

SCHEDULE 1.156(b)(1)

[***]

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

SCHEDULE 1.156(b)(2)

[***]

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

EXECUTION VERSION

SCHEDULE 3.1

INITIAL JOINT DEVELOPMENT PLAN

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

EXECUTION VERSION

SCHEDULE 3.4(c)

LIST OF EXISTING CROS, INVESTIGATORS AND THIRD PARTY CONTRACTORS

Vendors/CROs

[***]

Investigators

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

SCHEDULE 5.2(a)(iii)

THIRD PARTY MANUFACTURERS

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

SCHEDULE 5.5(d)(i)

NKTR-214 Technology Transfer by Nektar

In the event that Nektar is required by this Agreement to make a transfer of any Nektar Manufacturing Know-How to a BMS facility and/or a facility of a BMS Third Party contract manufacturer (the “NKTR-214 Contract Manufacturer”) to enable either BMS and/or the NKTR-214 Contract Manufacturer to manufacture NKTR-214 (a “NKTR-214 Technology Transfer” and the Nektar Confidential Information and Nektar Technology to be transferred in any NKTR-214 Technology Transfer the “NKTR-214 Technology”), then the following provisions shall be applicable.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

SCHEDULE 5.5(d)(ii)

PEG Reagent Technology Transfer by Nektar

In the event that Nektar is required by this Agreement to make a transfer of any Nektar Manufacturing Know-How to a BMS Facility and/or a facility of a BMS Third Party contract manufacturer (the “PEG Reagent Contract Manufacturer”) to enable either BMS and/or the PEG Reagent Contract Manufacturer to manufacture the PEG Reagent (a “PEG Technology Transfer” and the Nektar Confidential Information and Nektar Technology to be transferred in any PEG Technology Transfer the “Nektar PEG Technology”), then the following provisions shall be applicable.

[***]

(b)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

Schedule 6.3

Combined Therapy Collaboration Study Development Cost Allocation

Combined Therapy Collaboration Study Development Cost Allocation:

Combinations with Products	Nektar	BMS	Third Party
Doublet with the BMS Compound or any other single BMS Asset or Third Party Asset sourced by BMS	32.5%	67.5%	-
Doublet with any other Nektar Asset or Third Party Asset sourced by Nektar	82.5%	17.5%	-
Triplet with 2 BMS Assets (which may include the BMS Compound)	22%	78%	-
[***]

[***]

In the event that a Collaboration Study includes multi-arm comparative studies that draw on more than one combination described in the above table (e.g., a doublet with a BMS Compound plus a triplet with 1 BMS Asset plus 1 Nektar Asset) the Development Cost allocations between Nektar and BMS shall be a blended rate based on [***].  Using the example from the prior sentence, [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

SCHEDULE 7.2

CURRENT STUDIES

Counterparty / Agreement	Description
PRECLINICAL
[***]	[***]
CLINICAL
[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule

EXECUTION VERSION

SCHEDULE 12.5

INITIAL PRESS RELEASE

Schedule

Bristol-Myers Squibb and Nektar Therapeutics Announce Global Development & Commercialization Collaboration for Nektar’s CD122-biased Agonist, NKTR-214

•	Collaboration to evaluate the full-potential of NKTR-214 plus Opdivo (nivolumab) across numerous tumors, based on promising early data from ongoing Phase 1/2 PIVOT clinical study
•	Establishes a broad joint clinical development plan combining NKTR-214 with Opdivo and Opdivo plus Yervoy (ipilimumab) in registration-enabling trials in more than 20 indications across 9 tumors
•	Bristol-Myers Squibb to pay Nektar $1.85 billion upfront, comprised of $1.0 billion in cash and the purchase of ~8.28 million shares of Nektar stock at $102.60 per share
•	Companies to share global profits on NKTR-214, with Nektar receiving 65% and Bristol-Myers Squibb 35%
•	Nektar to book revenue for worldwide sales of NKTR-214 and retains ability to develop NKTR-214 with other anti-cancer agents
•	Bristol-Myers Squibb obtains exclusive rights in 20 indications across 9 tumors included in the joint clinical development plan for a specified time period

(NEW YORK and SAN FRANCISCO, February 14, 2018) - Bristol-Myers Squibb Company (NYSE:BMY) and Nektar Therapeutics (Nasdaq: NKTR) announced today the companies have executed a global strategic development and commercialization collaboration for Nektar’s lead immuno-oncology program, NKTR-214.  Under the collaboration, the companies will jointly develop and commercialize NKTR-214 in combination with Bristol-Myers Squibb’s Opdivo (nivolumab) and Opdivo plus Yervoy (ipilimumab) in more than 20 indications across 9 tumor types, as well as potential combinations with other anti-cancer agents from either of the respective companies and/or third parties.

NKTR-214, a CD122-biased agonist, is an investigational immuno-stimulatory therapy designed to selectively expand cancer-fighting T cells and natural killer (NK) cells directly in the tumor micro-environment and increase PD-1 expression on those immune cells.

“We are excited to bring our leading capabilities and expertise in developing cancer therapies together with Nektar’s innovative science to jointly develop and commercialize NKTR-214 in combination with Opdivo and Opdivo plus Yervoy,” said Giovanni Caforio, M.D., Chairman and CEO, Bristol-Myers Squibb. “Bristol-Myers Squibb has established Opdivo plus Yervoy as the only approved immunotherapy combination for cancer patients and built a robust oncology pipeline. With this commitment to development of NKTR-214, an investigational therapy designed with a unique approach to harnessing the full potential of the interleukin-2 pathway, we now have a third validated I-O mechanism that has demonstrated a clinical benefit in patients, and holds significant potential to expand the benefits that these immuno-oncology agents can bring to patients with cancer.”

Bristol-Myers Squibb and Nektar have agreed to a joint clinical development plan to evaluate NKTR-214 with Opdivo and Opdivo plus Yervoy in registration-enabling clinical trials in more than 20 indications in 9 tumor types including melanoma, renal cell carcinoma, non-small cell lung cancer, bladder and triple negative breast cancer. Pivotal studies in renal cell carcinoma and melanoma are expected to be initiated in mid-2018.

“Bristol-Myers Squibb, the global leader in immuno-oncology, is the ideal collaborator to enable us to establish NKTR-214 as a backbone immunotherapy in the treatment of cancer,” said Howard Robin, President & CEO of Nektar. "NKTR-214’s ability to grow tumor infiltrating lymphocytes (TILs) in vivo and replenish the immune system is critically important as many patients battling cancer lack sufficient TIL populations to benefit from approved checkpoint inhibitor therapies. This strategic collaboration allows us to very quickly develop NKTR-214 with the leading approved PD-1 immune checkpoint inhibitor in numerous registrational trials.  We look forward to our continued relationship with Bristol-Myers Squibb as we work together to advance cancer treatment for patients around the world."

Transaction Terms

Under the terms of the agreement, Bristol-Myers Squibb will make an upfront cash payment of $1.0 billion and an equity investment of $850 million (8,284,600 shares of Nektar’s common stock at $102.60 per share). Bristol-Myers Squibb has agreed to certain lock-up, standstill and voting provisions on its share ownership for a period of five years subject to certain specified exceptions.

Nektar is also eligible to receive an additional $1.78 billion in milestones, of which $1.43 billion are development and regulatory milestones and the remainder are sales milestones. Nektar will book revenue for worldwide sales of NKTR-214 and the companies will split global profits for NKTR-214 with Nektar receiving 65% and Bristol-Myers Squibb 35%. Bristol-Myers Squibb will retain 100% of product revenues for its own medicines. The parties also will share development costs relative to their ownership interest of medicines included in the trials. For trials in the joint clinical development plan that include NKTR-214 with Opdivo only, the parties will share development costs with 67.5% allocated to Bristol-Myers Squibb and 32.5% allocated to Nektar.  For trials in the joint clinical development plan that include NKTR-214 with Opdivo and Yervoy, the parties will share development costs with 78% allocated to Bristol-Myers Squibb and 22% allocated to Nektar.

Both Bristol-Myers Squibb and Nektar have agreed for a specified period of time to not commence development with overlapping mechanisms of action in the same indications as those included in the joint clinical development plan. The parties are otherwise free to develop NKTR-214 with their own pipeline assets and/or any other third party compounds. Both parties have agreed to initiate registration-enabling studies in the joint clinical development plan within 14 months of the effective date of the agreement, subject to allowable delays.

Both parties will jointly commercialize NKTR-214 on a global basis. Bristol-Myers Squibb will lead global commercialization activities for NKTR-214 combinations with Bristol-Myers Squibb medicines and Nektar will co-commercialize such combinations in the US, major EU markets and Japan. Nektar will lead global commercialization activities for NKTR-214 combinations with either Nektar medicines and/or other third-party medicines.

For Bristol-Myers Squibb, the transactions are expected to be dilutive in 2018 and 2019 to the company’s non-GAAP EPS by $0.05 and $0.20, respectively. Nektar and Bristol-Myers Squibb currently expect to complete the transaction during the second quarter of 2018, subject to the expiration or termination of applicable waiting periods under all applicable US antitrust laws and the satisfaction of other usual and customary closing conditions. Further details of the agreement can be found in Nektar’s Form 8-K filed today with the Securities and Exchange Commission.  Sidley Austin LLP is acting as legal counsel to Nektar for the strategic collaboration agreement and equity investment.

Nektar and Bristol-Myers Squibb entered into a clinical collaboration in September of 2016 to evaluate the potential for the combination of Opdivo and NKTR-214 to show improved and sustained efficacy and tolerability above the current standard of care. The Phase 1/2 PIVOT clinical study is ongoing in over 350 patients with melanoma, kidney, non-small cell lung cancer, bladder, and triple-negative breast cancers.

Nektar Conference Call with Analysts & Investors

Nektar will host a conference call and webcast presentation today, February 14, 2018 at 8:00 a.m. Eastern Time to discuss the transaction. The call can be accessed by dialing (877) 881-2183 (U.S.) or (970) 315-0453 (international), and entering passcode 2289559. To access the live webcast, or the subsequent archived recording, visit the Investor Events section of the Nektar website at http://ir.nektar.com/events-and-presentations/events. The webcast will be available for replay on Nektar’s website for two weeks following the call.

About NKTR-214

NKTR-214 is an experimental therapy designed to stimulate cancer-killing immune cells in the body by targeting CD122 specific receptors found on the surface of these immune cells, known as CD8+ effector T cells and Natural Killer (NK) cells.  Growing these tumor-infiltrating lymphocytes (TILs) in vivo and replenishing the immune system is critically important as many patients battling cancer lack sufficient TIL populations to benefit from approved checkpoint inhibitor therapies. In preclinical studies, treatment with NKTR-214 resulted in a rapid expansion of these cells and mobilization into the tumor micro-environment.1,2  NKTR-214 has an antibody-like dosing regimen similar to the existing checkpoint inhibitor class of approved medicines.

Bristol-Myers Squibb & Immuno-Oncology: Advancing Oncology Research

At Bristol-Myers Squibb, patients are at the center of everything we do. Our vision for the future of cancer care is focused on researching and developing transformational Immuno-Oncology (I-O) medicines for hard-to-treat cancers that could potentially improve outcomes for these patients.

We are leading the scientific understanding of I-O through our extensive portfolio of investigational compounds and approved agents. Our differentiated clinical development program is studying broad patient populations across more than 50 types of cancers with 14 clinical-stage molecules designed to target different immune system pathways. Our deep expertise and innovative clinical trial designs position us to advance I-O/I-O, I-O/chemotherapy, I-O/targeted therapies and I-O radiation therapies across multiple tumors and potentially deliver the next wave of therapies with a sense of urgency. We also continue to pioneer research that will help facilitate a deeper understanding of the role of immune biomarkers and how patients’ tumor biology can be used as a guide for treatment decisions throughout their journey.

We understand making the promise of I-O a reality for the many patients who may benefit from these therapies requires not only innovation on our part but also close collaboration with leading experts in the field. Our partnerships with academia, government, advocacy and biotech companies support our collective goal of providing new treatment options to advance the standards of clinical practice.

About Opdivo

Opdivo is a programmed death-1 (PD-1) immune checkpoint inhibitor that is designed to uniquely harness the body’s own immune system to help restore anti-tumor immune response. By harnessing the body’s own immune system to fight cancer, Opdivo has become an important treatment option across multiple cancers.

Opdivo’s leading global development program is based on Bristol-Myers Squibb’s scientific expertise in the field of Immuno-Oncology and includes a broad range of clinical trials across all phases, including Phase 3, in a variety of tumor types. To date, the Opdivo clinical development program has enrolled more than 25,000 patients. The Opdivo trials have contributed to gaining a deeper understanding of the potential role of biomarkers in patient care, particularly regarding how patients may benefit from Opdivo across the continuum of PD-L1 expression.

In July 2014, Opdivo was the first PD-1 immune checkpoint inhibitor to receive regulatory approval anywhere in the world. Opdivo is currently approved in more than 60 countries, including the United States, the European Union and Japan. In October 2015, the company’s Opdivo and Yervoy combination regimen was the first Immuno-Oncology combination to receive regulatory approval for the treatment of metastatic melanoma and is currently approved in more than 50 countries, including the United States and the European Union.

About Yervoy

Yervoy is a recombinant, human monoclonal antibody that binds to the cytotoxic T-lymphocyte-associated antigen-4 (CTLA-4). CTLA-4 is a negative regulator of T-cell activity. Yervoy binds to CTLA-4 and blocks the interaction of CTLA-4 with its ligands, CD80/CD86. Blockade of CTLA-4 has been shown to augment T-cell activation and proliferation, including the activation and proliferation of tumor infiltrating T-effector cells. Inhibition of CTLA-4 signaling can also reduce T-regulatory cell function, which may contribute to a general increase in T-cell responsiveness, including the anti-tumor immune response. On March 25, 2011, the U.S. Food and Drug Administration (FDA) approved Yervoy 3 mg/kg monotherapy for patients with unresectable or metastatic melanoma. Yervoy is approved for unresectable or metastatic melanoma in more than 50 countries. There is a broad, ongoing development program in place for Yervoy spanning multiple tumor types.

U.S. FDA-APPROVED INDICATIONS FOR OPDIVO ®

OPDIVO® (nivolumab) as a single agent is indicated for the treatment of patients with BRAF V600 mutation-positive unresectable or metastatic melanoma. This indication is approved under accelerated approval based on progression-free survival. Continued approval for this indication may be contingent upon verification and description of clinical benefit in the confirmatory trials.

OPDIVO® (nivolumab) as a single agent is indicated for the treatment of patients with BRAF V600 wild-type unresectable or metastatic melanoma.

OPDIVO® (nivolumab), in combination with YERVOY® (ipilimumab), is indicated for the treatment of patients with unresectable or metastatic melanoma. This indication is approved under accelerated approval based on progression-free survival. Continued approval for this indication may be contingent upon verification and description of clinical benefit in the confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of patients with metastatic non-small cell lung cancer (NSCLC) with progression on or after platinum-based chemotherapy. Patients with EGFR or ALK genomic tumor aberrations should have disease progression on FDA-approved therapy for these aberrations prior to receiving OPDIVO.

OPDIVO® (nivolumab) is indicated for the treatment of patients with advanced renal cell carcinoma (RCC) who have received prior anti-angiogenic therapy.

OPDIVO® (nivolumab) is indicated for the treatment of adult patients with classical Hodgkin lymphoma (cHL) that has relapsed or progressed after autologous hematopoietic stem cell transplantation (HSCT) and brentuximab vedotin or after 3 or more lines of systemic therapy that includes autologous HSCT. This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN) with disease progression on or after platinum-based therapy.

OPDIVO® (nivolumab) is indicated for the treatment of patients with locally advanced or metastatic urothelial carcinoma who have disease progression during or following platinum-containing chemotherapy or have disease progression within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy. This indication is approved under accelerated approval based on tumor response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of adult and pediatric (12 years and older) patients with microsatellite instability high (MSI-H) or mismatch repair deficient (dMMR) metastatic colorectal cancer (CRC) that has progressed following treatment with a fluoropyrimidine, oxaliplatin, and irinotecan. This indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of patients with hepatocellular carcinoma (HCC) who have been previously treated with sorafenib. This indication is approved under accelerated approval based on tumor response rate and durability of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in the confirmatory trials.

OPDIVO® (nivolumab) is indicated for the adjuvant treatment of patients with melanoma with involvement of lymph nodes or metastatic disease who have undergone complete resection.

IMPORTANT SAFETY INFORMATION

WARNING: IMMUNE-MEDIATED ADVERSE REACTIONS

YERVOY can result in severe and fatal immune-mediated adverse reactions. These immune-mediated reactions may involve any organ system; however, the most common severe immune-mediated adverse reactions are enterocolitis, hepatitis, dermatitis (including toxic epidermal necrolysis), neuropathy, and endocrinopathy. The majority of these immune-mediated reactions initially manifested during treatment; however, a minority occurred weeks to months after discontinuation of YERVOY.

Assess patients for signs and symptoms of enterocolitis, dermatitis, neuropathy, and endocrinopathy and evaluate clinical chemistries including liver function tests (LFTs), adrenocorticotropic hormone (ACTH) level, and thyroid function tests at baseline and before each dose.

Permanently discontinue YERVOY and initiate systemic high-dose corticosteroid therapy for severe immune-mediated reactions.

Immune-Mediated Pneumonitis

OPDIVO can cause immune-mediated pneumonitis. Fatal cases have been reported. Monitor patients for signs with radiographic imaging and for symptoms of pneumonitis. Administer corticosteroids for Grade 2 or more severe pneumonitis. Permanently discontinue for Grade 3 or 4 and withhold until resolution for Grade 2. In patients receiving OPDIVO monotherapy, fatal cases of immune-mediated pneumonitis have occurred. Immune-mediated pneumonitis occurred in 3.1% (61/1994) of patients. In patients receiving OPDIVO with YERVOY, immune-mediated pneumonitis occurred in 6% (25/407) of patients.

In Checkmate 205 and 039, pneumonitis, including interstitial lung disease, occurred in 6.0% (16/266) of patients receiving OPDIVO. Immune-mediated pneumonitis occurred in 4.9% (13/266) of patients receiving OPDIVO: Grade 3 (n=1) and Grade 2 (n=12).

Immune-Mediated Colitis

OPDIVO can cause immune-mediated colitis. Monitor patients for signs and symptoms of colitis. Administer corticosteroids for Grade 2 (of more than 5 days duration), 3, or 4 colitis. Withhold OPDIVO monotherapy for Grade 2 or 3 and permanently discontinue for Grade 4 or recurrent colitis upon re-initiation of OPDIVO. When administered with YERVOY, withhold OPDIVO and YERVOY for Grade 2 and permanently discontinue for Grade 3 or 4 or recurrent colitis. In patients receiving OPDIVO monotherapy, immune-mediated colitis occurred in 2.9% (58/1994) of patients. In patients receiving OPDIVO with YERVOY, immune-mediated colitis occurred in 26% (107/407) of patients including three fatal cases.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe, life-threatening, or fatal (diarrhea of ≥7 stools above baseline, fever, ileus, peritoneal signs; Grade 3-5) immune-mediated enterocolitis occurred in 34 (7%) patients. Across all YERVOY-treated patients in that study (n=511), 5 (1%) developed intestinal perforation, 4 (0.8%) died as a result of complications, and 26 (5%) were hospitalized for severe enterocolitis.

Immune-Mediated Hepatitis

OPDIVO can cause immune-mediated hepatitis. Monitor patients for abnormal liver tests prior to and periodically during treatment. Administer corticosteroids for Grade 2 or greater transaminase elevations. For patients without HCC, withhold OPDIVO for Grade 2 and permanently discontinue OPDIVO for Grade 3 or 4. For patients with HCC, withhold OPDIVO and administer corticosteroids if AST/ALT is within normal limits at baseline and increases to >3 and up to 5 times the upper limit of normal (ULN), if AST/ALT is >1 and up to 3 times ULN at baseline and increases to >5 and up to 10 times the ULN, and if AST/ALT is >3 and up to 5 times ULN at baseline and increases to >8 and up to 10 times the ULN. Permanently discontinue OPDIVO and administer corticosteroids if AST or ALT increases to >10 times the ULN or total bilirubin increases >3 times the ULN. In patients receiving OPDIVO monotherapy, immune-mediated hepatitis occurred in 1.8% (35/1994) of patients. In patients receiving OPDIVO with YERVOY, immune-mediated hepatitis occurred in 13% (51/407) of patients.

In Checkmate 040, immune-mediated hepatitis requiring systemic corticosteroids occurred in 5% (8/154) of patients receiving OPDIVO.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe, life-threatening, or fatal hepatotoxicity (AST or ALT elevations >5x the ULN or total bilirubin elevations >3x the ULN; Grade 3-5) occurred in 8 (2%) patients, with fatal hepatic failure in 0.2% and hospitalization in 0.4%.

Immune-Mediated Neuropathies

In a separate Phase 3 study of YERVOY 3 mg/kg, 1 case of fatal Guillain-Barré syndrome and 1 case of severe (Grade 3) peripheral motor neuropathy were reported.

Immune-Mediated Endocrinopathies

OPDIVO can cause immune-mediated hypophysitis, immune-mediated adrenal insufficiency, autoimmune thyroid disorders, and Type 1 diabetes mellitus. Monitor patients for signs and symptoms of hypophysitis, signs and symptoms of adrenal insufficiency, thyroid function prior to and periodically during treatment, and hyperglycemia. Administer hormone replacement as clinically indicated and corticosteroids for Grade 2 or greater hypophysitis. Withhold for Grade 2 or 3 and permanently discontinue for Grade 4 hypophysitis. Administer corticosteroids for Grade 3 or 4 adrenal insufficiency. Withhold for Grade 2 and permanently discontinue for Grade 3 or 4 adrenal insufficiency. Administer hormone-replacement therapy for hypothyroidism. Initiate medical management for control of hyperthyroidism. Withhold OPDIVO for Grade 3 and permanently discontinue for Grade 4 hyperglycemia.

In patients receiving OPDIVO monotherapy, hypophysitis occurred in 0.6% (12/1994) of patients. In patients receiving OPDIVO with YERVOY, hypophysitis occurred in 9% (36/407) of patients. In patients receiving OPDIVO monotherapy, adrenal insufficiency occurred in 1% (20/1994) of patients. In patients receiving OPDIVO with YERVOY, adrenal insufficiency occurred in 5% (21/407) of patients. In patients receiving OPDIVO monotherapy, hypothyroidism or thyroiditis resulting in hypothyroidism occurred in 9% (171/1994) of patients. Hyperthyroidism occurred in 2.7% (54/1994) of patients receiving OPDIVO monotherapy. In patients receiving OPDIVO with YERVOY, hypothyroidism or thyroiditis resulting in hypothyroidism occurred in 22% (89/407) of patients. Hyperthyroidism occurred in 8% (34/407) of patients receiving OPDIVO with YERVOY. In patients receiving OPDIVO monotherapy, diabetes occurred in 0.9% (17/1994) of patients. In patients receiving OPDIVO with YERVOY, diabetes occurred in 1.5% (6/407) of patients.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe to life-threatening immune-mediated endocrinopathies (requiring hospitalization, urgent medical intervention, or interfering with activities of daily living; Grade 3-4) occurred in 9 (1.8%) patients. All 9 patients had hypopituitarism, and some had additional concomitant endocrinopathies such as adrenal insufficiency, hypogonadism, and hypothyroidism. 6 of the 9 patients were hospitalized for severe endocrinopathies.

Immune-Mediated Nephritis and Renal Dysfunction

OPDIVO can cause immune-mediated nephritis. Monitor patients for elevated serum creatinine prior to and periodically during treatment. Administer corticosteroids for Grades 2-4 increased serum creatinine. Withhold OPDIVO for Grade 2 or 3 and permanently discontinue for Grade 4 increased serum creatinine. In patients receiving OPDIVO monotherapy, immune-mediated nephritis and renal dysfunction occurred in 1.2% (23/1994) of patients. In patients receiving OPDIVO with YERVOY, immune-mediated nephritis and renal dysfunction occurred in 2.2% (9/407) of patients.

Immune-Mediated Skin Adverse Reactions and Dermatitis

OPDIVO can cause immune-mediated rash, including Stevens-Johnson syndrome (SJS) and toxic epidermal necrolysis (TEN), some cases with fatal outcome. Administer corticosteroids for Grade 3 or 4 rash. Withhold for Grade 3 and permanently discontinue for Grade 4 rash. For symptoms or signs of SJS or TEN, withhold OPDIVO and refer the patient for specialized care for assessment and treatment; if confirmed, permanently discontinue. In patients receiving OPDIVO monotherapy, immune-mediated rash occurred in 9% (171/1994) of patients. In patients receiving OPDIVO with YERVOY, immune-mediated rash occurred in 22.6% (92/407) of patients.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe, life-threatening, or fatal immune-mediated dermatitis (eg, Stevens-Johnson syndrome, toxic epidermal necrolysis, or rash complicated by full thickness dermal ulceration, or necrotic, bullous, or hemorrhagic manifestations; Grade 3-5) occurred in 13 (2.5%) patients. 1 (0.2%) patient died as a result of toxic epidermal necrolysis. 1 additional patient required hospitalization for severe dermatitis.

Immune-Mediated Encephalitis

OPDIVO can cause immune-mediated encephalitis. Evaluation of patients with neurologic symptoms may include, but not be limited to, consultation with a neurologist, brain MRI, and lumbar puncture. Withhold OPDIVO in patients with new-onset moderate to severe neurologic signs or symptoms and evaluate to rule out other causes. If other etiologies are ruled out, administer corticosteroids and permanently discontinue OPDIVO for immune-mediated encephalitis. In patients receiving OPDIVO monotherapy, encephalitis occurred in 0.2% (3/1994) of patients. Fatal limbic encephalitis occurred in one patient after 7.2 months of exposure despite discontinuation of OPDIVO and administration of corticosteroids. Encephalitis occurred in one patient receiving OPDIVO with YERVOY (0.2%) after 1.7 months of exposure.

Other Immune-Mediated Adverse Reactions

Based on the severity of the adverse reaction, permanently discontinue or withhold OPDIVO, administer high-dose corticosteroids, and, if appropriate, initiate hormone-replacement therapy.

Across clinical trials of OPDIVO monotherapy or in combination with YERVOY, the following clinically significant immune-mediated adverse reactions, some with fatal outcome, occurred in <1.0% of patients receiving OPDIVO: myocarditis, rhabdomyolysis, myositis, uveitis, iritis, pancreatitis, facial and abducens nerve paresis, demyelination, polymyalgia rheumatica, autoimmune neuropathy, Guillain-Barré syndrome, hypopituitarism, systemic inflammatory response syndrome, gastritis, duodenitis, sarcoidosis, histiocytic necrotizing lymphadenitis (Kikuchi lymphadenitis), motor dysfunction, vasculitis, and myasthenic syndrome.

Infusion Reactions

OPDIVO can cause severe infusion reactions, which have been reported in <1.0% of patients in clinical trials. Discontinue OPDIVO in patients with Grade 3 or 4 infusion reactions. Interrupt or slow the rate of infusion in patients with Grade 1 or 2. In patients receiving OPDIVO monotherapy, infusion-related reactions occurred in 6.4% (127/1994) of patients. In patients receiving OPDIVO with YERVOY, infusion-related reactions occurred in 2.5% (10/407) of patients.

Complications of Allogeneic HSCT after OPDIVO

Complications, including fatal events, occurred in patients who received allogeneic HSCT after OPDIVO. Outcomes were evaluated in 17 patients from Checkmate 205 and 039, who underwent allogeneic HSCT after discontinuing OPDIVO (15 with reduced-intensity conditioning, 2 with myeloablative conditioning). Thirty-five percent (6/17) of patients died from complications of allogeneic HSCT after OPDIVO. Five deaths occurred in the setting of severe or refractory GVHD. Grade 3 or higher acute GVHD was reported in 29% (5/17) of patients. Hyperacute GVHD was reported in 20% (n=2) of patients. A steroid-requiring febrile syndrome, without an identified infectious cause, was reported in 35% (n=6) of patients. Two cases of encephalitis were reported: Grade 3 (n=1) lymphocytic encephalitis without an identified infectious cause, and Grade 3 (n=1) suspected viral encephalitis. Hepatic veno-occlusive disease (VOD) occurred in one patient, who received reduced-intensity conditioned allogeneic HSCT and died of GVHD and multi-organ failure. Other cases of hepatic VOD after reduced-intensity conditioned allogeneic HSCT have also been reported in patients with lymphoma who received a PD-1 receptor blocking antibody before transplantation. Cases of fatal hyperacute GVHD have also been reported. These complications may occur despite intervening therapy between PD-1 blockade and allogeneic HSCT.

Follow patients closely for early evidence of transplant-related complications such as hyperacute GVHD, severe (Grade 3 to 4) acute GVHD, steroid-requiring febrile syndrome, hepatic VOD, and other immune-mediated adverse reactions, and intervene promptly.

Embryo-Fetal Toxicity

Based on their mechanisms of action, OPDIVO and YERVOY can cause fetal harm when administered to a pregnant woman. Advise pregnant women of the potential risk to a fetus. Advise females of reproductive potential to use effective contraception during treatment with an OPDIVO- or YERVOY- containing regimen and for at least 5 months after the last dose of OPDIVO.

Lactation

It is not known whether OPDIVO or YERVOY is present in human milk. Because many drugs, including antibodies, are excreted in human milk and because of the potential for serious adverse reactions in nursing infants from an OPDIVO-containing regimen, advise women to discontinue breastfeeding during treatment. Advise women to discontinue nursing during treatment with YERVOY and for 3 months following the final dose.

Serious Adverse Reactions

In Checkmate 037, serious adverse reactions occurred in 41% of patients receiving OPDIVO (n=268). Grade 3 and 4 adverse reactions occurred in 42% of patients receiving OPDIVO. The most frequent Grade 3 and 4 adverse drug reactions reported in 2% to <5% of patients receiving OPDIVO were abdominal pain, hyponatremia, increased aspartate aminotransferase, and increased lipase. In Checkmate 066, serious adverse reactions occurred in 36% of patients receiving OPDIVO (n=206). Grade 3 and 4 adverse reactions occurred in 41% of patients receiving OPDIVO. The most frequent Grade 3 and 4 adverse reactions reported in ≥2% of patients receiving OPDIVO were gamma-glutamyltransferase increase (3.9%) and diarrhea (3.4%). In Checkmate 067, serious adverse reactions (73% and 37%), adverse reactions leading to permanent discontinuation (43% and 14%) or to dosing delays (55% and 28%), and Grade 3 or 4 adverse reactions (72% and 44%) all occurred more frequently in the OPDIVO plus YERVOY arm (n=313) relative to the OPDIVO arm (n=313). The most frequent (≥10%) serious adverse reactions in the OPDIVO plus YERVOY arm and the OPDIVO arm, respectively, were diarrhea (13% and 2.6%), colitis (10% and 1.6%), and pyrexia (10% and 0.6%). In Checkmate 017 and 057, serious adverse reactions occurred in 46% of patients receiving OPDIVO (n=418). The most frequent serious adverse reactions reported in at least 2% of patients receiving OPDIVO were pneumonia, pulmonary embolism, dyspnea, pyrexia, pleural effusion, pneumonitis, and respiratory failure. In Checkmate 025, serious adverse reactions occurred in 47% of patients receiving OPDIVO (n=406). The most frequent serious adverse reactions reported in ≥2% of patients were acute kidney injury, pleural effusion, pneumonia, diarrhea, and hypercalcemia. In Checkmate 205 and 039, adverse reactions leading to discontinuation occurred in 7% and dose delays due to adverse reactions occurred in 34% of patients (n=266). Serious adverse reactions occurred in 26% of patients. The most frequent serious adverse reactions reported in ≥1% of patients were pneumonia, infusion-related reaction, pyrexia, colitis or diarrhea, pleural effusion, pneumonitis, and rash. Eleven patients died from causes other than disease progression: 3 from adverse reactions within 30 days of the last OPDIVO dose, 2 from infection 8 to 9 months after completing OPDIVO, and 6 from complications of allogeneic HSCT. In Checkmate 141, serious adverse reactions occurred in 49% of patients receiving OPDIVO (n=236). The most frequent serious adverse reactions reported in at least 2% of patients receiving OPDIVO were pneumonia, dyspnea, respiratory failure, respiratory tract infection, and sepsis. In Checkmate 275, serious adverse reactions occurred in 54% of patients receiving OPDIVO (n=270). The most frequent serious adverse reactions reported in at least 2% of patients receiving OPDIVO were urinary tract infection, sepsis, diarrhea, small intestine obstruction, and general physical health deterioration. In Checkmate 040, serious adverse reactions occurred in 49% of patients (n=154). The most frequent serious adverse reactions reported in at least 2% of patients were pyrexia, ascites, back pain, general physical health deterioration, abdominal pain, and pneumonia. In Checkmate 238, Grade 3 or 4 adverse reactions occurred in 25% of OPDIVO-treated patients (n=452). The most frequent Grade 3 and 4 adverse reactions reported in at least 2% of OPDIVO-treated patients were diarrhea and increased lipase and amylase. Serious adverse reactions occurred in 18% of OPDIVO-treated patients.

Common Adverse Reactions

In Checkmate 037, the most common adverse reaction (≥20%) reported with OPDIVO (n=268) was rash (21%). In Checkmate 066, the most common adverse reactions (≥20%) reported with OPDIVO (n=206) vs dacarbazine (n=205) were fatigue (49% vs 39%), musculoskeletal pain (32% vs 25%), rash (28% vs 12%), and pruritus (23% vs 12%). In Checkmate 067, the most common (≥20%) adverse reactions in the OPDIVO plus YERVOY arm (n=313) were fatigue (59%), rash (53%), diarrhea (52%), nausea (40%), pyrexia (37%), vomiting (28%), and dyspnea (20%). The most common (≥20%) adverse reactions in the OPDIVO (n=313) arm were fatigue (53%), rash (40%), diarrhea (31%), and nausea (28%). In Checkmate 017 and 057, the most common adverse reactions (≥20%) in patients receiving OPDIVO (n=418) were fatigue, musculoskeletal pain, cough, dyspnea, and decreased appetite. In Checkmate 025, the most common adverse reactions (≥20%) reported in patients receiving OPDIVO (n=406) vs everolimus (n=397) were asthenic conditions (56% vs 57%), cough (34% vs 38%), nausea (28% vs 29%), rash (28% vs 36%), dyspnea (27% vs 31%), diarrhea (25% vs 32%), constipation (23% vs 18%), decreased appetite (23% vs 30%), back pain (21% vs 16%), and arthralgia (20% vs 14%). In Checkmate 205 and 039, the most common adverse reactions (≥20%) reported in patients receiving OPDIVO (n=266) were upper respiratory tract infection (44%), fatigue (39%), cough (36%), diarrhea (33%), pyrexia (29%), musculoskeletal pain (26%), rash (24%), nausea (20%) and pruritus (20%). In Checkmate 141, the most common adverse reactions (≥10%) in patients receiving OPDIVO (n=236) were cough and dyspnea at a higher incidence than investigator’s choice. In Checkmate 275, the most common adverse reactions (≥ 20%) reported in patients receiving OPDIVO (n=270) were fatigue (46%), musculoskeletal pain (30%), nausea (22%), and decreased appetite (22%). In Checkmate 040, the most common adverse reactions (≥20%) in patients receiving OPDIVO (n=154) were fatigue (38%), musculoskeletal pain (36%), abdominal pain (34%), pruritus (27%), diarrhea (27%), rash (26%), cough (23%), and decreased appetite (22%). In Checkmate 238, the most common adverse reactions (≥20%) reported in OPDIVO-treated patients (n=452) vs ipilimumab-treated patients (n=453) were fatigue (57% vs 55%), diarrhea (37% vs 55%), rash (35% vs 47%), musculoskeletal pain (32% vs 27%), pruritus (28% vs 37%), headache (23% vs 31%), nausea (23% vs 28%), upper respiratory infection (22% vs 15%), and abdominal pain (21% vs 23%). The most common immune-mediated adverse reactions were rash (16%), diarrhea/colitis (6%), and hepatitis (3%). The most common adverse reactions (≥20%) in patients who received OPDIVO as a single agent were fatigue, rash, musculoskeletal pain, pruritus, diarrhea, nausea, asthenia, cough, dyspnea, constipation, decreased appetite, back pain, arthralgia, upper respiratory tract infection, pyrexia, headache, and abdominal pain.

In a separate Phase 3 study of YERVOY 3 mg/kg, the most common adverse reactions (≥5%) in patients who received YERVOY at 3 mg/kg were fatigue (41%), diarrhea (32%), pruritus (31%), rash (29%), and colitis (8%).

Checkmate Trials and Patient Populations

Checkmate 067 – advanced melanoma alone or in combination with YERVOY; Checkmate 037 and 066 – advanced melanoma; Checkmate 017 – squamous non-small cell lung cancer (NSCLC); Checkmate 057 – non-squamous NSCLC; Checkmate 025 – renal cell carcinoma; Checkmate 205/039 – classical Hodgkin lymphoma; Checkmate 141 – squamous cell carcinoma of the head and neck; Checkmate 275 – urothelial carcinoma; Checkmate 040 – hepatocellular carcinoma; CheckMate 238 – adjuvant treatment of melanoma.

Please see U.S. Full Prescribing Information for OPDIVO and YERVOY, including Boxed WARNING regarding immune-mediated adverse reactions for YERVOY.

About the Bristol-Myers Squibb and Ono Pharmaceutical Co., Ltd. Collaboration

In 2011, through a collaboration agreement with Ono Pharmaceutical Co., Ltd. (Ono), Bristol-Myers Squibb expanded its territorial rights to develop and commercialize Opdivo globally except in Japan, South Korea and Taiwan, where Ono had retained all rights to the compound at the time. On July 23, 2014, Bristol-Myers Squibb and Ono further expanded the companies’ strategic collaboration agreement to jointly develop and commercialize multiple immunotherapies – as single agents and combination regimens – for patients with cancer in Japan, South Korea and Taiwan.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.

Bristol-Myers Squibb Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the collaboration with Nektar will progress as contemplated in this release or that NKTR-214, alone or in combination with Opdivo or Opdivo plus Yervoy will receive regulatory approval for the treatment of cancer. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb's business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb's Annual Report on Form 10-K for the year ended December 31, 2017 in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Nektar Therapeutics

Nektar Therapeutics is a biopharmaceutical company with a robust, wholly-owned R&D pipeline of investigational medicines in oncology, immunology and pain as well as a portfolio of approved partnered medicines. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Nektar Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the therapeutic potential of NKTR-214, the therapeutic potential of NKTR-214 in combination with OPDIVO, the development plans and timing related to NKTR-214, and the potential of our technology and drug candidates in our research and development pipeline.  Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of NKTR-214 in combination with Opdivo are based on findings and observations from ongoing clinical studies and these finding and observations will evolve over time as more data emerges from the studies; (ii) NKTR-214 is in early-stage clinical development and the risk of failure remains high and failure can unexpectedly occur due to efficacy, safety, economic, commercial or other unpredictable factors; (iii) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iv) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of applying our technology platform to potential new drug candidates (such as NKTR-214) is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (v) patents may not issue from our patent applications for our drug candidates including NKTR-214, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vi) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact (for Bristol-Myers Squibb):

Media:

Ken Dominski, 609-252-5251, ken.dominski@bms.com

Lisa McCormick Lavery, 609-252-7602, lisa.mccormicklavery@bms.com

Investors:

Tim Power, 609-252-7509, timothy.power@bms.com

Bill Szablewski, 609-252-5894, william.szablewski@bms.com

Contacts (for Nektar):

Investors:

Jennifer Ruddock of Nektar Therapeutics

415-482-5585

Media:

Dan Budwick of 1AB

973-271-6085
dan@1abmedia.com

Jennifer Paganelli of Pure Communications
347-658-8290
jpaganelli@purecommunications.com

1.Charych, D., et al., Cancer Res. 2013;73(8 Suppl):Abstract nr 482 and Data on file.

2.Hoch U, at al. AACR; Mol Cancer Ther. 2013;12(11 Suppl):Abstract nr B296.